As filed with the Securities and Exchange Commission on October 19, 2007

Registration Statement No. 333-145846

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PEOPLE’S UNITED FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	6035	20-8447891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Klein

Chairman, Chief Executive Officer and President

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

V. Gerard Comizio, Esq. Matthew Dyckman, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW Washington, DC 20006 (202) 347-8400	William P. Mayer, Esq. Lisa R. Haddad, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	John C. Murphy, Jr., Esq. Derek M. Bush, Esq. Cleary Gottlieb Steen & Hamilton LLP 2000 Pennsylvania Avenue, NW Washington, DC 20006 (202) 974-1500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, par value $0.01 per share	53,010,159	N/A	$834,786,045	$25,628

(1)	The maximum number of shares of People’s United Financial common stock estimated to be issuable upon the completion of the People’s United Financial/Chittenden merger described herein. This number is based on the number of shares of Chittenden common stock outstanding, reserved for issuance under various plans, or issuable upon the completion of the Chittenden Corporation/Community Bank & Trust Company merger, as of August 30, 2007 and the exchange of each such share of Chittenden common stock for cash and shares of People’s United Financial common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial and Chittenden.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Chittenden common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $34.475, the average of the high and low prices per share of Chittenden common stock on August 30, 2007, as quoted on the New York Stock Exchange, multiplied by (2) 53,598,519, the maximum number of shares of Chittenden common stock which may be exchanged in the merger, less (B) the amount of cash paid by the Registrant in exchange for shares of Chittenden common stock (which equals $1,013,022,898).
(3)	Paid with initial filing of Registration Statement on Form S-4 on August 31, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. People’s United Financial may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and People’s United Financial is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

October 18, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Chittenden Corporation to be held in the Chittenden Room, Two Burlington Square, Main Floor, Burlington, Vermont 05401 on November 28, 2007, at 10:30 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement under which Chittenden will merge with and into People’s United Financial, Inc.

If the merger agreement is approved and the merger is subsequently completed, each share of Chittenden common stock will be converted into the right to receive merger consideration having a value equal to the sum of $20.35, plus 0.8775 multiplied by the average closing sale price of People’s United Financial common stock during the five trading days before completion of the merger. Subject to election and proration procedures described in this document, you will be entitled to elect to receive your merger consideration in the form of People’s United Financial common stock, cash or a combination of both.

The value of the merger consideration will fluctuate with the market price of People’s United Financial common stock. People’s United Financial common stock is traded on the NASDAQ Global Select Market under the trading symbol “PBCT,” and on October 17, 2007, the closing sale price of People’s United Financial common stock was $17.17 per share. A chart showing the cash and common stock merger consideration at various hypothetical average closing sale prices of People’s United Financial common stock is provided on page [    ] of this document.

The merger cannot be completed unless the stockholders of Chittenden approve the merger agreement. The Chittenden board of directors unanimously adopted and approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Chittenden and its stockholders, and accordingly unanimously recommends that stockholders vote “FOR” approval of the merger agreement.

This document serves as the proxy statement for the special meeting of stockholders of Chittenden and the prospectus for the shares of People’s United Financial common stock to be issued in the merger, and includes detailed information about the special meeting, the merger, and the documents related to the merger. We urge you to read this entire document carefully, including the discussion in the section titled “Risk Factors” beginning on page [    ]. You can also obtain information about Chittenden and People’s United Financial from documents that have been filed with the Securities and Exchange Commission.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed proxy card. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. The failure to vote will have the same effect as a vote against approval of the merger agreement.

Sincerely,

Paul A. Perrault
Chairman, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of People’s United Financial common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of People’s United Financial common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated [                    ], 2007, and is first being mailed to Chittenden stockholders on or about October 23, 2007.

REFERENCE TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about People’s United Financial and Chittenden from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain copies of those documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 (203) 338-7171 Attn: Debbie A. Healey, Investor Relations	Chittenden Corporation P.O. Box 820 Burlington, Vermont 05402-0820 (802) 658-4000 Attn: F. Sheldon Prentice, Secretary

If you would like to request documents, please do so by November 20, 2007 to receive them before the special meeting of Chittenden stockholders.

See also the section in this document titled “Where You Can Find More Information” beginning on page [    ].

CHITTENDEN CORPORATION

Two Burlington Square

Burlington, Vermont 05401

(802) 659-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 28, 2007

A special meeting of stockholders of Chittenden Corporation will be held in the Chittenden Room, Two Burlington Square, Main Floor, Burlington, Vermont 05401 on November 28, 2007, at 10:30 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial, Inc. and Chittenden, a copy of which is attached as Appendix A to the accompanying document;

2. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3. To consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The Chittenden board of directors has fixed the close of business on October 17, 2007 as the record date for the special meeting. Accordingly, only stockholders of record on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The affirmative vote of holders of at least a majority of the shares of Chittenden common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Chittenden stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Chittenden common stock under applicable provisions of Vermont law. A copy of the applicable Vermont statutory provisions is included as Appendix D to the accompanying document, and a summary of these provisions can be found under the section titled “The Merger—Dissenters’ Rights” beginning on page [    ].

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you do not vote in person or by proxy, the effect will be a vote against approval of the merger agreement.

By Order of the Board of Directors,

F. Sheldon Prentice
Secretary

Burlington, Vermont

October 18, 2007

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

i

ii

APPENDICES

AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 26, 2007, BY AND BETWEEN PEOPLE’S UNITED FINANCIAL, INC. AND CHITTENDEN CORPORATION	A-1

FAIRNESS OPINION OF J.P. MORGAN SECURITIES INC.	B-1

FAIRNESS OPINION OF LEHMAN BROTHERS INC.	C-1

CHAPTER 13 OF THE VERMONT BUSINESS CORPORATION ACT—DISSENTERS’ RIGHTS	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:	People’s United Financial, Inc. and Chittenden Corporation have agreed to the acquisition of Chittenden by People’s United Financial under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A. In order to complete the merger, Chittenden stockholders must vote to approve the merger agreement. Chittenden will hold a special meeting of its stockholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of Chittenden stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Chittenden common stock without attending the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Chittenden will merge with and into People’s United Financial, with People’s United Financial being the surviving corporation.

Q:	What will I receive in the merger?

A:	You will receive merger consideration in a per share amount equal to $20.35 plus the product of 0.8775 times the five-day average closing sale price of People’s United Financial common stock on the NASDAQ Global Select Market ending on the day before the completion of the merger. You may elect to receive your merger consideration in cash, People’s United Financial common stock, or a combination of both. However, the form of merger consideration you actually receive may differ from the form of consideration you elect to receive. This is because the aggregate amount of cash that will be paid as consideration in the merger is fixed. As a result, if more Chittenden stockholders make valid elections to receive either People’s United Financial common stock or cash than is available as merger consideration under the merger agreement, those Chittenden stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. As explained in more detail in this document, whether you make a cash election or a stock election, the value of the consideration you receive as of the date of completion of the merger will be substantially the same.

Q:	Will I receive any fractional shares of People’s United Financial common stock as part of the merger consideration?

A:	No. People’s United Financial will not issue any fractional shares of People’s United Financial common stock in the merger. Instead, People’s United Financial will pay you the cash value of a fractional share measured by the average of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending on the day before the completion of the merger.

Q:	How do I make an election as to the form of merger consideration I wish to receive?

A:	No later than 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Chittenden and People’s United Financial), we will mail to you separately an election form and letter of transmittal for the surrender of your Chittenden stock certificates in exchange for the merger consideration. Along with those documents, you will receive detailed instructions describing the procedures you must follow to make your election. We also will publicly announce the election deadline, which will be before the closing date for the merger. As a result, you will not know before your election decision the exact value of the consideration to be received in the merger.

We are not making any recommendation to you as to whether or not you should elect to receive cash, shares of People’s United Financial common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can I elect to receive my merger consideration in the form of cash with respect to a portion of my Chittenden shares and People’s United Financial common stock with respect to the rest of my Chittenden shares?

A:	Yes. The election form and letter of transmittal will permit you, subject to the proration procedures described in this document, to receive at your election:

•	all of your merger consideration in the form of shares of People’s United Financial common stock;

•	all of your merger consideration in the form of cash; or

•	a portion of your merger consideration in cash and the remaining portion in shares of People’s United Financial common stock.

Please see the examples set forth in the section of this document titled “The Merger Agreement—Proration” beginning on page [    ] of this document.

Q:	Will I be able to trade the shares of People’s United Financial common stock that I receive in the merger?

A:	You may freely trade the shares of People’s United Financial common stock issued in the merger, unless you are an affiliate of Chittenden. The shares will be quoted on the NASDAQ Global Select Market under the symbol “PBCT.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater stockholders) of Chittenden must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of People’s United Financial common stock that they receive in the merger. We will notify you if we believe you are an affiliate of Chittenden.

Q:	What will happen to shares of People’s United Financial common stock in the merger?

A:	Nothing. Each share of People’s United Financial common stock outstanding will remain outstanding as a share of People’s United Financial common stock.

Q:	What are the material federal income tax consequences of the merger to me?

A:	In general, if you are a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] of this document) and exchange all of your shares of Chittenden common stock for shares of People’s United Financial common stock, you will not recognize either gain or loss for federal income tax purposes, except with respect to cash received in lieu of fractional shares of People’s United Financial common stock. If you are a U.S. holder and exchange your shares of Chittenden common stock for a combination of cash and People’s United Financial common stock, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger; or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of People’s United Financial common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of Chittenden common stock. If you exchange all of your shares of Chittenden common stock solely for cash in the merger, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than, in the case of a dissenting stockholder, amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and your tax basis in the Chittenden common stock surrendered. Any capital gain or loss recognized generally will be long-term capital gain or loss if you held the shares of Chittenden common stock for more than one year at the time the merger is completed. Long-term gain of an individual generally is subject to a maximum U.S. federal income tax of 15%. For a more detailed discussion of the U.S. federal income tax consequences of the merger and certain requirements, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] of this document.

The above described tax treatment may not apply to all Chittenden stockholders. We strongly urge you to consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Q:	What are the conditions to completion of the merger?

A:	The obligations of People’s United Financial and Chittenden to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by Chittenden stockholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by Chittenden stockholders at the special meeting. However, if the conditions are satisfied or waived during December 2007, the merger agreement provides that the merger will be postponed until January 2008, but no later than the end of the first full week of January 2008. Because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	What stockholder approvals are required to complete the merger?

A:	For Chittenden, the affirmative vote of holders of at least a majority of the shares of Chittenden common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. For People’s United Financial, no approval of stockholders is needed and no vote will be taken.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Chittenden will be held in the Chittenden Room, Two Burlington Square, Main Floor, Burlington, Vermont 05401 on November 28, 2007, at 10:30 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, Chittenden stockholders will consider and vote upon a proposal to approve the merger agreement and consider and act upon any other matters as may properly come before the special meeting. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Does the Chittenden board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, the Chittenden board of directors unanimously recommends that Chittenden stockholders vote “FOR” approval of the merger agreement.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page [ ].

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this document, including its annexes. It contains important information about the merger, the merger agreement, People’s United Financial and Chittenden. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares of Chittenden common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares of Chittenden common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Chittenden common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Chittenden board of directors requests that you return the proxy card accompanying this document, all Chittenden stockholders are invited to attend the special meeting. Stockholders of record on October 17, 2007 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:	Yes. If you have not voted through your broker, bank or other nominee, you can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

•	You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of Chittenden, stating that you revoke your proxy.

•	You may sign and deliver to the secretary of Chittenden a new proxy card relating to the same shares and bearing a later date.

•	You may properly cast a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Chittenden at the following address:

Chittenden Corporation

P.O. Box 820

Burlington, Vermont 05402-0820

Attn: F. Sheldon Prentice, Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Yes. Under applicable Vermont law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Chittenden common stock. To exercise these rights, you must:

•	deliver to Chittenden before the special meeting written notice of your intent to exercise these rights with respect to your shares if the merger is completed;

•	not vote your shares in favor of approval of the merger agreement; and

•	follow the applicable statutory procedures for perfecting dissenters’ rights under Vermont law. A copy of the relevant statutory provisions is attached to this document as Appendix D.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for making your election for all cash, all People’s United Financial common stock or a combination of cash and People’s United Financial common stock for your shares of Chittenden common stock, and for surrendering your shares of Chittenden common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about People’s United Financial and Chittenden from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page [ ].

Q:	Whom should I call with questions?

A:	You may contact People’s United Financial or Chittenden at the telephone numbers listed under “Where You Can Find More Information” on page [ ] of this document. In each case, please ask to speak with the persons identified in that section. You may also contact Georgeson, Inc. at 1-866-574-4074.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page [    ] of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “People’s United Financial” refers to People’s United Financial, Inc. and “Chittenden” refers to Chittenden Corporation; and “we,” “us” and “our” collectively refer to People’s United Financial and Chittenden. Also, we refer to the merger between People’s United Financial and Chittenden as the “merger” and the Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial and Chittenden as the “merger agreement.”

THE COMPANIES (see page [    ])

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

Through its subsidiaries, People’s United Financial offers a full range of financial services, primarily in the state of Connecticut, to individuals, corporate, municipal and institutional customers. At June 30, 2007, People’s United Financial had total consolidated assets of approximately $13.8 billion, loans of approximately $9.0 billion, deposits of approximately $9.1 billion and stockholders’ equity of approximately $4.5 billion.

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

(802) 658-4000

Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector. Chittenden operates throughout New England and adjoining areas and has six subsidiary banks. At June 30, 2007, Chittenden had total consolidated assets of approximately $6.9 billion, net loans of approximately $5.0 billion, deposits of approximately $5.7 billion, and stockholders’ equity of approximately $723.3 million.

THE MERGER (see page [    ])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this document. Please carefully read the merger agreement, as it is the legal document that governs the merger.

Chittenden Will Merge into People’s United Financial

We propose a merger of Chittenden with and into People’s United Financial. People’s United Financial will survive the merger.

Chittenden Stockholders Will Receive Cash and/or Shares of People’s United Financial Common Stock in the Merger depending on their Election and any Proration (see pages [    ]-[    ])

Chittenden stockholders will have the right to elect to receive merger consideration for each of their shares of Chittenden common stock in the form of cash, shares of People’s United Financial common stock or a combination of both, subject to proration in the circumstances described below. In the event of proration, a Chittenden stockholder may receive a portion of the merger consideration in a form other than that which such stockholder elected.

The value of the merger consideration will fluctuate with the market price of People’s United Financial common stock and will be determined based on the five-day average closing sale price on the NASDAQ Global Select Market of People’s United Financial common stock ending on the last trading day before the completion of the merger. As explained in more detail in this document, whether a Chittenden stockholder makes a cash election or a stock election, the value of the consideration that such stockholder receives as of the date of completion of the merger will be substantially the same based on the average People’s United Financial closing sale price used to calculate the merger consideration. A Chittenden stockholder may specify different elections with respect to different shares that such stockholder holds. For example, a Chittenden stockholder who owns 100 shares of Chittenden common stock may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

As an example, based on the average of the closing sale prices of People’s United Financial common stock for the five trading days ended on October 17, 2007, for each share of Chittenden common stock held, a Chittenden stockholder would receive either approximately $35.829 in cash or 2.0311 shares of People’s United Financial common stock, subject to possible proration. We will compute the actual amount of cash and number of shares of People’s United Financial common stock that each Chittenden stockholder will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement—Consideration To Be Received in the Merger” beginning on page [    ] of this document.

Set forth below is a table showing a hypothetical range of five-day average closing sale prices for shares of People’s United Financial common stock and the corresponding consideration that a Chittenden stockholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether a Chittenden stockholder makes a cash election or a stock election, that Chittenden stockholder may nevertheless receive a mix of cash and stock.

People’s United Financial Common Stock	Chittenden Common Stock
			Stock Election: Stock Consideration Per Share
Hypothetical Five-Day Average Closing Sale Prices	Cash Election: Cash Consideration Per Share	OR	Shares of People’s United Financial Common Stock	Market Value(*)
$22.00	$39.655		1.8025	$39.655
21.00	38.778		1.8465	38.778
20.00	37.900		1.8950	37.900
19.00	37.023		1.9486	37.023
18.00	36.145		2.0081	36.145
17.00	35.268		2.0746	35.268
16.00	34.390		2.1494	34.390
15.00	33.513		2.2342	33.513
14.00	32.635		2.3311	32.635
13.00	31.758		2.4429	31.758
12.00	30.880		2.5733	30.880

(*)	Market value based on hypothetical five-day average closing sale prices on the NASDAQ Global Select Market of People’s United Financial common stock.

The examples above are illustrative only. The value of the merger consideration that a Chittenden stockholder actually receives will be based on the actual five-day average closing sale price on the NASDAQ Global Select Market of People’s United Financial common stock prior to completion of the merger, as described above. The actual average closing sale price may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of Chittenden common stock may not be shown in the above table. Chittenden does not have the right to terminate the merger agreement in the event of a decrease in the trading price of People’s United Financial common stock.

Regardless of Whether Chittenden Stockholders Make a Cash Election or a Stock Election, Chittenden Stockholders May Nevertheless Receive a Mix of Cash and Stock (see pages [    ]-[    ])

The aggregate number of shares of People’s United Financial common stock expected to be issued in the merger is approximately 44.2 million, based on the number of shares of Chittenden common stock outstanding on October 17, 2007 and the number of shares of Chittenden common stock expected to be issued in Chittenden’s planned acquisition of Community Bank & Trust Company, and the aggregate amount of cash that will be paid in the merger is fixed at $1,013,022,898 (subject to a reduction in the amount of $67,675,757 in the event that Chittenden’s planned acquisition of Community Bank & Trust Company is not completed). As a result, if more Chittenden stockholders make valid elections to receive either People’s United Financial common stock or cash than is available as merger consideration under the merger agreement, those Chittenden stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

If shares of Chittenden common stock are issued upon the exercise of outstanding Chittenden stock options, upon vesting of other stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of People’s United Financial common stock to be issued as consideration in the merger will be increased accordingly. The aggregate amount of cash payable as merger consideration will remain fixed at $1,013,022,898 (subject to a reduction in the amount of $67,675,757 in the event that Chittenden’s planned acquisition of Community Bank & Trust Company is not completed).

What Holders of Chittenden Stock Options and Other Equity-Based Awards Will Receive (see page [    ])

Immediately before we complete the merger, any outstanding Chittenden stock options granted under Chittenden’s stock option and incentive plans will be cancelled, and each option holder will be entitled to receive cash equal to the number of Chittenden shares subject to that holder’s option(s), multiplied by the excess, if any, of the per-share value of the merger consideration over the per-share exercise price of that holder’s option, less any required withholding taxes.

At the effective time of the merger, each outstanding performance share award granted under Chittenden’s Performance Share Program will be exchanged for an amount of cash determined in accordance with a formula contained in the merger agreement. For a summary of this formula see “The Merger Agreement—Stock Options and Other Stock-Based Awards” beginning on page [    ] of this document.

In Order To Make a Valid Election, Chittenden Stockholders Must Properly Complete and Deliver the Form of Election that Will Be Sent at a Later Date (see pages [    ]-[    ])

Chittenden stockholders will receive at a later date a form of election with instructions for making cash and stock elections. Chittenden stockholders must properly complete and deliver to the exchange agent a form of election along with their stock certificates (or a properly completed notice of guaranteed delivery). The form of election will also include delivery instructions with respect to any shares they may hold in book-entry form. Chittenden stockholders should NOT send their stock certificates with their proxy card.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline. Since the actual election deadline is not currently known, People’s United Financial will issue a press release announcing the date of the election deadline as promptly as practicable after the election deadline is determined. For further details on the determination of the election deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election” beginning on page [    ] of this document. Once Chittenden stockholders have tendered their Chittenden stock certificates to the exchange agent, they may not transfer their shares of Chittenden common stock represented by those stock certificates until the merger is completed, unless they revoke their election by written notice to the exchange agent that is received prior to the election deadline. If the merger is not completed and the merger agreement is terminated, all elections will automatically be deemed to be revoked and all stock certificates will be returned by the exchange agent.

If Chittenden stockholders fail to submit a properly completed form of election, together with their Chittenden stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, they will be deemed not to have made an election. As non-electing holders, they will be paid merger consideration in an amount per share that is equivalent in value to the amount paid per share to holders making elections. However, the merger consideration received by non-electing holders may be paid all in cash, all in People’s United Financial common stock, or in part cash and in part People’s United Financial common stock, depending on the remaining pool of cash and People’s United Financial common stock available for paying merger consideration after honoring the cash elections and stock elections that other Chittenden stockholders have made, and without regard to any preference of the non-electing holder.

Dividend Policy of People’s United Financial; Dividends from Chittenden (see page [    ])

The holders of People’s United Financial common stock receive dividends as and when declared by the People’s United Financial board of directors out of statutory surplus or from net profits. People’s United Financial declared quarterly cash dividends of $0.12 per share of common stock for each of the last two quarters in 2006 and for the first quarter of 2007, and a dividend of $0.1333 per share of common stock for the second and third quarters of 2007. Following the completion of the merger, subject to approval and declaration by the People’s United Financial board of directors, People’s United Financial expects to continue paying quarterly cash dividends on a basis consistent with past practices.

Prior to completion of the merger, Chittenden stockholders will continue to receive any regular quarterly dividends declared and paid by Chittenden, at a rate not to exceed $0.22 per share of Chittenden common stock. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Dividends and Distributions” on page [    ] of this document.

Source of Funds

People’s United Financial’s obligation to complete the merger is not conditioned upon People’s United Financial obtaining financing. People’s United Financial anticipates that approximately $1.1 billion will be required to pay the aggregate cash merger consideration to Chittenden stockholders and option holders. People’s United Financial intends to finance the cash component of the transaction through internal cash resources.

Chittenden’s Financial Advisors have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to Chittenden Stockholders (see pages [    ])

J.P. Morgan Securities Inc., or JPMorgan, has provided an opinion to the Chittenden board of directors, dated as of June 26, 2007, that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of Chittenden common stock in the merger was fair, from a financial point of view, to such stockholders. Similarly, Lehman Brothers Inc., or Lehman Brothers, has provided an opinion to the Chittenden board of directors, dated as of June 26, 2007, that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be offered to the holders of Chittenden common stock in the merger was fair, from a financial point of view, to such stockholders. We have attached to this document the full text of JPMorgan’s opinion as Appendix B and of Lehman Brothers’ opinion as Appendix C, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan and Lehman Brothers in connection with their respective opinions. We urge you to read the opinions in their entirety. The opinions of JPMorgan and Lehman Brothers are addressed to the board of directors of Chittenden, are directed only to the consideration to be paid in the merger and do not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger agreement. Pursuant to engagement letters between Chittenden and each of JPMorgan and Lehman Brothers, Chittenden has agreed to pay each of JPMorgan and Lehman Brothers a fee, a substantial portion of which is payable only upon completion of the merger.

The Chittenden Board of Directors Recommends that Chittenden Stockholders Vote “FOR” Approval of the Merger Agreement (see page [    ])

The Chittenden board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Chittenden and its stockholders and accordingly unanimously recommends that Chittenden stockholders vote “FOR” the proposal to approve the merger agreement.

In determining whether to approve the merger agreement, the Chittenden board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Chittenden board of directors also considered the factors described under “The Merger—Recommendation of the Chittenden Board of Directors and Reasons for the Merger” beginning on page [    ] of this document.

Interests of Chittenden’s Executive Officers and Directors in the Merger (see pages [    ]-[    ])

Some of the directors and executive officers of Chittenden have financial interests in the merger that are different from, or in addition to, the interests of other Chittenden stockholders generally. These interests include rights of executive officers under change of control agreements with Chittenden, rights under Chittenden’s equity-based benefit programs and awards, and rights to continued indemnification and insurance coverage by People’s United Financial after the merger for acts and omissions occurring before the merger. In addition, People’s United Financial entered into an employment agreement with Paul A. Perrault, Chairman, President and Chief Executive Officer of Chittenden, under which, effective as of the completion of the merger, Mr. Perrault will be employed by People’s United Financial as Vice Chairman and a member of People’s United Financial’s executive officer group, as described more fully under “Interests of Chittenden’s Executive Officers and Directors in the Merger—Employment Agreements-Employment Agreement with Paul A. Perrault” beginning on page [    ] of this document. In addition, in connection with the execution of the merger agreement, People’s United Financial agreed to offer to enter into an employment agreement with the president of each Chittenden bank as described more fully under “Interests of Chittenden’s Executive Officers and Directors in the Merger—Employment Agreements-Employment Agreements with Chittenden Bank Presidents” on page [    ] of this document.

The Chittenden board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Board of Directors after the Merger (see page [    ])

Upon completion of the merger, People’s United Financial will take such actions as may be reasonably required to appoint two independent directors of Chittenden to the People’s United Financial board of directors. The independent Chittenden directors to serve on the People’s United Financial board had not been selected as of the date of this document.

Non-Solicitation (see pages [    ]-[    ])

Chittenden has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Chittenden may respond to unsolicited proposals in certain circumstances if required by the Chittenden board of directors’ fiduciary duties. Chittenden must promptly notify People’s United Financial if it receives any acquisition proposals.

Conditions to Complete the Merger (see pages [    ]-[    ])

Each of People’s United Financial’s and Chittenden’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions, including:

•	the approval of the merger agreement by Chittenden stockholders;

•	the approval of the listing of People’s United Financial common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

•

the effectiveness of the registration statement with respect to the People’s United Financial common stock to be issued in the merger under the Securities Act of 1933, and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of People’s United Financial’s and Chittenden’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•

the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger and the merger of each Chittenden bank with new bank subsidiaries of People’s United Bank, referred to as the “bank mergers”; and

•

the other company’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

People’s United Financial’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that would reasonably be expected to have a material adverse effect on People’s United Financial, and the condition that Chittenden has either completed its acquisition of Community Bank & Trust Company or terminated its merger agreement with Community Bank & Trust Company.

Termination of the Merger Agreement (see page [    ])

People’s United Financial and Chittenden may mutually agree at any time to terminate the merger agreement without completing the merger, even if Chittenden stockholders have approved the merger agreement. Also, either of People’s United Financial or Chittenden can terminate the merger agreement in various circumstances, including the following:

•

if a governmental entity which must grant a regulatory approval as a condition to the merger or a bank merger denies approval of the merger or a bank merger or any governmental entity has issued an order prohibiting the merger or any of the bank mergers and such action has become final and non-appealable;

•	if the merger is not completed by June 26, 2008 (other than because of a breach of the merger agreement caused by the party seeking termination);

•

if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if the Chittenden stockholders do not approve the merger agreement.

Additionally, People’s United Financial may terminate the merger agreement if:

•	Chittenden has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page [ ] of this document; or

•

the Chittenden board has failed to recommend in this proxy statement the approval of the merger agreement, or has withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, in any manner adverse to People’s United Financial, its recommendation to Chittenden stockholders, or has made any statement in connection with the meeting of its stockholders to be held for the purpose of obtaining stockholder approval of the merger agreement that is inconsistent with stockholder approval, or the Chittenden board has recommended any alternative transaction proposals with third parties or failed to call a meeting of its stockholders for the purpose of obtaining stockholder approval of the merger agreement.

Chittenden may also terminate the merger agreement if it enters into a “Superior Proposal” as described under “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page [    ] of this document, so long as it pays a termination fee of $65 million.

Termination Fee (see page [    ])

Chittenden has agreed to pay a termination fee of $65 million to People’s United Financial if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page [    ] of this document.

Dissenters’ Rights (see pages [    ])

Under Vermont law, Chittenden stockholders have the right to dissent from the merger and seek cash for the appraised value of their shares of Chittenden common stock. To exercise these rights, Chittenden stockholders must follow carefully the procedures described in Appendix D and summarized at pages [    ] of this document.

Chittenden Will Hold a Special Meeting of Stockholders on November 28, 2007 (see page [    ])

Chittenden will hold a special meeting of stockholders in the Chittenden Room, Two Burlington Square, Main Floor, Burlington, Vermont 05401 on November 28, 2007 at 10:30 a.m., local time. At the special meeting, Chittenden stockholders will be asked:

•	to approve the merger agreement;

•	to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the Chittenden special meeting if you owned Chittenden common stock at the close of business on October 17, 2007. On that date, there were 46,708,041 shares of Chittenden common stock outstanding and entitled to vote, approximately 1.42% of which were owned and entitled to be voted by Chittenden directors and executive officers and their affiliates. You can cast one vote for each share of Chittenden common stock you owned on that date. In order to approve the merger agreement, the holders of a majority of the outstanding shares of Chittenden common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Merger (see pages [    ])

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Office of Thrift Supervision and various state regulatory authorities. People’s United Financial and Chittenden have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

The Merger Generally Will Be Tax-Free to Holders of Chittenden Common Stock to the Extent They Receive People’s United Financial Common Stock (see pages [    ])

The exchange by U.S. holders of Chittenden common stock for People’s United Financial common stock has been structured to be generally tax-free for U.S. federal income tax purposes, except that:

•	U.S. holders of Chittenden common stock that receive both cash and People’s United Financial common stock generally will recognize gain, but not loss, to the extent of the cash received; the gain recognized will be equal to the lesser of the excess, if any, of the sum of the cash and the fair market value of the People’s United Financial common stock received in the merger, over the tax basis in the shares of Chittenden common stock surrendered by the U.S. holder in the merger, or the amount of cash received;

•

U.S. holders of Chittenden common stock that receive only cash generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the Chittenden common stock surrendered; and

•

U.S. holders of Chittenden common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of People’s United Financial common stock that the former Chittenden stockholders would otherwise be entitled to receive.

Holders of Chittenden common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE [    ])

People’s United Financial common stock is listed on the NASDAQ Global Select Market under the trading symbol “PBCT” and Chittenden common stock is listed on the New York Stock Exchange under the symbol “CHZ.” The following table presents the closing sale prices of People’s United Financial common stock and Chittenden common stock on June 26, 2007, the last trading day before we announced the merger agreement, and on October 17, 2007, the last practicable date prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of Chittenden common stock on those dates, calculated by multiplying the closing sale price of People’s United Financial common stock on those dates by 1.9652 and 2.0627, respectively, each representing the number of shares of People’s United Financial common stock that Chittenden stockholders electing to receive People’s United Financial common stock would receive in the merger for each share of Chittenden common stock, assuming that the average of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the completion of the merger was the closing sale price of People’s United Financial common stock on June 26, 2007 and October 17, 2007, respectively, and assuming no proration.

Date	People’s United Financial Closing Price	Chittenden Closing Price	Equivalent Per Share Value
June 26, 2007	$18.71	$28.24	$36.768
October 17, 2007	$17.17	$34.92	$35.417

The market prices of both People’s United Financial common stock and Chittenden common stock will fluctuate prior to the merger. You should obtain current stock price quotations for People’s United Financial common stock and Chittenden common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Comparative Per Share Information

The table on the following page presents, for both People’s United Financial and Chittenden, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis. The preliminary pro forma information was prepared as if the merger had become effective on January 1, 2006.

The preliminary pro forma information assumes that the merger consideration consisted of approximately $1.0 billion in cash and approximately 43.8 million shares of People’s United Financial common stock. The number of shares of People’s United Financial common stock was calculated based on (1) the number of shares of Chittenden common stock outstanding on July 19, 2007; (2) the number of shares of Chittenden common stock expected to be issued upon completion of its pending acquisition of Community Bank & Trust Company; and (3) the $18.71 closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before announcement of the merger. Using those assumptions, the value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash would have been exchangeable for 1.9652 shares of People’s United Financial common stock.

The preliminary pro forma equivalent per share information shown for Chittenden in the following table was obtained by multiplying the pro forma per share amounts shown for People’s United Financial by the exchange ratio of 1.9652. The actual exchange ratio will depend on the average closing sale price of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before completion of the merger. This average value may differ, perhaps substantially, from the closing sale price of People’s United Financial common stock on June 26, 2007. The actual number of shares to be issued by People’s United Financial in the merger will also depend on the number of shares of Chittenden common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record Chittenden’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Chittenden’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Chittenden as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide People’s United Financial with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United Financial and Chittenden, which are incorporated into this document by reference. People’s United Financial per common share data at or for the year ended December 31, 2006 has been adjusted to reflect the exchange of each share of People’s United Bank common stock for 2.1 shares of People’s United Financial common stock in connection with the second-step conversion effective April 16, 2007. See “—People’s United Financial Selected Historical Financial and Operating Data” below.

	At or For The Six Months Ended June 30, 2007	At or For The Year Ended December 31, 2006
People’s United Financial
Basic earnings per common share
Historical	$0.16	$0.42
Pro forma	0.17	0.55
Diluted earnings per common share
Historical	0.16	0.41
Pro forma	0.17	0.55
Dividends declared per common share
Historical	0.25	0.46
Pro forma	0.25	0.46
Book value per common share
Historical	15.50	4.49
Pro forma	15.92	N/A

Chittenden
Basic earnings per common share
Historical	$0.64	$1.85
Pro forma equivalent	0.33	1.08
Diluted earnings per common share
Historical	0.64	1.83
Pro forma equivalent	0.33	1.08
Dividends declared per common share
Historical	0.42	0.78
Pro forma equivalent	0.49	0.90
Book value per common share
Historical	15.57	14.79
Pro forma equivalent	31.29	N/A

Comparative Stock Prices and Dividends

People’s United Financial common stock is listed on the NASDAQ Global Select Market under the trading symbol “PBCT.” Prior to People’s United Bank and People’s Mutual Holdings completing their second-step conversion from a mutual holding company structure to a fully-public stock holding company structure on April 16, 2007, People’s United Bank common stock was listed on the NASDAQ Global Select Market under the trading symbol “PBCT.” Chittenden common stock is listed on the New York Stock Exchange under the trading symbol “CHZ.” The following table sets forth, for the periods indicated, the high and low sale prices per share of People’s United Financial common stock as reported by the NASDAQ Global Select Market and the high and low sale prices per share of Chittenden common stock as reported on the New York Stock Exchange. The table also provides information as to dividends declared per share of People’s United Financial common stock and Chittenden common stock.

	People’s United Financial			Chittenden
	Sale Prices		Dividend Per Share	Sale Prices		Dividend Per Share
	High	Low		High	Low
2005
First Quarter	$13.33	$11.42	$0.09	$29.03	$25.54	$0.18
Second Quarter	14.51	12.51	0.10	27.70	23.85	0.18
Third Quarter	16.07	13.41	0.10	29.55	25.77	0.18
Fourth Quarter	15.99	13.74	0.10	30.30	24.47	0.18

2006
First Quarter	$16.11	$14.29	$0.10	$29.78	$27.00	$0.18
Second Quarter	16.43	14.70	0.12	29.44	25.01	0.20
Third Quarter	19.60	15.19	0.12	29.69	24.60	0.20
Fourth Quarter	21.62	18.69	0.12	31.40	28.16	0.20

2007
First Quarter	$22.81	$19.78	$0.12	$31.96	$29.28	$0.20
Second Quarter	21.38	17.56	0.13	36.00	27.70	0.22
Third Quarter	18.62	14.78	0.13	35.82	31.86	0.22
Fourth Quarter (through October 17, 2007)	18.60	16.97	—	35.93	34.69	—

Common stock sale prices and dividend per share figures in the table above for People’s United Financial for the periods prior to the second quarter of 2007 reflect the historical sale prices and dividend information for People’s United Bank as adjusted to reflect the exchange of each share of People’s United Bank common stock for 2.1 shares of People’s United Financial common stock upon completing the second-step conversion on April 16, 2007.

People’s United Financial expects that after the completion of the merger, subject to approval and declaration by the People’s United Financial board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The current annualized rate of distribution on a share of People’s United Financial common stock is $0.5332 per share.

Chittenden expects to continue to declare quarterly cash dividends on Chittenden common stock until the merger is completed, subject to the terms and conditions of the merger agreement. Holders of Chittenden common stock will stop receiving cash dividends with respect to shares of Chittenden common stock upon the completion of the merger, when the separate corporate existence of Chittenden will cease.

People’s United Financial Selected Historical Financial and Operating Data

The selected historical financial data presented below under “Selected Financial Condition Data,” “Selected Operating Data,” and “Selected Financial Ratios and Other Data” at each of the dates or for each of the periods presented, except for the information at or for the periods ended June 30, 2007 and 2006 (which has not been audited), is derived in part from the audited consolidated financial statements of People’s United Bank. On April 16, 2007, People’s United Bank and People’s Mutual Holdings completed their second-step conversion from a mutual holding company structure to a fully-public stock holding company structure. People’s Mutual Holdings merged with and into People’s United Bank, with People’s United Bank as the surviving entity, and People’s United Bank became a wholly-owned subsidiary of People’s United Financial.

The following information is only a summary and you should read it in conjunction with People’s United Financial’s Annual Report on Form 10-K for the year ended December 31, 2006, which includes People’s United Bank’s audited consolidated financial statements and related notes, and is incorporated by reference into this document. Common share data for all periods prior to June 30, 2007 (except total dividend payout ratio) has been adjusted to reflect the exchange of each share of People’s United Bank common stock for 2.1 shares of People’s United Financial common stock. See “Where You Can Find More Information” beginning on page [    ] of this document.

	At June 30, 2007	At December 31,
		2006	2005	2004	2003	2002
	(In millions)
Selected Financial Condition Data:
Total assets(1)	$13,822	$10,687	$10,933	$10,718	$11,672	$12,261
Loans	9,047	9,372	8,573	7,933	7,105	6,675
Short-term investments(1)	3,655	225	57	24	72	269
Securities, net	70	77	1,363	2,071	2,405	3,230
Allowance for loan losses	73	74	75	73	71	69
Deposits	9,091	9,083	9,083	8,862	8,714	8,426
Core deposits	9,054	9,040	8,954	8,756	8,519	8,229
Borrowings	—	4	295	341	1,516	2,437
Subordinated notes	65	65	109	122	253	252
Stockholders’ equity(1)	4,504	1,340	1,289	1,200	1,002	940
Non-performing assets	18	23	22	29	34	36

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In millions)
Selected Operating Data:
Net interest income—FTE(2)	$227.3	$190.1	$382.4	$370.0	$327.4	$284.3	$318.5
Provision for loan losses	2.6	(2.1)	3.4	8.6	13.3	16.7	22.2
Fee-based revenues	76.3	75.3	153.0	151.5	142.9	143.0	136.2
Net security losses	—	(4.0)	(27.2)	(0.1)	(4.7)	(0.6)	(3.3)
All other non-interest income(3)	12.8	10.3	21.6	21.9	13.5	23.9	16.3
Non-interest expense(4)	243.8	174.2	346.9	344.4	479.7	346.0	341.5
Income (loss) from continuing operations	46.2	66.1	121.7	125.9	(5.6)	62.7	67.7
Income (loss) from discontinued operations(5)	0.9	1.6	2.3	11.2	205.3	1.1	(12.3)
Net income	47.1	67.7	124.0	137.1	199.7	63.8	55.4

(1)	The increases from December 31, 2006 primarily reflect the net proceeds of $3.3 billion from the sale of 172.2 million shares of People’s United Financial common stock in connection with the second-step conversion completed on April 16, 2007.
(2)	Fully taxable equivalent basis.
(3)	Includes an $8.1 million gain on sale of branches for the year ended December 31, 2005.
(4)	Includes a $60.0 million contribution to The People’s United Community Foundation for the six months ended June 30, 2007. Includes liability restructuring costs of $2.7 million, $133.4 million and $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.
(5)	Includes an after-tax gain on sale of $6.2 million for the year ended December 31, 2005 and $198.5 million for the year ended December 31, 2004 related to the sale of People’s United Bank’s credit card business in March 2004.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)	0.78%	1.24%	1.15%	1.27%	1.86%	0.54%	0.47%
Return on average stockholders’ equity(1)	3.50	10.40	9.40	11.10	17.60	6.60	5.90
Net interest margin(2)	4.10	3.80	3.87	3.68	3.33	2.89	3.24
Net interest rate spread	3.69	3.68	3.75	3.59	3.25	2.84	3.28
Efficiency ratio	57.4	62.0	61.3	62.8	69.2	76.4	71.3
Average interest-earning assets to average interest-bearing liabilities	157.7	138.7	138.6	140.1	139.5	130.5	120.0

Per Common Share Data(3):
Basic earnings per share	$0.16	$0.22	$0.42	$0.46	$0.68	$0.22	$0.19
Diluted earnings per share	0.16	0.22	0.41	0.46	0.68	0.22	0.19
Cash dividends paid per share(4)	0.25	0.22	0.46	0.40	0.36	0.32	0.30
Book value (end of period)	15.50	4.45	4.49	4.33	4.06	3.42	3.22
Tangible book value (end of period)	15.14	4.09	4.13	3.98	3.69	3.03	2.83
Total dividend payout ratio(4)	115.0%	42.8%	48.3%	38.3%	22.9%	63.7%	67.4%

Capital Ratios:
Average stockholders’ equity to average assets	29.7%	12.0%	12.3%	11.5%	10.6%	8.2%	8.0%
Stockholders’ equity to total assets	32.6	12.1	12.5	11.8	11.2	8.6	7.7
Tangible stockholders’ equity to total assets	31.8	11.1	11.6	10.8	10.2	7.6	6.7

Regulatory Capital Ratios(5):
Leverage capital	24.3%	11.5%	12.0%	11.2%	10.5%	8.0%	7.4%
Tier 1 capital	33.9	14.8	14.8	14.8	14.6	9.9	9.1
Total risk-based capital	35.1	16.4	16.1	16.4	16.7	13.1	12.5

Assets Quality Ratios:
Non-performing loans to total loans	0.20%	0.31%	0.24%	0.25%	0.35%	0.48%	0.52%
Non-performing assets to total assets	0.13	0.26	0.21	0.20	0.27	0.29	0.29
Non-performing assets to total loans, real estate owned and repossessed assets	0.20	0.31	0.24	0.26	0.36	0.48	0.53
Net loan charge-offs (recoveries) to average loans(2)	0.09	(0.03)	0.05	0.07	0.15	0.22	0.42
Allowance for loan losses to non-performing loans	404.8	266.8	327.9	352.5	264.6	208.4	198.2
Allowance for loan losses to total loans	0.80	0.82	0.79	0.87	0.91	0.99	1.04

(1)	Calculated based on net income for all periods. Six month ratios are presented on an annualized basis.
(2)	Six month ratios are presented on an annualized basis.
(3)	Common share data has been adjusted (except total dividend payout ratio) to reflect the exchange of each share of People’s United Bank common stock for 2.1 shares of People’s United Financial common stock upon completing the second-step conversion.
(4)	Reflects the waiver of dividends on the substantial majority of the common shares owned by People’s Mutual Holdings for all periods ended prior to April 16, 2007.
(5)	Regulatory capital ratios are presented for People’s United Bank, not for People’s United Financial. These ratios are calculated in accordance with Office of Thrift Supervision regulations as of December 31, 2006 and June 30, 2007, respectively, and Federal Deposit Insurance Corporation regulations for all prior period ends.

People’s United Financial Non-GAAP Financial Measures and Reconciliation to GAAP

In addition to evaluating People’s United Financial’s results of operations in accordance with U.S. generally accepted accounting principles, or GAAP, management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, core deposits and purchased funds. Management believes such non-GAAP financial measures provide information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts.

Management utilizes core deposits and purchased funds as non-GAAP financial measures to supplement its analysis of People’s United Financial’s business performance. Core deposits is a measure of stable funding sources and is defined as total deposits, other than brokered certificates of deposit (acquired in the wholesale market) and municipal deposits (which are seasonally variable by nature). Purchased funds include borrowings, brokered certificates of deposit and municipal deposits.

Although management believes that the above-mentioned non-GAAP financial measures enhance investors’ understanding of People’s United Financial’s operating performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

The following tables provide reconciliations between GAAP and non-GAAP financial measures:

	At June 30, 2007	At December 31,
		2006	2005	2004	2003	2002
	(In millions)
Deposits	$9,091	$9,083	$9,083	$8,862	$8,714	$8,426
Less:
Municipal deposits	37	43	129	106	125	77
Brokered certificates of deposit	—	—	—	—	70	120

Core deposits	$9,054	$9,040	$8,954	$8,756	$8,519	$8,229

	At June 30, 2007	At December 31,
		2006	2005	2004	2003	2002
	(In millions)
Borrowings	$—	$4	$295	$341	$1,516	$2,437
Plus:
Municipal deposits	37	43	129	106	125	77
Brokered certificates of deposit	—	—	—	—	70	120

Purchased funds	$37	$47	$424	$447	$1,711	$2,634

In addition to the above non-GAAP financial measures, management uses the efficiency ratio to monitor its operating efficiency compared to its peers. The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of total non-interest expense (excluding goodwill impairment charges, amortization of acquisition-related intangibles, losses on real estate assets and nonrecurring expenses) (the numerator) to net interest income plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and nonrecurring income) (the denominator). People’s United Financial generally considers an item of income or expense to be nonrecurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years. Management considers the efficiency ratio to be more representative of People’s United Financial’s ongoing operating efficiency, as the excluded items are generally related to external market conditions and non-routine transactions.

The following table summarizes People’s United Financial’s efficiency ratio derived from amounts reported in the consolidated statements of income incorporated by reference into this document.

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in millions)
Total non-interest expense	$346.9	$344.4	$479.7	$346.0	$341.5
Less:
Amortization of other acquisition-related intangibles	1.1	1.8	3.4	3.5	3.1
Loss on sale of reverse repurchase agreements	0.3	—	—	—	—
Severance-related charges	1.2	—	—	—	—
RC Knox settlement	0.9	—	—	—	—
Goodwill impairment charge	—	2.0	—	—	—
Accelerated vesting of stock options charge	—	0.7	—	—	—
Liability restructuring costs	—	2.7	133.4	1.2	—
Non-recurring compensation costs	—	—	6.7	—	—
Other	0.3	0.1	1.6	0.2	2.6

Total	$343.1	$337.1	$334.6	$341.1	$335.8

Net interest income(1)	$382.4	$370.0	$327.4	$284.3	$318.5
Total non-interest income	147.4	173.3	151.7	166.3	149.2
Add:
BOLI FTE adjustment(1)	4.6	1.8	—	—	—
Net security losses	27.2	0.1	4.7	0.6	3.3
Less:
Interest from completed IRS audit	0.6	—	—	4.3	—
Gain on sale of assets	0.7	8.1	—	—	—
MasterCard common stock redemption	0.7	—	—	—	—
Other	—	0.3	0.1	0.3	—

Total	$559.6	$536.8	$483.7	$446.6	$471.0

Efficiency ratio	61.3%	62.8%	69.2%	76.4%	71.3%

(1)	Fully taxable equivalent.

	For the Six Months Ended June 30,
	2007	2006
	(Dollars in millions)
Total non-interest expense	$243.8	$174.2
Less:
Contribution to The People’s United Community Foundation	60.0	—
Amortization of other acquisition-related intangibles	0.5	0.6
Severance-related charges	—	1.2
RC Knox settlement	—	0.9
Other	0.2	—

Total	$183.1	$171.5

Net interest income(1)	$227.3	$190.1
Total non-interest income	89.1	81.6
Add:
BOLI FTE adjustment(1)	2.7	2.1
Net security losses	—	4.0
Less:
Interest from completed IRS audit	—	0.6
MasterCard common stock redemption	—	0.7
Other	—	0.1

Total	$319.1	$276.4

Efficiency ratio	57.4%	62.0%

(1)	Fully taxable equivalent.

Chittenden Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for Chittenden as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of the end of and for each of the six months ended June 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived in part from Chittenden’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for each of the six months ended June 30, 2007 and 2006 have been derived from Chittenden’s unaudited financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Chittenden’s financial statements and related notes incorporated by reference into this document.

The table below also includes certain non-GAAP financial measures. While Chittenden’s management uses non-GAAP financial measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results and financial condition, these measures should not be construed as a substitute for GAAP measures. Non-GAAP measures should be read and used in conjunction with Chittenden’s reported GAAP operating results and financial information.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Statements of Income:
Interest income	$196,741	$180,626	$374,712	$320,242	$269,767	$271,442	$259,019
Interest expense	76,006	57,578	125,710	75,929	44,269	53,379	66,404

Net interest income	120,735	123,048	249,002	244,313	225,498	218,063	192,615
Provision for loan losses	3,000	3,283	6,920	5,154	4,377	7,175	8,331
Noninterest income	22,855	36,115	70,189	69,964	73,405	97,031	65,060
Noninterest expense	99,838	94,036	186,367	183,841	183,190	198,124	157,445
Income before income taxes	40,752	61,844	125,904	125,282	111,336	109,795	91,899
Income tax expense	11,688	20,637	40,436	43,243	38,656	37,542	30,297

Net Income	$29,064	$41,207	$85,468	$82,039	$72,680	$72,253	$61,602

Total assets at period end	$6,878,287	$6,460,615	$6,431,803	$6,473,536	$6,078,305	$5,900,644	$4,920,544
Common shares outstanding at period end	46,464,305	45,978,122	45,360,125	46,829,048	46,341,819	45,795,688	39,924,338
Balance sheets—average daily balances:
Total assets	$6,532,150	$6,446,587	$6,449,556	$6,225,167	$5,903,245	$5,777,538	$4,551,879
Net loans	4,760,135	4,504,401	4,567,228	4,240,206	3,842,719	3,568,323	2,969,430
Investment securities	1,123,799	1,362,248	1,298,515	1,394,556	1,478,989	1,696,982	1,264,156
Deposits	5,436,950	5,375,015	5,413,033	5,204,051	4,956,450	4,758,388	3,896,968
Borrowings	356,155	344,496	306,006	317,777	293,583	413,339	194,118
Stockholder’s equity	671,212	666,008	667,753	644,929	599,218	544,522	399,896
Per common share:
Basic earnings	$0.64	$0.88	$1.85	$1.76	$1.58	$1.61	$1.53
Diluted earnings	0.64	0.87	1.83	1.74	1.56	1.60	1.52
Cash dividends declared	0.42	0.38	0.78	0.72	0.70	0.64	0.63
Book value	15.57	14.26	14.79	14.34	13.56	12.81	10.62
Tangible book value(1)	9.04	9.20	9.70	9.35	8.45	7.59	9.00
Weighted average common shares outstanding	45,145,823	46,612,713	46,235,151	46,502,983	46,106,057	44,719,710	40,132,330
Weighted average common and common equivalent shares outstanding	45,746,848	47,151,324	46,802,265	47,051,394	46,731,304	45,150,135	40,619,253

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Selected financial ratios:
Return on average stockholders’ equity	8.73%	12.48%	12.80%	12.72%	12.13%	13.27%	15.45%
Return on average tangible stockholders’ equity(2)	13.96%	19.40%	19.83%	20.22%	20.32%	21.75%	18.37%
Return on average total assets	0.90%	1.29%	1.33%	1.32%	1.23%	1.25%	1.36%
Return on average tangible assets(2)	0.96%	1.36%	1.40%	1.40%	1.32%	1.33%	1.39%
Common stock dividend payout ratio(3)	45.43%*	43.19%	42.35%	40.78%	43.88%	39.17%	41.20%
Net yield on earning assets	4.10%	4.21%	4.24%	4.31%	4.21%	4.12%	4.53%
Interest rate spread	3.51%	3.75%	3.72%	3.99%	4.02%	3.90%	4.16%
Efficiency ratio(4)	57.92%	56.74%	55.98%	56.67%	58.67%	61.82%	59.56%
Net charge-offs as a percent of average loans	0.08%^	0.08%^	0.12%	0.05%	0.07%	0.16%	0.28%
Nonperforming assets ratio(5)	0.58%	0.54%	0.43%	0.36%	0.49%	0.39%	0.49%
Allowance for credit losses as a percent of year-end loans	1.34%	1.38%	1.35%	1.38%	1.45%	1.54%	1.62%
Leverage capital ratio	8.73%	9.04%	9.24%	9.21%	8.54%	7.91%	9.37%
Risk-based capital ratios:
Tier 1	10.26%	11.29%	11.56%	11.23%	10.61%	10.22%	12.39%
Total	13.83%	12.49%	12.78%	12.40%	11.82%	11.47%	13.64%
Average equity/Average assets	10.28%	10.15%	10.35%	10.36%	10.15%	9.42%	8.79%
Tangible capital ratio(1)	6.39%	6.79%	7.10%	7.01%	6.71%	6.14%	7.40%

Reconciliation of non-GAAP measurements to GAAP
(1) Tangible/capital book value reconciliation
Total equity	$723,278	$655,476	$671,086	$671,390	$628,352	$586,652	$424,042
Goodwill	282,448	216,038	216,038	216,038	216,136	216,431	55,257
Identified intangible	20,986	16,326	14,996	17,655	20,422	22,733	9,480

Tangible equity(A)	$419,844	$423,112	$440,052	$437,697	$391,794	$347,488	$359,305
Total assets	$6,878,287	$6,460,615	$6,431,803	$6,473,536	$6,078,305	$5,900,644	$4,920,544
Goodwill	282,448	216,038	216,038	216,038	216,136	216,431	55,257
Identified intangible	20,986	16,326	14,996	17,655	20,422	22,733	9,480

Tangible assets(B)	$6,574,853	$6,228,251	$6,200,769	$6,239,843	$5,841,747	$5,661,480	$4,855,807
Tangible capital(A)/(B)	6.39%	6.79%	7.10%	7.01%	6.71%	6.14%	7.40%
Common shares outstanding at year-end(C)	46,464,305	45,978,122	45,360,125	46,829,048	46,341,819	45,795,688	39,924,338
Tangible book value(A)/(C)	$9.04	$9.20	$9.70	$9.35	$8.45	$7.59	$9.00
(2) Return on average tangible equity & assets
Net income (GAAP)	$29,064	$41,207	$85,468	$82,039	$72,680	$72,253	$61,602
Amortization of identified intangibles, net of tax	904	864	1,728	1,799	2,000	1,786	831

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Tangible net income(A)	$29,968	$42,071	$87,196	$83,838	$74,680	$74,039	$62,433
Average equity GAAP	$671,212	$666,008	$667,753	$644,929	$599,218	$544,522	$399,896
Average identified intangibles	15,551	16,990	16,320	19,056	21,741	22,493	9,108
Average deferred tax on identified intangibles	(4,333)	(4,435)	(4,430)	(4,785)	(6,392)	(5,763)	(2,280)
Average goodwill	227,045	216,038	216,038	216,127	216,519	187,369	53,293

Average tangible equity(B)	$432,949	$437,415	$439,825	$414,531	$367,350	$340,423	$339,775
Return on average tangible equity(A)/(B)	13.96%	19.40%	19.83%	20.22%	20.32%	21.75%	18.37%
Average assets (GAAP)	$6,532,150	$6,446,587	$6,449,556	$6,225,167	$5,903,245	$5,777,538	$4,551,879
Average identified intangibles	15,551	16,990	16,320	19,056	21,741	22,493	9,108
Average deferred tax on identified intangibles	(4,333)	(4,435)	(4,430)	(4,785)	(6,392)	(5,763)	(2,280)
Average goodwill	227,045	216,038	216,038	216,127	216,519	187,369	53,293

Average tangible assets(C)	$6,293,887	$6,217,994	$6,221,628	$5,994,769	$5,671,377	$5,573,439	$4,491,758
Return on average tangible assets(A)/(C)	0.96%	1.36%	1.40%	1.40%	1.32%	1.33%	1.39%

(3)	Common stock cash dividends declared divided by net income.
(4)	Efficiency Ratio is computed by dividing total noninterest expense (less oreo expense, amortization expense, franchise tax and any nonrecurring items) by the sum of net interest income on a tax equivalent basis and total noninterest income (exclusive of gains and losses from bank investment securities, and nonrecurring items). Chittenden uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(5)	The sum of nonperforming assets (nonaccrual loans, restructured loans, and other real estate owned) divided by the sum of total loans and other real estate owned.
*	Excludes the nonrecurring loss on the repositioning of the securities portfolio and the one time charge related to the merger of Merrill Merchants Bancshares, Inc.
^	Annualized

RECENT DEVELOPMENTS

Earnings for the Quarter Ended September 30, 2007

On October 18, 2007, Chittenden announced earnings for the quarter ended September 30, 2007 of $24.0 million, or $0.51 per diluted share, compared to $21.7 million or $0.47 per diluted share for the same period a year ago. For the first nine months of 2007, net income was $53.1 million or $1.15 per diluted share. Excluding $9.7 million in losses on sales of securities (after tax) and a $2.8 million non-recurring charge related to Chittenden’s acquisition of Merrill Merchants Bancshares, Inc. (after tax), core earnings (non-GAAP) for the first nine months of 2007 were $65.6 million or $1.42 per diluted share. At September 30, 2007, Chittenden also had total assets of $6.9 billion, total loans of $5.2 billion, total deposits of $5.8 billion, borrowings of $285.0 million, and total stockholders’ equity of $747.0 million.

Chittenden also announced its quarterly dividend of $0.22 per share, which will be paid on November 9, 2007 to stockholders of record on October 26, 2007.

People’s United Financial and Chittenden Preliminary Unaudited Pro Forma Selected Financial and Operating Data

The following table presents summarized preliminary unaudited pro forma selected financial information reflecting the merger of People’s United Financial and Chittenden. The preliminary unaudited pro forma selected operating data and per common share data assume the merger was completed as of the beginning of the periods presented. The preliminary unaudited pro forma selected financial condition data and book value per share assume the merger had been completed as of June 30, 2007. The preliminary pro forma financial information has been derived from, and should be read in conjunction with, People’s United Financial and Chittenden Preliminary Unaudited Pro Forma Condensed Combined Financial Information beginning on page [    ] of this document.

(In millions, except per share data)	At or For The Six Months Ended June 30, 2007	At or For The Year Ended December 31, 2006
Selected Operating Data:
Net interest income	$333.1	$626.1
Provision for loan losses	5.6	10.3
Non-interest income	125.0	244.3
Non-interest expense	370.2	590.2
Income from continuing operations	56.8	184.2
Net income	57.7	186.5

Per Common Share Data:
Diluted earnings per share	$0.17	$0.55
Dividends per share	0.25	0.46
Book value per share	15.92	N/A

Selected Financial Condition Data:
Loans	$14,185.9	—
Short-term investments	2,743.1	—
Securities	996.9	—
Allowance for loan losses	139.9	—
Total assets	20,756.4	—
Deposits	14,762.7	—
Borrowings	154.9	—
Subordinated notes	190.3	—
Stockholders’ equity	5,323.2	—

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including People’s United Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and Chittenden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in both cases as updated by subsequently filed Forms 8-K and 10-Q, as applicable, you should carefully consider the following risk factors relating to the merger in deciding whether to vote to approve the merger agreement.

Because the Market Price of People’s United Financial Common Stock Will Fluctuate, Chittenden Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Chittenden common stock will be converted into the right to receive merger consideration consisting of shares of People’s United Financial common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Chittenden stockholders will be based in part on the average closing sale price of People’s United Financial common stock on the NASDAQ Global Select Market during the five trading days ending on the day before the completion of the merger. This average price may vary from the closing sale price of People’s United Financial common stock on the date we announced the merger, on the date that this document was mailed to Chittenden stockholders and on the date of the special meeting of the Chittenden stockholders. Any change in the market price of People’s United Financial common stock prior to completion of the merger will affect the value of the merger consideration that Chittenden stockholders will receive upon completion of the merger. Accordingly, at the time of the Chittenden special meeting, Chittenden stockholders will not know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio to be used to determine the number of shares of People’s United Financial common stock they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of Chittenden stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of People’s United Financial common stock and for shares of Chittenden common stock.

Chittenden Stockholders May Receive a Form of Consideration Different From What They Elect.

While each Chittenden stockholder may elect to receive cash, People’s United Financial common stock, or a combination of both in the merger, the pool of cash available for all Chittenden stockholders will be a fixed amount (subject to adjustment under certain circumstances as permitted by the merger agreement prior to the completion of the merger). As a result, if the total cash elections by Chittenden stockholders are greater, or less, than the aggregate cash consideration to be paid in the merger, or the total stock elections by Chittenden stockholders are greater, or less, than the aggregate stock consideration to be paid in the merger, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and People’s United Financial common stock.

In Order to Make an Election You Must Submit Your Shares of Chittenden Common Stock, and You Will Then Not Be Able to Sell Those Shares Unless You Revoke Your Election Prior to the Election Deadline.

If you are a Chittenden stockholder and want to make a cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent. Since the actual election deadline is not currently known, People’s United Financial will issue a press release announcing the date of the election deadline as promptly as practicable following the determination of the deadline. For further details on the determination of the election deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” beginning on page [    ] of this document. The election deadline is expected to be approximately five business days in advance of the completion of the merger, but it may be further in advance of the actual closing date. You will not be able to sell any shares of Chittenden common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Chittenden common stock for any reason until you receive cash and/or People’s United Financial common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of Chittenden common stock or People’s United Financial common stock may fluctuate, and you might otherwise want to sell your shares of Chittenden common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

People’s United Financial May Fail To Successfully Integrate Chittenden’s Operations and Realize All of the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on the ability of People’s United Financial to realize the anticipated benefits from combining the businesses of People’s United Financial and Chittenden. However, to realize these anticipated benefits, People’s United Financial must successfully combine the businesses of People’s United Financial and Chittenden. If People’s United Financial is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

People’s United Financial and Chittenden have operated and, until the completion of the merger, will continue to operate, independently. People’s United Financial has not previously integrated an institution as large as Chittenden, and as a general matter has not been active as an acquirer of other financial institutions. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company following completion of the merger.

The Market Price of People’s United Financial Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Chittenden Common Stock or People’s United Financial Common Stock Currently.

The businesses of People’s United Financial and Chittenden differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of People’s United Financial and Chittenden. For a discussion of the businesses of People’s United Financial and Chittenden and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page [    ].

The Fairness Opinions Obtained by Chittenden from its Financial Advisors Will Not Reflect Changes in Circumstances Subsequent to the Date of the Merger Agreement.

Chittenden has not obtained updated opinions as of the date of this document from JPMorgan or Lehman Brothers, Chittenden’s financial advisors. Changes in the operations and prospects of People’s United Financial or Chittenden, general market and economic conditions and other factors which may be beyond the control of People’s United Financial and Chittenden, and on which the fairness opinions were based, may alter the value of

People’s United Financial or Chittenden or the prices of shares of People’s United Financial common stock or Chittenden common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. As a result, the June 26, 2007 opinions will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinions that Chittenden received from its financial advisors, please refer to “The Merger–Opinions of Chittenden’s Financial Advisors” beginning on page [    ] of this document. For a description of the other factors considered by the Chittenden board of directors in determining to approve the merger agreement, please refer to “The Merger–Recommendation of the Chittenden Board of Directors and Reasons for the Merger” beginning on page [    ] of this document.

The Merger Agreement Limits Chittenden’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains non-solicitation provisions that, subject to narrow exceptions, limit Chittenden’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. Further, there are only limited exceptions to Chittenden’s agreement that the Chittenden board of directors will not withdraw, modify or qualify in a way adverse to People’s United Financial its recommendation to Chittenden stockholders that they vote in favor of the merger agreement, or recommend any other acquisition proposal. Although the Chittenden board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines (after consulting with outside legal counsel and a financial advisor) that the failure to do so would be inconsistent with its fiduciary duties, it must provide People’s United Financial with five business days’ notice that it has determined that the alternative proposal constitutes a “superior proposal” (generally, a proposal which is more favorable to Chittenden stockholders than the merger and which satisfies certain other conditions) and negotiate in good faith with People’s United Financial to modify the terms and conditions of the merger agreement (though People’s United Financial is not obligated to propose any modifications). If at the end of the five business day period the Chittenden board of directors again determines in good faith, after taking into account any revised terms of the merger agreement and after consulting with outside legal counsel and a financial advisor, that failure to recommend the alternative proposal would be inconsistent with its fiduciary duties to Chittenden stockholders under applicable law and that the alternative proposal constitutes a superior proposal, then People’s United Financial would be entitled to terminate the merger agreement and to receive a termination fee. The merger agreement may also be terminated by Chittenden if it enters into an agreement based on a superior proposal, so long as it pays a termination fee to People’s United Financial. See “The Merger Agreement—Stockholder Approval” beginning on page [    ] of this document and “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ] of this document.

Also, if Chittenden breaches certain of its obligations (including the “non-solicitation” provisions and the requirement to recommend approval of the merger agreement to Chittenden stockholders), People’s United Financial is entitled to terminate the merger agreement and receive a termination fee. In addition, in some situations where a competing acquisition proposal has been made known to Chittenden or its stockholders and the merger agreement is subsequently terminated for a variety of reasons (including, among other reasons, because Chittenden stockholders fail to approve the merger agreement or Chittenden has materially breached certain obligations under the merger agreement), Chittenden is required to pay People’s United Financial a termination fee if Chittenden completes, or enters into a definitive agreement for, an alternative acquisition transaction during the twelve months after the termination. See “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page [    ] of this document and “The Merger Agreement–Termination of the Merger Agreement” beginning on page [    ] of this document. People’s United Financial required Chittenden to agree to these provisions as a condition to People’s United Financial’s willingness to enter into the merger agreement. However, these provisions might discourage a potential competing acquirer that has an interest in acquiring all or a significant part of Chittenden from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Chittenden than it might otherwise have proposed to pay.

The Shares of People’s United Financial Common Stock to Be Received by Chittenden Stockholders as a Result of the Merger Will Have Different Rights from the Shares of Chittenden Common Stock.

Upon completion of the merger, Chittenden stockholders who receive shares of People’s United Financial common stock in the merger will become People’s United Financial stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of People’s United Financial and Delaware corporate law. The rights associated with Chittenden common stock are different from the rights associated with People’s United Financial common stock. See “Comparison of Rights of Stockholders of Chittenden and People’s United Financial,” beginning on page [    ] of this document, for a discussion of the different rights associated with People’s United Financial common stock.

The Tax Consequences of the Merger for Individual Chittenden Stockholders Will Be Dependent Upon the Merger Consideration Received.

The tax consequences of the merger to a Chittenden stockholder will depend upon the merger consideration that the stockholder receives. A Chittenden stockholder generally will not recognize any gain or loss on the conversion of shares of Chittenden common stock solely into shares of People’s United Financial common stock. However, a Chittenden stockholder generally will be taxed if he, she, or it receives cash in exchange for shares of Chittenden common stock or for any fractional share of People’s United Financial common stock. For a detailed discussion of the tax consequences of the merger to Chittenden stockholders generally, see the section in this document titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ]. Each Chittenden stockholder should consult his, her, or its own tax advisors as to the effect of the merger as applicable to the Chittenden stockholder’s particular circumstances.

Chittenden Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of Chittenden Stockholders.

Executive officers of Chittenden negotiated the terms of the merger agreement with their counterparts at People’s United Financial, and the Chittenden board of directors approved the merger agreement and unanimously recommended that Chittenden stockholders vote to approve the merger agreement. In considering these facts and the other information contained in this document, you should be aware that Chittenden’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Chittenden stockholders generally. Please see “Interests of Chittenden’s Executive Officers and Directors in the Merger” beginning on page [    ] of this document for information about these financial interests.

The Merger is Subject to the Receipt of Consents and Approvals from Governmental Entities that May Delay the Date of Completion of the Merger or Impose Conditions that Could Have an Adverse Effect on People’s United Financial.

Before the merger may be completed, various approvals or consents must be obtained from the Office of Thrift Supervision and other governmental authorities. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities, including the Office of Thrift Supervision, may include conditions on the completion of the merger or require changes to the terms of the merger. While People’s United Financial and Chittenden do not currently expect that any such conditions or changes would result in a material adverse effect on People’s United Financial, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of People’s United Financial following the merger, any of which might have a material adverse effect on People’s United Financial following the merger. People’s United Financial is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would reasonably be expected to have a material adverse effect on People’s United Financial, but People’s United Financial could choose to waive this condition.

The Unaudited Pro Forma Financial Data Included in this Document is Preliminary, and the Combined Company’s Actual Financial Position and Results of Operations May Differ Materially from the Unaudited Pro Forma Financial Data Included in this Document.

The unaudited pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This data reflects certain assumptions about the price of People’s United Financial common stock and the number of shares of such stock that will be issued in the merger. That data also reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Chittenden’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Chittenden as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Preliminary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [    ] of this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. People’s United Financial and Chittenden intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

There may be events in the future that People’s United Financial and Chittenden are not able to predict accurately or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements. You are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this document, including the documents incorporated by reference into this document. These differences may be the result of various factors, including those factors described in the “Risk Factors” section in this document and other risk factors identified from time to time in People’s United Financial’s and Chittenden’s periodic filings with the Securities and Exchange Commission that are incorporated in this document by reference, including the Annual Report on Form 10-K for the year ended December 31, 2006 for each of People’s United Financial and Chittenden.

The factors referred to above include many, but not all, of the factors that could impact the relevant company’s ability to achieve the results described in any forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference into this document. You should be aware that the occurrence of the events described above and elsewhere in this document, including the documents incorporated by reference, could harm each company’s or the combined company’s business, prospects, operating results or financial condition. Neither People’s United Financial nor Chittenden undertakes any obligation to update any forward-looking statements as a result of future events or developments.

THE SPECIAL MEETING OF CHITTENDEN STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Chittenden Corporation will be held in the Chittenden Room, Two Burlington Square, Main Floor, Burlington, Vermont 05401 on November 28, 2007, at 10:30 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Chittenden stockholders as of the record date will be asked to consider and vote on the following proposals:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial and Chittenden;

2. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3. To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Chittenden Board of Directors

The Chittenden board of directors has determined that the merger agreement is advisable and in the best interests of Chittenden and its stockholders and unanimously recommends that stockholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal.

Record Date; Shares Entitled to Vote

Only holders of record of Chittenden common stock at the close of business on the record date of October 17, 2007, are entitled to notice of and to vote at the special meeting. As of the record date, there were 46,708,041 shares of Chittenden common stock outstanding, held of record by approximately 4,288 stockholders. Each holder of Chittenden common stock is entitled to one vote for each share of Chittenden common stock he, she or it owned as of the record date.

A list of Chittenden stockholders as of the record date will be available for review by any Chittenden stockholder entitled to vote at the special meeting, the stockholder’s agent or attorney at Chittenden’s principal executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing through the special meeting.

Quorum; Vote Required

A quorum of Chittenden stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Chittenden common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Chittenden will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least a majority of the outstanding shares of Chittenden common stock as of the record date is required to approve the merger agreement. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

A majority of the votes properly cast is required to approve one or more adjournments of the special meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of Chittenden and their affiliates collectively owned 663,510 shares of Chittenden common stock, or approximately 1.42% of Chittenden’s outstanding shares.

Voting of Proxies

The Chittenden board of directors requests that you submit the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. The Internet voting facility and the telephone voting facility for stockholders of record will close at 1:00 a.m., Central Time, on November 28, 2007.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement, “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies’ discretion with respect to any other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

We do not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of the Chittenden board of directors.

If you hold your shares of Chittenden common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Chittenden common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact F. Sheldon Prentice, Secretary, at the following address or telephone number:

Chittenden Corporation

P.O. Box 820

Burlington, Vermont 05402-0820

(802) 658-4000

You may also contact Georgeson, Inc. at 1-866-574-4074.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of Chittenden, stating that you revoke your proxy;

•	signing and delivering to the secretary of Chittenden a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to F. Sheldon Prentice, Secretary, at the following address:

Chittenden Corporation

P.O. Box 820

Burlington, Vermont 05402-0820

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the special meeting, Chittenden requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement.

Brokers who hold shares of Chittenden common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Chittenden common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement. A majority of the votes properly cast is required to approve one or more adjournments of the special meeting. Abstentions and broker non-votes will have no effect on the outcome of that vote.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the Chittenden board of directors. All expenses of the solicitation of proxies are being borne by Chittenden. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of Chittenden may also solicit proxies by telephone and other electronic means and in person and arrange for nominees, custodians and fiduciaries to forward proxies and proxy material to their principals at the expense of Chittenden.

Chittenden has also retained Georgeson, Inc. to assist with the solicitation of proxies for a fee of $7,500, plus $5.00 for each telephone solicitation, plus reimbursement of out-of-pocket expenses.

Dissenters’ Rights

Chittenden is organized as a corporation under Vermont law. Under Vermont corporate law, Chittenden stockholders who object to the merger have dissenters’ rights. See “The Merger—Dissenters’ Rights” beginning on page [    ] of this document.

Stock Certificates

You should not send in any certificates representing Chittenden common stock at this time. Prior to the anticipated closing date of the merger, you will receive separate instructions for the exchange of your certificates representing Chittenden common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” beginning on page [    ] of this document.

Proposal to Approve Adjournment of the Special Meeting

Chittenden is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Chittenden may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Chittenden would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder vote to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the special meeting is adjourned for 120 days or less, Chittenden is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Chittenden board of directors and the presiding officer of the special meeting retains full authority to the extent set forth in Chittenden’s bylaws and under Vermont law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Chittenden stockholders.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Chittenden will be merged with and into People’s United Financial, with People’s United Financial being the surviving corporation. At the effective time of the merger, each share of Chittenden common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the stockholder, be converted into the right to receive either:

•

cash in an amount equal to $20.35 plus the product of 0.8775 times the average of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending on the day before the completion of the merger (which is referred to as the cash consideration); or

•	a number of shares of People’s United Financial common stock that is approximately equivalent in value to the cash consideration per share (which is referred to as the stock consideration).

You will have the opportunity to elect the form of consideration to be received for all shares of Chittenden common stock that you hold, subject to proration procedures set forth in the merger agreement. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of People’s United Financial common stock. The proration procedures included in the merger agreement are intended to ensure that $1,013,022,898 (subject to adjustment as described in “The Merger Agreement—Consideration To Be Received in the Merger” beginning on page [    ] of this document) of the aggregate merger consideration will be paid in cash and the remainder will be paid in shares of People’s United Financial common stock.

Background of the Merger

Chittenden’s management and board of directors, with the assistance of their financial advisors, have periodically reviewed various strategic alternatives as part of their on-going efforts to improve Chittenden’s commercial and community banking franchise and enhance stockholder value. These reviews have focused on assessing opportunities for increasing earnings internally and for growth through acquisitions of other banks, as well as the possibility of a strategic business combination with another institution. Chittenden’s management and board of directors also regularly review the banking industry environment, including the trend towards consolidation, and potential strategies for enhancing Chittenden’s competitive position in this environment.

Consistent with these goals and in the ordinary course of business, Paul A. Perrault, Chairman, President and Chief Executive Officer of Chittenden, has, from time to time, had informal conversations with members of management of other banking institutions. In the course of these informal conversations, executives from several other banking institutions expressed an interest in discussing a possible strategic transaction with Chittenden. However, these conversations, which were general in nature, did not result in the parties engaging in more significant discussions. During the past several years, these informal conversations have decreased in number due to the continuing consolidation in the banking industry and the resulting decrease in potential strategic partners for Chittenden.

During the summer of 2006, Mr. Perrault engaged in such an informal conversation with an executive of a banking institution operating in the Northeast regarding a potential strategic transaction. However, these discussions never progressed beyond the exploratory stage, as the other party expressed uncertainty as to whether Chittenden was a good fit as a strategic partner given that institution’s then recent change in focus and preference for other markets.

Also in the summer of 2006, Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden, contacted People’s United Financial’s Executive Vice President and Chief Financial Officer, Philip R. Sherringham, and the two officers met to discuss in general terms the possibility of a business combination transaction. Following this meeting, on August 17, 2006, Messrs. Perrault and Walters met with Mr. Sherringham and John A. Klein, Chairman, President and Chief Executive Officer of People’s United Financial, in Springfield, Massachusetts, where they discussed general industry trends and the strategic challenges and opportunities facing companies in the banking industry. They also discussed, in general terms, the potential merits and challenges of a business combination transaction between the two companies.

On September 15, 2006, Mr. Klein met with Mr. Perrault in Burlington, Vermont to discuss their respective companies and operating models, including Chittenden’s structure as a multi-bank holding company. On October 13, 2006, Mr. Perrault traveled to Bridgeport, Connecticut to tour several branches of People’s United Bank. Messrs. Perrault and Klein also continued their discussion regarding their respective business models and, in particular, the advisability of a multi-bank structure with significant operating autonomy at the individual bank level. At these meetings, the discussions remained at a preliminary stage and did not involve any discussion of a specific price range or other transaction terms.

During December 2006, Mr. Perrault engaged in informal conversations with an executive of a second banking institution operating in the Northeast regarding a potential strategic transaction. Again, these conversations never progressed beyond the exploratory stage, due primarily to a lack of interest by the other party.

On January 19, 2007, Chittenden announced that it had entered into a definitive agreement to acquire Merrill Merchants Bancshares, Inc., a commercial bank headquartered in Bangor, Maine. Chittenden’s acquisition of Merrill Merchants, which was completed in May 2007, and its pending acquisition of Community Bank & Trust Company, headquartered in Wolfeboro, New Hampshire, each represent steps to implement Chittenden’s long-term and evolving strategic planning process.

Also during the winter of 2007, Mr. Perrault engaged in informal conversations with an executive of a third banking institution operating in the Northeast regarding a potential strategic transaction. Based on the nature of that institution, including its relative size, an acquisition of Chittenden would have been financially difficult to accomplish. As a result, the transaction framework proposed by the other party had the characteristics of a merger-of-equals, in which Chittenden stockholders would not have realized a full acquisition premium. Chittenden did not believe that such a transaction would sufficiently enhance stockholder value, and consequently these discussions never progressed beyond the exploratory stage.

On April 18, 2007, the Chittenden board of directors held a regular meeting. In addition to other topics, the board discussed Chittenden’s strategic alternatives in general. A few weeks after that meeting, Mr. Klein contacted Mr. Perrault about exploring a potential business combination transaction with Chittenden and again indicated his views on the strategic advantages of such a combination. During this period, Mr. Perrault continued to discuss with Chittenden’s financial advisors various strategic alternatives.

On May 8, 2007, Chittenden and People’s United Financial entered into a customary confidentiality agreement providing for, among other things: (1) the confidentiality of information to be exchanged in connection with the parties’ consideration of a potential transaction; (2) the nondisclosure of any negotiations regarding such a transaction; (3) prohibitions on the parties contacting or soliciting each others’ employees; and (4) prohibitions on each party’s ability to engage in certain hostile takeover activities with respect to the other party for a limited period of time.

On May 9, 2007, Mr. Klein traveled to Burlington, Vermont to meet with Mr. Perrault and discuss the general terms of a potential transaction, including, among other things, the transaction structure, the mix of cash and stock consideration, the anticipated roles of Mr. Perrault and the Chittenden bank presidents with the combined company, and potential seats on the People’s United Financial board of directors for Chittenden representatives. Mr. Klein also expressed preliminary interest in pursuing a potential transaction at a price of $34.50 per share of Chittenden common stock. After discussing the potential merits and challenges of such a transaction, Mr. Perrault expressed his view that the proposed transaction was unlikely to significantly enhance stockholder value in the context of then current market conditions and other circumstances. However, in light of the current industry conditions and consistent with the board’s practice of periodically evaluating strategic alternatives available to Chittenden, Mr. Perrault offered to provide People’s United Financial with additional information that he believed would support a higher price.

The parties subsequently engaged in further discussions regarding the structure and valuation of a potential transaction. On May 18, 2007, Mr. Walters met with Mr. Sherringham in New York, New York to discuss Chittenden’s operating results, financial condition and related matters. On May 22, 2007, Mr. Perrault met with Mr. Klein in Bridgeport, Connecticut to continue their discussions regarding the framework for a potential business combination transaction. At this meeting, Mr. Perrault reiterated that, consistent with recent deliberations of the Chittenden board regarding strategic alternatives, prevailing market conditions, Chittenden’s record of strong performance, and the perceived importance of maintaining Chittenden as an independent banking organization in its various markets, a per share price of $34.50 would not be acceptable.

On May 25, 2007, Chittenden formally engaged JPMorgan and Lehman Brothers as its financial advisors to assist the board of directors in assessing the strategic alternatives available to Chittenden, including a proposal submitted by People’s United Financial.

On May 29, 2007, Mr. Klein communicated to Mr. Perrault a revised indication of interest at a price of $36.25 per share of Chittenden common stock, subject to due diligence, negotiation of mutually satisfactory documentation and board approval. On May 30, 2007, the Chittenden board of directors met with its financial advisors to consider the proposed transaction with People’s United Financial. After extensive discussion regarding the proposal, current market conditions, and the other strategic alternatives available to Chittenden, the Chittenden board determined that the price per share being offered by People’s United Financial was not sufficient.

On June 7, 2007, People’s United Financial increased its indication of interest to $37.00 per share of Chittenden common stock. Shortly after that date, People’s United Financial orally submitted a preliminary proposal regarding the acquisition of Chittenden, which provided for, among other things: (1) the $37.00 per share price; (2) approximately 50% to 60% of the consideration to be paid in cash, with the remainder to be paid in the form of People’s United Financial common stock in a tax-free exchange; (3) the ability of Chittenden stockholders to elect between the cash and stock consideration, subject to proration procedures and mechanics that would ensure that Chittenden stockholders, regardless of their election, would receive similar value in the transaction; (4) two seats on the People’s United Financial board of directors for current independent directors of Chittenden; and (5) an employment agreement between Mr. Perrault and People’s United Financial and other employment opportunities for the Chittenden bank presidents. On June 11, 2007, the Chittenden board met with its financial advisors to consider the proposal. After extensive discussion regarding the proposal, current market conditions, and the other strategic alternatives available to Chittenden, the board authorized Mr. Perrault to proceed with the negotiation of a transaction with People’s United Financial on the basis of the $37.00 per share price and the other proposed terms. In reaching its conclusion, the Chittenden board noted the long-term strategic challenges associated with increasing earnings internally and/or continuing to grow through acquisitions of other banks, due primarily to the consolidation in the banking industry and the increasing level of competition. The board also noted that the consolidation in the banking industry, combined with Chittenden’s market location, had resulted in fewer potential strategic partners for Chittenden.

Beginning on June 14, 2007 and over the next several weeks, representatives of People’s United Financial performed due diligence with respect to Chittenden’s business, including the review of legal and financial documents related to Chittenden. A meeting of senior management of People’s United Financial and Chittenden and their representatives on June 12, 2007 preceded this due diligence process. Chittenden and its representatives also conducted due diligence on People’s United Financial and its business, including a meeting at People’s United Financial’s offices on June 22, 2007. During the course of the due diligence process, representatives of People’s United Financial and Chittenden, including their respective legal counsel and financial advisors, discussed People’s United Financial’s and Chittenden’s respective operations, capital structures, regulatory regimes, and other matters raised in the course of the due diligence process.

On June 17, 2007, counsel to People’s United Financial furnished an initial draft of the merger agreement to Chittenden. Following receipt of this initial draft, a number of drafts of the merger agreement and related documentation were negotiated and exchanged between the parties. People’s United Financial also negotiated an employment agreement with Mr. Perrault, to be effective upon the closing of the transaction, and a proposed form of employment agreement for the Chittenden bank presidents.

On June 22, 2007, the Chittenden board held a telephonic meeting to receive an update from management and the company’s legal counsel on the status of negotiations with People’s United Financial. Following questions and discussion among those in attendance, the board authorized management to complete negotiations with People’s United Financial and finalize definitive documentation regarding the proposed transaction. Also at this meeting, legal counsel made a presentation regarding the fiduciary duties of the directors in connection with the proposed transaction.

Following the June 22, 2007 board meeting, the parties and their legal counsel and financial advisors worked to finalize the terms of the merger agreement and the related transaction documents.

On June 26, 2007, the Chittenden board held a meeting to consider the merger agreement and the proposed merger. At the meeting, management and Chittenden’s legal counsel and financial advisors updated the board on recent events. Legal counsel made a presentation in which the fiduciary duties of the directors in connection with the proposed transaction were again reviewed and the terms of the merger agreement, including the merger consideration, closing conditions, termination rights and termination fee, were summarized. Board members commented and raised a number of questions which were addressed by legal counsel. Representatives of each of JPMorgan and Lehman Brothers then provided the Chittenden board with presentations concerning the financial terms of the merger and certain methods of valuation and financial analyses that they had each performed in connection with evaluating the financial terms of the merger. JPMorgan then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated June 26, 2007) to the Chittenden board to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by Chittenden stockholders in the merger was fair, from a financial point of view, to those stockholders. Lehman Brothers also delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated June 26, 2007) to the Chittenden board to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be offered to Chittenden stockholders in the merger was fair, from a financial point of view, to those stockholders. The Chittenden board then continued to discuss at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail below under the heading “—Recommendation of the Chittenden Board of Directors and Reasons for the Merger.” Based on these deliberations, the Chittenden board unanimously determined that the merger agreement was advisable and in the best interests of Chittenden and its stockholders, and voted to adopt and approve the merger agreement.

Also on June 26, 2007, the People’s United Financial board of directors held a special meeting at which members of People’s United Financial’s senior management and People’s United Financial’s legal and financial advisors made various presentations about, and the board discussed, the potential strategic combination with Chittenden and the proposed terms of the merger. At this meeting, the People’s United Financial board approved the merger agreement and the transactions contemplated in the merger agreement.

Following these meetings, on the evening of June 26, 2007, the parties executed the definitive merger agreement. On June 27, 2007, the parties issued a joint press release before the opening of the markets announcing the execution of the merger agreement.

Recommendation of the Chittenden Board of Directors and Reasons for the Merger

After careful consideration, the Chittenden board of directors determined that the merger agreement is advisable and in the best interests of Chittenden and its stockholders. Accordingly, the Chittenden board of directors adopted and approved the merger agreement, and unanimously recommends that Chittenden stockholders vote “FOR” approval of the merger agreement.

In reaching its determination that the merger agreement is advisable and in the best interests of Chittenden and its stockholders, the Chittenden board consulted with senior management and Chittenden’s financial and legal advisors, drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of Chittenden and People’s United Financial, and considered the following factors, each of which the Chittenden board deemed favorable:

Prevailing Conditions in the Banking Industry. The Chittenden board considered the current and prospective economic and competitive climate facing Chittenden and independent regional banking organizations generally, including:

•	margin pressure;

•	minimal deposit and slowing revenue growth;

•	increasing expenses resulting from regulatory initiatives and compliance mandates;

•	the need for substantial capital resources to address emerging opportunities in the banking and finance industries;

•	the pace and scope of consolidation in the banking industry; and

•	competition from larger institutions.

Specifically, the Chittenden board focused on several major financial companies who are Chittenden’s competitors and whose greater resources are likely to afford them marketplace advantage by enabling them to aggressively price products and services on an opportunistic basis, as well as to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Other Strategic Alternatives Available to Chittenden. The Chittenden board considered the challenges facing Chittenden in remaining an independent banking institution, including the increasing level of competition in the banking industry, and Chittenden’s business and earnings prospects if it were to remain an independent entity. The Chittenden board noted the long-term strategic challenges associated with increasing earnings internally and/or continuing to grow through acquisitions of other banks, due primarily to the consolidation in the banking industry and the increasing level of competition. The board also noted that the consolidation in the banking industry, combined with Chittenden’s market location, had resulted in fewer potential strategic partners for Chittenden.

Value and Form of Merger Consideration. The Chittenden board considered the value and form of the consideration offered by People’s United Financial, including:

•	the implied transaction value per share of Chittenden common stock of $37.03, based on the People’s United Financial average closing share price of $19.01 for the three days ending June 25, 2007;

•

the premium represented by the consideration to be offered to the holders of Chittenden common stock in the merger, which, based upon the $18.71 closing market price of People’s United Financial common stock on June 25, 2007 and the implied value of the merger consideration of $36.77 per share of Chittenden common stock as of that date, represented approximately a 31% premium over the market price of Chittenden common stock on June 25, 2007;

•	the mix of the aggregate consideration payable by People’s United Financial in the merger between cash (approximately 55%) and People’s United Financial common stock (approximately 45%);

•	the right of Chittenden stockholders, subject to proration, to elect to receive cash or shares of People’s United Financial common stock (or a combination of each) in the merger;

•	the provisions of the merger agreement that provide for Chittenden stockholders, regardless of their election, to receive consideration with similar value in the transaction;

•	the right of Chittenden stockholders who receive People’s United Financial common stock in the merger to continue to participate in the growth of the combined company; and

•	the expected treatment of the merger as a “reorganization” for U.S. federal income tax purposes.

Ability of People’s United Financial to Pay Merger Consideration. The Chittenden board considered People’s United Financial’s recent conversion of its state savings bank to a federal charter and second-step conversion to a 100% publicly-owned company. In particular, the board noted that People’s United Financial had raised $3.3 billion in net proceeds from its second-step conversion that was available to finance the merger.

Advice from Chittenden’s Financial Advisors. The Chittenden board considered the presentations made by JPMorgan and Lehman Brothers with respect to the proposed consideration to be received by the holders of Chittenden common stock in the merger. The Chittenden board considered JPMorgan’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in that opinion, the consideration to be received by Chittenden stockholders in the merger was fair from a financial point of view to those stockholders. Similarly, the Chittenden board considered Lehman Brothers’ oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in that opinion, the consideration to be offered to Chittenden stockholders in the merger was fair from a financial point of view to those stockholders. The full text of each of these opinions is attached to this document as Appendices B and C.

Compatibility of Cultures. The Chittenden board considered the compatibility of the banking cultures and business and management philosophies of the two companies, particularly with respect to customer service, convenience, the meeting of local banking needs, disciplined loan and deposit pricing, conservative underwriting standards, and the companies’ compatible management teams. The Chittenden board also considered the likely impact of the proposed merger on the customers of the Chittenden banks and on the communities in which Chittenden currently conducts its business. In particular, the board noted that People’s United Financial will retain Chittenden’s multi-bank structure for at least one year after the completion of the merger, resulting in minimal changes for customers. The board also noted that, for at least one year following the merger, People’s United Financial had agreed to maintain Chittenden’s annual level of charitable giving in the communities currently served by Chittenden.

Projected Strength of Combined Entity. The Chittenden board considered the benefits of bringing together two of the regional banking franchises in the Northeast. The Chittenden board considered the projected market capitalization and market position of the combined entity (and in particular the increasing importance of economies of scale and access to greater financial resources to capitalize on opportunities in the banking and financial services markets), the diversification of the companies’ asset and deposit bases, and the ability of the combined entity to compete more effectively in the Northeast.

Chittenden’s Termination Rights in the Event of a Superior Proposal and Termination Fee. The Chittenden board considered the terms of the merger agreement which allow the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and subject to the satisfaction of certain conditions, to terminate the merger agreement to accept a superior proposal upon the payment of a termination fee of $65 million. The board believed that the $65 million termination fee payable to People’s United Financial was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal.

Limited Closing Conditions and Likelihood of Obtaining Regulatory Approvals. The Chittenden board considered the limited nature of the closing conditions included in the merger agreement and the likelihood of obtaining the regulatory and stockholder approvals that would be required in order to complete the merger within a reasonable timeframe. The Chittenden board also noted that approval of the merger by People’s United Financial stockholders is not required.

Informed Consent of Chittenden Stockholders. The Chittenden board believes that the requirement to submit the merger agreement to Chittenden stockholders for approval permits Chittenden stockholders to make an informed vote on the merits of the transaction. The Chittenden board also noted that dissenters’ rights would be available to Chittenden stockholders under Vermont law. For more information on these rights, see the section titled “—Dissenters’ Rights” below.

In the course of its deliberations, the Chittenden board also considered a variety of risks and other countervailing factors, including the following:

Fixed Share Ratio. The Chittenden board noted that because of the fixed share ratio of 0.8775 used in the merger agreement, the value of the merger consideration is subject to fluctuations in the price of People’s United Financial common stock. As a result, before the effective time of the merger, a decrease in the trading price of People’s United Financial common stock will reduce the value of the consideration to be paid to Chittenden stockholders in the merger. Chittenden does not have the right to terminate the merger agreement in the event of a decrease in the trading price of People’s United Financial common stock.

Challenges of Combining Two Entities. The Chittenden board considered the challenges of combining the two companies generally, including the likelihood of a successful integration of the companies. In particular, the board considered the added complexity of integrating Chittenden’s banks with People’s United Bank due to the different regulatory regimes currently in place.

Potential Delays in Receiving Regulatory Approvals. The Chittenden board noted the increased complexity associated with merging the Chittenden banks into newly-formed thrift institutions simultaneously with the merger, which was a condition to People’s United Financial’s willingness to enter into the merger agreement. The board noted that this structure could extend the time period required for receipt of the necessary regulatory approvals and/or increase the cost of obtaining those regulatory approvals.

Significant Costs Involved. The Chittenden board considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to complete the merger and to integrate Chittenden’s business with People’s United Financial’s business, and the related disruption to Chittenden’s operations.

The Chittenden board also was aware, and took into consideration, that certain members of Chittenden’s management have interests in the merger that are in addition to, or different from, the interests of Chittenden stockholders generally, including those employment and compensation arrangements described in more detail under “Interests of Chittenden’s Executive Officers and Directors in the Merger” beginning on page [    ] of this document.

The foregoing discussion of the factors considered by the Chittenden board is not intended to be exhaustive, but does set forth the principal factors considered by the board. The Chittenden board members collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board felt were appropriate. In view of the wide variety of factors considered by the Chittenden board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the Chittenden board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Chittenden’s Financial Advisor—J.P. Morgan Securities Inc.

At a meeting of the board of directors of Chittenden on June 26, 2007, JPMorgan rendered its oral opinion to the board of directors of Chittenden that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of common stock of Chittenden in the merger with People’s United Financial was fair, from a financial point of view, to such stockholders. JPMorgan confirmed its oral opinion by delivering to the board of directors of Chittenden a written opinion dated June 26, 2007. The Chittenden board of directors did not limit the investigations made or the procedures followed by JPMorgan in giving its oral or written opinion.

The full text of the written opinion of JPMorgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached to this document as Appendix B and is incorporated in this document by reference. The description of the JPMorgan opinion is qualified in its entirety by reference to the full text of the opinion set forth in Appendix B. You should read this opinion carefully and in its entirety.

JPMorgan’s opinion is directed to the board of directors of Chittenden and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of Chittenden. JPMorgan’s opinion does not constitute an opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Chittenden or the underlying decision by Chittenden to engage in the merger. Moreover, JPMorgan has expressed no opinion as to the price at which Chittenden common stock or People’s United Financial common stock will trade at any future time. The JPMorgan opinion is not a recommendation as to how any holder of Chittenden common stock should vote with respect to the merger agreement or any other matter.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated June 26, 2007 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Chittenden and People’s United Financial and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Chittenden and People’s United Financial with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Chittenden common stock and People’s United Financial common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts (a) relating to Chittenden’s business prepared by the management of Chittenden and (b) relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (which are referred to in this section as the “Synergies”) prepared by the managements of Chittenden and People’s United Financial;

•	reviewed certain publicly available research analyst estimates of the future financial performance of Chittenden and People’s United Financial; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan has held discussions with certain members of the management of Chittenden and People’s United Financial with respect to certain aspects of the merger, and the past and current business operations of Chittenden and People’s United Financial, the financial condition and future prospects and operations of Chittenden and People’s United Financial, the effects of the merger on the financial condition and future prospects of Chittenden and People’s United Financial, and certain other matters JPMorgan believes necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan has relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Chittenden and People’s United Financial or otherwise reviewed by or for JPMorgan. JPMorgan has not reviewed individual credit files nor has JPMorgan conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor has JPMorgan evaluated the solvency of Chittenden or People’s United Financial under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, JPMorgan are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, JPMorgan has assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to it, including the Synergies, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Chittenden and People’s United Financial to which such analyses or forecasts relate. In addition, in its discussions with the senior managements of People’s United Financial and Chittenden regarding the respective future financial performance of Chittenden and People’s United Financial, JPMorgan has discussed certain reports and estimates of research analysts, and sensitivities related thereto. With the consent of the Chittenden board of directors, JPMorgan has relied on those reports and estimates (and the related sensitivities) and has assumed that such reports and estimates (and the related sensitivities) are a reasonable basis upon which to evaluate the business and financial prospects of Chittenden and People’s United Financial. JPMorgan expresses no view as to the foregoing analyses or forecasts (including the Synergies), reports and estimates (and the related sensitivities) that the Chittenden board of directors has directed JPMorgan to use, or the assumptions on which they were based. JPMorgan has also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft furnished to JPMorgan. JPMorgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Chittenden or People’s United Financial or on the contemplated benefits of the merger.

JPMorgan based its opinion on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect its opinion and JPMorgan has no obligation to update, revise, or reaffirm its opinion.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that JPMorgan used in providing its opinion and does not purport to be a complete description of the analyses underlying JPMorgan’s opinion or the presentations made by JPMorgan to the Chittenden board of directors. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan.

Implied Value and Multiple Analysis. Based upon the consideration to be received by Chittenden and the $18.71 closing market price of People’s United Financial common stock on June 25, 2007, JPMorgan calculated that the implied value of the merger consideration was $36.77 per share of Chittenden common stock. This implied value represents approximately a 31% premium to $28.01 (the closing price per share of Chittenden common stock on June 25, 2007).

JPMorgan also determined the multiple of the implied offer price to I/B/E/S median estimated 2007 and 2008 GAAP and cash earnings per share of Chittenden common stock, the stated and tangible book values per share of Chittenden common stock as of December 31, 2006 and the premium to core deposits (comprising domestic deposits excluding CDs with a principal amount of greater than $100,000) as of December 31, 2006. Cash earnings per share below is based on I/B/E/S median GAAP estimates adjusted based on expected intangible amortization disclosed in Chittenden’s public filings. I/B/E/S is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets. The Chittenden financial data is pro forma for the announced acquisitions of Merrill Merchants Bancshares, Inc. and Community Bank & Trust Company. The results of this analysis are summarized as follows:

Offer to:	Multiples/Premium
2007 GAAP EPS	19.1	x
2008 GAAP EPS	17.5	x
2007 cash EPS	18.6	x
2008 cash EPS	17.2	x
Book value per share	2.24	x
Tangible book value per share	4.22	x
Core deposits	27.0%

Comparable Transactions. Using publicly available information, JPMorgan examined the following transactions involving a bank as a target company with transaction values between $1 billion and $3 billion since January 2004, and all bank acquisitions with targets in the Mid-Atlantic or New England regions announced since January 1, 2003 with deal values between $300 million and $5 billion, excluding trust bank targets and minority buy-ins.

Peer Transactions Based on Size
Announcement Date	Acquirer	Target
May 2007	Wells Fargo	Greater Bay Bancorp
January 2007	Merrill Lynch	First Republic Bank
June 2006	Citizens Banking Corp	Republic Bancorp
June 2006	BBVA	Texas Regional Bancshares
July 2005	TD Banknorth	Hudson United Bancorp
July 2005	Zions Bancorp	Amegy Bancorp
August 2004	Fifth Third Bancorp	First Nat’l Bankshares of FL
March 2004	BNP Paribas Group	Community First Bankshares
February 2004	National City Corp	Provident Financial Group

Peer Transactions Based on Geography
Announcement Date	Acquirer	Target
June 2007	PNC Group	Yardville National
April 2007	Susquehanna Bancshares	Community Banks
April 2006	TD Banknorth	Interchange Financial Services
October 2005	New York Community	Atlantic Bank of New York
July 2005	Fulton Financial	Columbia Bancorp
July 2005	TD Banknorth	Hudson United Bancorp
November 2004	Community Banks	PennRock Financial Services
July 2004	PNC Financial Services	Riggs National
December 2003	Partners Trust Financial (MHC)	BSB Bancorp
December 2003	North Fork Bancorp	Trust Co. of New Jersey
August 2003	PNC Financial Services	United National Bancorp
March 2003	Mercantile Bankshares	F&M Bancorp

For each of the transactions, JPMorgan analyzed the price as a multiple to the current year EPS, stated book value and tangible book value, and the premium to core deposits. Set forth below are the results of this analysis for the transactions reviewed, based on information available as of June 25, 2007.

	Comparable Transactions Based on Size				Comparable Transaction Based on Geography
	Low/High Range		Median		Low/High Range		Median
Current year EPS	15.2x – 25.5	x	17.3	x	10.9x – 39.4	x	20.1	x
Book value	1.95x – 3.60	x	2.84	x	1.48x – 3.60	x	2.47	x
Tangible book value	2.46x – 6.63	x	4.08	x	1.75x – 4.47	x	2.93	x
Core deposit premium	18.4% – 43.3%		25.5%		10.0% – 33.5%		22.4%

Based on 17.3x and 20.1x current year EPS of $1.93, the implied value of Chittenden common stock ranged from approximately $33.33 to $38.70. Based on core deposit premium of 22.4% and 25.5% on core deposits of $5.35 billon, the implied value of Chittenden common stock ranged from $32.48 to $35.81.

Chittenden Comparable Companies Analysis. Using publicly available information, JPMorgan compared selected financial and market data of Chittenden with similar data for the following companies:

Selected Regional Banking Peers
Wilmington Trust
Fulton Financial Corp
Susquehanna Bancshares
FirstMerit Corp
South Financial
UMB Financial Corp
Trustmark Corp
Citizens Republic
Alabama National Bancorp
United Community
Wintrust Financial
National Penn Bancshares

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of March 31, 2007, information it obtained from company filings with the Securities and Exchange Commission, information it obtained from FactSet, SNL Financial and I/B/E/S estimates. The multiples and ratios of Chittenden were calculated using the closing price of Chittenden common stock and People’s United Financial common stock as of June 25, 2007. The Chittenden financial data was pro forma for the announced acquisitions of Merrill Merchants Bancshares, Inc. and Community Bank & Trust Company. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisition data for companies in the industries it covers. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to 2007 and 2008 I/B/E/S median estimated GAAP and cash earnings per share;

•	multiple of price to stated book value and tangible book value per share;

•	price as a percentage of the selected company’s dividend yield;

•	premium to core deposits;

•	median consensus estimated long-term growth rate of GAAP earnings per share (LTG); and

•	2008 price to earnings (P/E) to LTG rate and dividend yield.

The results of this analysis are set forth below:

	Selected Regional Banks Median		Chittenden Median
% of 52-week high	82.7%		87.6%
2007E GAAP EPS	14.3	x	14.5
2008E GAAP EPS	13.3	x	13.3
2007E Cash EPS	13.9	x	14.2
2008E Cash EPS	12.9	x	13.0
Book value	1.56	x	1.70
Tangible book value	2.42	x	3.21
Dividend yield	3.24%		3.14%
Core deposit premium	15.9%		18.2%
LTG (%)	9.0%		8.0%
2008 P/E to LTG (%) and dividend yield	111%		167%

This analysis implied a range of values for Chittenden common stock of approximately $25.57 to $27.85 per share.

Chittenden Dividend Discount Analysis. JPMorgan performed a dividend discount analysis to determine a range of equity values of Chittenden common stock, assuming Chittenden continued to operate as a stand-alone entity. The range was determined by adding the present value of an estimated future dividend stream for Chittenden over a five-year period from 2007 through 2012, and the present value of an estimated terminal value of Chittenden common stock at the end of 2013. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2007 and 2008 based on I/B/E/S median estimated earnings per share;

•	an annual earnings per share growth from 2008 to 2013 of 8.0% (based on I/B/E/S estimated median);

•	a targeted tangible common equity/tangible assets (TCE/TA) ratio of 6.0%;

•	a terminal value of Chittenden common stock at the end of 2012 based on a price to earnings multiple range of 13.5x to 15.5x to year 2013 projected earnings;

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values;

•	a 5.0% asset growth rate; and

•	a 35% marginal tax rate.

This analysis implied a fully-diluted equity value of $29.47 to $35.50 per share of Chittenden common stock, on a stand-alone basis, as illustrated by the following table:

	Discount Rate
	10.0%	11.0%	12.0%
13.5x	$32.05	$30.73	$29.47
14.5x	$33.78	$32.36	$31.03
15.5x	$35.50	$34.00	$32.58

JPMorgan also tested the sensitivity of the values by varying the targeted long-term growth rate from 7.0% to 9.0% assuming a fixed terminal price to earnings multiple of 14.5x and an 11% discount rate and keeping constant the other assumptions discussed above. This analysis indicated a fully-diluted equity value of $31.53 to $33.21 per share of Chittenden common stock, on a stand-alone basis.

Chittenden Discount Analysis with Synergies. JPMorgan also performed a dividend discount analysis to determine a range of equity values of Chittenden common stock that included the expected synergies from the merger, based on estimates provided by management and discussed with JPMorgan regarding expected expense savings and balance sheet benefits. In performing its analysis, JPMorgan made the following assumptions in addition to the assumptions described under “—Chittenden Dividend Discount Analysis” above, among others:

•	pre-tax cost synergies of $38 million, phased in 50% in year one, 100% in year two; 3% growth thereafter; and

•	pre-tax restructuring charge of $57 million.

This analysis implied a fully-diluted equity value of $33.76 to $40.83 per share of Chittenden common stock, as illustrated by the following table:

	Discount Rate
	10.0%	11.0%	12.0%
13.5x	$36.80	$35.24	$33.76
14.5x	$38.82	$37.15	$35.58
15.5x	$40.83	$39.07	$37.41

JPMorgan also tested the sensitivity of the values by varying the targeted long-term growth rate from 7.0% to 9.0% assuming a fixed terminal price to earnings multiple of 14.5x and an 11% discount rate and keeping constant the other assumptions discussed above. This analysis indicated a fully-diluted equity value of $36.33 to $37.99 per share of Chittenden common stock.

People’s United Financial Comparable Companies Analysis. Using publicly available information, JPMorgan compared selected financial and market data of People’s United Financial with similar data for the following companies:

Thrift Peers	Bank Peers
Hudson City Bancorp	Commerce Bancorp
NY Community Bancorp	Wilmington Trust
Astoria Financial	Valley National Bancorp
Downey Financial	Fulton Financial Corp
NewAlliance Bancshares	Webster Financial
First Niagara	Provident Bankshares
Provident Financial Services

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of March 31, 2007, information it obtained from filings with the Securities and Exchange Commission, FactSet, SNL Financial and I/B/E/S estimates. The multiples and ratios of People’s United Financial were calculated using the closing price of People’s United Financial common stock as of June 25, 2007. The financial data for People’s United Financial is pro forma for the “second step” conversion completed on April 16, 2007. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to 2007 and 2008 I/B/E/S median estimated GAAP and cash earnings per share;

•	multiple of price to stated book value and tangible book value per share;

•	dividend yield;

•	premium to core deposits;

•	median consensus estimated LTG; and

•	2008 P/E to LTG rate and dividend yield.

The results of this analysis are set forth below:

	Bank Peers				Thrift Peers				People’s United Financial
	Range		Median		Range		Median
% of 52-week high	83.3% – 90.3%		86.5%		78.8% – 95.0%		86.2%		89.7%
2007E GAAP EPS	14.1x – 20.1	x	14.9	x	11.3x – 32.8	x	19.0	x	26.4	x
2008E GAAP EPS	12.8x – 17.5	x	13.8	x	10.4x – 27.6	x	16.4	x	22.8	x
2007E Cash EPS	13.5x – 20.0	x	14.6	x	11.3x – 28.4	x	18.1	x	26.3	x
2008E Cash EPS	12.5x – 17.2	x	13.4	x	10.4x – 24.5	x	15.8	x	22.8	x
Book value	1.27x – 2.94	x	1.93	x	1.05x – 2.00	x	1.31	x	1.29	x
Tangible book value	2.23x – 3.73	x	2.85	x	1.31x – 3.69	x	2.02	x	1.32	x
Dividend yield	1.51% – 4.15%		3.32%		0.62% – 5.80%		2.48%		2.83%
Core deposit premium	10.1% – 43.8%		18.2%		7.0% – 38.0%		16.2%		13.1%
LTG (%)	8.0% – 15.0%		8.5%		7.5% – 23.0%		9.0%		10.0%
2008 P/E to LTG (%) and dividend yield	105% – 151%		114%		100% – 192%		112%		228%

Based on 19.0x and 14.9x 2007E GAAP EPS of $0.71, the implied value of People’s United Financial common stock ranged from approximately $10.56 to $13.46. Based on core deposit premium of 16.2% and 18.2% on core deposits of $9.02 billon, the implied value of People’s United Financial common stock ranged from $19.67 to $20.28.

People’s United Financial Dividend Discount Analysis. JPMorgan performed a dividend discount analysis to determine a range of equity values of People’s United Financial common stock, assuming People’s United Financial continued to operate as a stand-alone entity. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2007 and 2008 based on I/B/E/S median estimated earnings per share;

•	an annual earnings per share growth from 2008 to 2013 of 10.0% (based on I/B/E/S estimated median);

•	a targeted tangible common equity/tangible assets (TCE/TA) ratio of 6.50%;

•	a terminal value of People’s United Financial common stock at the end of 2012 based on a price to earnings multiple range of 13.0x to 15.0x to year 2013 projected earnings;

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values;

•	asset growth of 8.0%; and

•	a 35% marginal tax rate.

This analysis indicated a fully-diluted value of $18.84 to $20.66 per share of People’s United Financial common stock, on a stand-alone basis, as illustrated by the following table:

	Discount Rate
	10.0%	11.0%	12.0%
13.0x	$19.57	$19.20	$18.84
14.0x	$20.12	$19.72	$19.34
15.0x	$20.66	$20.23	$19.83

Sensitivity of People’s United Financial Dividend Discount Analysis to Reductions in EPS Growth Rate and Discount Rate as a Result of the Merger. JPMorgan also performed a dividend discount analysis to determine the sensitivity of People’s United Financial’s equity value to possible reductions in People’s United Financial’s EPS growth rate and discount rate as a result of the merger, based on estimated ranges deemed appropriate in discussions between People’s United Financial management and JPMorgan. The analysis indicated

a range of equity values by varying the EPS growth rate from 9.0% to 11.0%, assuming a discount rate of 11.0%, assuming a terminal value of People’s United Financial common stock at the end of 2012 based on a price to earnings multiple range of 13.0x to 15.0x to year 2013 projected earnings and keeping constant the other assumptions discussed under “—People’s United Financial Dividend Discount Analysis” above.

This analysis indicated fully-diluted equity values as illustrated by the following table:

	EPS Growth Rate
	9.0%	10.0%	11.0%
13.0x	$18.99	$19.20	$19.41
14.0x	$19.50	$19.72	$19.94
15.0x	$20.00	$20.23	$20.47

Pro Forma Merger Analysis. JPMorgan analyzed the pro forma impact of the merger on projected earnings per share for People’s United Financial for 2008 and 2009, based upon I/B/E/S median estimates and other assumptions as described below. The pro forma results were calculated based on publicly available I/B/E/S estimates of GAAP earnings per share and information provided by management of People’s United Financial and Chittenden regarding expected cost savings from the merger.

JPMorgan calculated the effect on earnings per share assuming pre-tax synergies of $38 million phased in 50% in 2008 and 100% in 2009, a growth rate of 3% post 2009, a pre-tax restructuring charge of 150% of fully phased-in cost savings (90% tax deductible), and a core deposit intangible created equal to 2.75% of Chittenden’s total deposits of $6.2 billion amortized over a ten year period using a sum-of-years method of amortization. The analysis indicated that the merger would be accretive to People’s United Financial’s estimated 2008 GAAP EPS and Cash EPS and its estimated 2009 GAAP EPS and Cash EPS, in each case excluding merger costs, as set forth below:

Accretion/(Dilution) (%)
2008 GAAP EPS	9.7%
2009 GAAP EPS	15.1%
2008 Cash EPS	17.0%
2009 Cash EPS	21.1%

* * *

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, is not readily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan’s fairness determination, and JPMorgan did not attribute any particular weight to any analysis or factor considered by it. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion and made its determination as to fairness based on its professional judgment and after considering the results of all of its analyses. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business, economic, market and financial conditions, industry-specific factors, and other matters. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Chittenden or People’s United Financial, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of People’s United Financial and Chittenden. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning, with respect to the selected companies, differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies and, with respect to the selected transactions, differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to People’s United Financial and Chittenden and the transactions compared to the merger. Mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected company or merger and acquisition transaction data.

The terms of the merger agreement were determined through negotiations between People’s United Financial and Chittenden and were approved by the Chittenden board of directors. Although JPMorgan provided advice to Chittenden during the course of the negotiations, the decision to enter into the merger was solely that of the Chittenden board of directors. As described above, the presentation and opinion of JPMorgan was only one of a number of factors taken into consideration by the Chittenden board of directors in making its determination to adopt and approve the merger agreement.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan and its affiliates have provided, and in the future may continue to provide, for compensation, investment banking and other services to Chittenden and People’s United Financial and their respective affiliates. In the ordinary course of business, JPMorgan and its affiliates may actively trade in the debt and equity securities of Chittenden and People’s United Financial for their own accounts or for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

Chittenden selected JPMorgan to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with Chittenden. Pursuant to its engagement letter with JPMorgan, Chittenden has agreed to pay JPMorgan a fee (of which $2,000,000 has been paid with the remainder due if and when the merger is completed) equal to 0.36% of the aggregate consideration payable in the merger. In addition, Chittenden has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

Opinion of Chittenden’s Financial Advisor—Lehman Brothers Inc.

In May 2007, Chittenden engaged Lehman Brothers to act as its financial advisor with respect to the merger of Chittenden with and into People’s United Financial and to render its opinion with respect to the fairness, from a financial point of view, to Chittenden stockholders of the consideration to be offered to those stockholders in the merger. At a meeting of the board of directors of Chittenden on June 26, 2007, Lehman Brothers delivered its oral opinion, which was confirmed by delivery of a written opinion dated June 26, 2007, that as of such date, and based upon and subject to the matters set forth therein, the consideration to be offered to Chittenden stockholders in the merger was fair to those stockholders from a financial point of view.

The full text of the Lehman Brothers written opinion is attached to this document as Appendix C. You are encouraged to read the opinion in its entirety, including the assumptions made, matters considered, procedures followed and limitations upon the review undertaken in connection with such opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

The services and opinion of Lehman Brothers were provided for the benefit and use of the Chittenden board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to the Chittenden board of directors or Chittenden stockholders as to how to vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Chittenden’s underlying business decision to proceed with the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Chittenden, the financing for the merger, or the effects of any other transaction in which Chittenden might engage. The opinion is subject to the assumptions and conditions contained in such opinion and is necessarily based on economic, market and other conditions and the information made available to Lehman Brothers, as applicable, as of the date of such opinion.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning Chittenden and People’s United Financial that Lehman Brothers believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007;

•

financial and operating information with respect to the business, operations and prospects of Chittenden and People’s United Financial furnished to Lehman Brothers by Chittenden and People’s United Financial, respectively, including (a) financial projections of Chittenden prepared by the management of Chittenden and (b) cost savings and restructuring charges expected to result from the merger as estimated by the managements of both companies (which are referred to in this section as the “Pro Forma Effects”);

•	published estimates of independent research analysts with respect to the future financial performance of Chittenden and People’s United Financial;

•

the trading histories of Chittenden and People’s United Financial common stock from June 25, 2004 to June 25, 2007 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Chittenden and People’s United Financial with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•

the potential pro forma impact of the merger on the future financial performance of People’s United Financial, including the potential effect on People’s United Financial pro forma earnings per share and potential dividend stream.

In addition, Lehman Brothers had discussions with the managements of Chittenden and People’s United Financial concerning their respective businesses, operations, assets, liabilities, financial condition, prospects and the Pro Forma Effects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Chittenden and People’s United Financial that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Chittenden, upon advice of Chittenden, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Chittenden as to the future financial performance of Chittenden. However, for the purpose of its analysis, upon discussions with the management of Chittenden, Lehman Brothers assumed that the published estimates of independent research analysts were a reasonable basis upon which to evaluate the future financial performance of Chittenden and that Chittenden would perform substantially in accordance with such estimates. Lehman Brothers was not provided with, and did not have access to, financial projections of People’s United Financial. Accordingly, upon advice of Chittenden, Lehman Brothers assumed that the published estimates of independent research analysts were a reasonable basis upon which to evaluate the future financial performance of People’s United Financial and that People’s United Financial would perform substantially in accordance with such estimates. In addition, upon advice of Chittenden, Lehman Brothers assumed that the amounts and timing of the Pro Forma Effects were reasonable and that the Pro Forma Effects would be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Chittenden or People’s United Financial and did not make or obtain any evaluations or appraisals of the assets or liabilities of Chittenden or People’s United Financial. In addition, upon advice of Chittenden, Lehman Brothers assumed that the respective current allowances for loan losses of Chittenden and People’s United Financial would be, in each case, in the aggregate adequate to cover all such losses. Upon advice of Chittenden and its legal and accounting advisors, Lehman Brothers assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Chittenden with respect to their receipt of People’s United Financial common stock in the merger. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Lehman Brothers was not asked by Chittenden to solicit, and did not solicit, any indications of interest from third parties with respect to a potential sale of Chittenden.

Additionally, Lehman Brothers expressed no opinion as to the prices at which shares of People’s United Financial common stock would trade at any time following the announcement of the merger or the consummation of the merger. Lehman Brothers’ opinion should not be viewed as providing any assurance that the market value of the shares of People’s United Financial common stock to be held by the stockholders of Chittenden after the consummation of the merger will be in excess of the market value of the shares of Chittenden common stock owned by such stockholders at any time prior to announcement or consummation of the merger.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and methods of financial and comparative analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description. Lehman Brothers’ opinion, therefore, must be considered as a whole; taking portions of the analyses or factors set forth in the opinion, without considering all analyses and factors as a whole, could create an incomplete and misleading picture of the processes underlying such opinion and the analyses and factors considered in rendering such opinion. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any one analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Lehman Brothers arrived at its opinion based on the totality of the factors considered and the analyses performed by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion.

Lehman Brothers based its analyses on assumptions it deemed reasonable, including assumptions concerning general business and economic conditions, industry performance and other matters, many of which are beyond the control of Chittenden or People’s United Financial. The analyses performed, particularly those based on estimates and projections, and any such estimates or projections, are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than as set forth in or suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Chittenden or People’s United Financial, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Chittenden and People’s United Financial and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold or purchased or at which any securities may trade at the present time or at any time in the future. None of Chittenden, People’s United Financial, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Chittenden board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Calculation of Implied Transaction Value. Lehman Brothers reviewed the terms of the merger agreement and noted that the consideration to be offered to the Chittenden stockholders consisted of approximately 43.9 million shares of People’s United Financial common stock and approximately $1,064 million in cash. Based on People’s United Financial closing share price of $18.71 on June 25, 2007 (the day preceding the Chittenden board meeting on June 26, 2007), Lehman Brothers calculated an implied transaction value per share of Chittenden common stock of $36.77. Lehman Brothers also noted that the transaction had an implied aggregate value of approximately $1.9 billion as of June 25, 2007 based on Chittenden’s fully diluted number of outstanding common stock of 51.3 million shares. Lehman Brothers also noted that based on the People’s United Financial’s average closing share price of $19.01 for the three days ending June 25, 2007, the implied transaction value per share of Chittenden common stock was $37.03.

Comparable Transactions Analysis. Lehman Brothers reviewed twelve transactions involving acquisitions of banks located in the Mid-Atlantic or New England regions announced since January 1, 2003 with transaction values between $300 million and $5 billion (which are referred to in this section as the “Regional Transactions”). Lehman Brothers also reviewed nine transactions involving acquisitions of banks located nationwide announced since January 1, 2004 with transaction values between $1 billion and $3 billion (which are referred to in this section as the “Nationwide Transactions”). The selected comparable transactions considered by Lehman Brothers were as follows:

Regional Transactions:	Nationwide Transactions:

• PNC Financial Services Group Inc. / Yardville National Bancorp	• Wells Fargo Holdings Corp. / Greater Bay Bancorp

• Susquehanna Bancshares Inc. / Community Banks Inc.	• Merrill Lynch & Co. Inc. / First Republic Bancorp Inc.

• TD Banknorth Inc. / Interchange Financial Services Corp.	• Citizens Republic Bancorp, Inc. / Republic Bancorp Inc.

• New York Community Bancorp Inc. / Atlantic Bank of New York	• BBVA Banco Frances SA / Texas Regional Bancshares Inc.

• Fulton Financial Corp. / Columbia Bancorp	• TD Banknorth Inc. / Hudson United Bancorp

• TD Banknorth Inc. / Hudson United Bancorp	• Zions Bancorp / Amegy Bancorp Inc.

• Community Banks Inc. / PennRock Financial Services Corp.	• Fifth Third Bancorp / First National Bankshares of Florida Inc.

• PNC Financial Services Group Inc. / Riggs National Corp.	• BNP Paribas / Community First Bankshares Inc.

• Partners Trust Financial Group Inc. / BSB Bancorp Inc.	• National City Bancorp / Provident Financial Group Inc.

• North Fork Bancorp / Trust Co. of New Jersey

• PNC Financial Services Group Inc. / United National Bancorp

• Mercantile Bankshares Corp. / F&M Bank Corp.

For the Regional Transactions and Nationwide Transactions, Lehman Brothers used publicly available information, including information obtained from online databases offered by SNL Financial LC, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers. Lehman Brothers used this financial information to determine:

•

the multiples of the transaction price per share to the median current year Institutional Brokers Estimate System (I/B/E/S) consensus earnings per share, or EPS, of the acquired companies at the time of announcement of the transaction;

•

the multiples of the transaction price per share to both book value per share and tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transaction;

•	the implied premium to total deposits of the acquired companies using their most recent financial reports at the time of announcement of the transaction;

•

the implied premium to total core deposits (defined as total deposits less certificates of deposits greater than $100,000) of the acquired companies using their most recent financial reports at the time of announcement of the transaction; and

•	the premia of the transaction price per share compared to the share price of the acquired companies prevailing one day, one week and one month prior to the announcement of the transaction.

The following table summarizes the results from the comparable transactions analysis:

Financial Metrics	Premia and Multiples to Chittenden Implied by the Merger		Regional Transactions						Nationwide Transactions
			High		Median		Low		High		Median		Low
Multiple of Price to:
Current Year Estimated EPS	19.2	x	39.4	x	20.1	x	10.9	x	27.8	x	17.3	x	15.2	x
Book Value	2.25	x	3.60	x	2.47	x	1.48	x	3.60	x	2.84	x	1.95	x
Tangible Book Value	4.30	x	4.47	x	2.93	x	1.75	x	6.63	x	4.08	x	2.46	x
Premium to Total Deposits	22.8%		36.8%		20.3%		7.3%		35.7%		21.6%		12.8%
Premium to Core Deposits	26.5%		33.5%		22.3%		10.0%		43.3%		25.5%		18.4%
1-Day Market Premium	32.3%		48.8%		14.2%		(2.7)%		43.6%		14.2%		(3.5)%
1-Week Market Premium	30.0%		49.8%		16.7%		(2.5)%		47.5%		23.4%		8.2%
1-Month Market Premium	27.7%		57.9%		20.4%		(1.3)%		40.7%		25.0%		7.1%

Because market conditions, transaction rationale and circumstances surrounding each of the selected comparable transactions were specific to each transaction, and because of the inherent differences between the businesses, operations and prospects of Chittenden and People’s United Financial and the businesses, operations and prospects of the acquired companies included in the comparable transactions analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and accordingly made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Chittenden, People’s United Financial and the acquired companies included in the comparable transactions analysis that would affect the transaction value of each.

Based upon these judgments, Lehman Brothers selected a range of median financial multiples described above and applied them to corresponding financial data for Chittenden as of March 31, 2007 to calculate a range of implied equity values per share of Chittenden common stock of $32.00 to $39.00 based on the Regional Transactions and $33.00 to $36.00 based on the Nationwide Transactions. Lehman Brothers noted that the implied transaction value per share of $36.77 was within or above the ranges of implied equity values resulting from these analyses.

Comparable Companies Analysis for Chittenden. In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to Chittenden with selected companies that Lehman Brothers deemed comparable to Chittenden. Lehman Brothers analyzed the public market statistics of certain comparable companies to Chittenden and examined various trading and financial statistics and information relating to those companies.

Lehman Brothers selected the companies below because their businesses and operating profiles are reasonably similar to those of Chittenden. No comparable company identified below is identical to Chittenden. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

Lehman Brothers selected the following comparable companies:

•	First Commonwealth Corp.

•	F.N.B. Corporation

•	Fulton Financial Corp.

•	National Penn Bancshares Inc.

•	NBT Bancorp Inc.

•	Provident Bankshares Corp.

•	Susquehanna Bancshares Inc.

•	Valley National Bancorp

•	Webster Financial Corp.

As part of this comparable companies analysis, Lehman Brothers examined market multiples, premium data and certain balance sheet and profitability ratios for each such company including:

•	the multiple of market price to 2007 I/B/E/S consensus earnings per share;

•	the multiple of market price to 2008 I/B/E/S consensus earnings per share;

•	the multiple of market price to book value per share;

•	the multiple of market price to tangible book value per share;

•	the implied market premium to total deposits;

•	the implied market premium to core deposits (defined as total deposits less certificates of deposits greater than $100,000);

•	the return on average assets;

•	the return on average equity;

•	the return on average tangible equity;

•	the ratio of fee income to total revenue;

•	net interest margin (defined as annualized net interest income as a percentage of average earning assets);

•	the efficiency ratio (the ratio of non-interest expenses to total revenue);

•	the ratio of tangible equity to tangible assets;

•	the ratio of core deposits (defined as total deposits less certificates of deposits greater than $100,000) to total deposits;

•	the ratio of loans to deposits;

•	the ratio of borrowings to assets;

•	the ratio of non-performing loans (defined as loans on which interest is no longer accruing) to total loans; and

•	the ratio of net charge-offs (defined as loans charged-off net of recoveries of loans previously charged-off) to average loans.

The estimated 2007 and 2008 earnings per share were obtained from I/B/E/S and the remaining information was obtained from publicly available financial information for the quarter ended March 31, 2007. The stock price data used for this analysis was the closing price for the selected companies on June 25, 2007.

The following tables summarize the results from the comparable companies analysis on Chittenden:

Financial Metrics	Chittenden	Median of Comparable Companies
Multiple of Market Price to
2007 Estimated EPS	14.5x	14.2x
2008 Estimated EPS	13.3x	13.2x
Book Value	1.71x	1.62x
Tangible Book Value	3.25x	2.83x
Premium to Total Deposits	15.6%	14.8%
Premium to Core Deposits	18.1%	17.2%

Profitability Ratios	Chittenden	Median of Comparable Companies
Return on Average Assets	1.26%	1.12%
Return on Average Equity	11.3%	11.1%
Return on Average Tangible Equity	22.2%	19.4%
Fee Income / Total Revenue	22.5%	29.6%
Net Interest Margin	4.10%	3.62%
Efficiency Ratio	58.0%	58.3%

Balance Sheet Ratios	Chittenden	Median of Comparable Companies
Tangible Equity / Tangible Assets	6.00%	6.14%
Core Deposits / Total Deposits	86.0%	85.8%
Loans / Deposits	88.6%	96.4%
Borrowings / Assets	5.9%	16.9%
Non-Performing Loans / Total Loans	0.56%	0.46%
Net Charge-Offs / Average Loans	0.08%	0.17%

Lehman Brothers selected a range of median financial metrics described above and applied them to corresponding financial data for Chittenden as of March 31, 2007 to calculate a range of implied equity values per share of Chittenden common stock of $27.00 to $28.00. Lehman Brothers noted that the closing share price of Chittenden common stock of $28.01 on June 25, 2007 was above the range of implied equity values resulting from this analysis.

Lehman Brothers selected the comparable companies named above because their businesses and operating profiles are reasonably similar to those of Chittenden. However, because of the inherent differences between business, operations and prospects of Chittenden and the businesses, operations and prospects of the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Chittenden and the companies included in this analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Chittenden and the companies included in the comparable companies analysis.

Discounted Cash Flow Analysis of Chittenden. Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of Chittenden common stock. A discounted cash flow is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Chittenden by assuming I/B/E/S consensus earnings estimates for 2007 and 2008 of $1.73 and $2.10 per share, respectively, and an annual long-term growth rate range of 7% to 9%, based on the I/B/E/S consensus long-term growth rate of 8%. The valuation range was determined by adding (1) the present value of Chittenden’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Chittenden of 6.0% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to Chittenden), from December 31, 2007 through December 31, 2012 and (2) the present value of the “terminal value” of Chittenden common stock. In calculating the terminal value of Chittenden common stock, Lehman Brothers applied multiples ranging from 14.0x to 15.0x, based upon the price to earnings multiples of comparable companies, to 2013 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to June 25, 2007, using discount rates ranging from 11.0% to 13.0%, based upon a cost of equity calculation conducted using the capital asset pricing model.

Based on the above assumptions, Lehman Brothers calculated a range of implied equity values of $28.00 to $32.00 per share of Chittenden common stock on a standalone basis and $34.00 to $38.00 per share of Chittenden common stock on an acquisition value basis, which includes the impact of the Pro Forma Effects. Lehman Brothers noted that the closing share price of Chittenden common stock of $28.01 on June 25, 2007 was within the range of implied standalone equity values resulting from this analysis. Lehman Brothers also noted that the implied transaction value per share of $36.77 was within the range of implied acquisition equity values resulting from this analysis.

Lehman Brothers performed the following analyses for People’s United Financial so as to provide the Chittenden board of directors with context to determine that the shares of People’s United Financial common stock that the Chittenden stockholders are receiving in the merger are appropriately valued.

Comparable Companies Analysis for People’s United Financial. In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to People’s United Financial with selected companies that Lehman Brothers deemed comparable to People’s United Financial. Lehman Brothers analyzed the public market statistics of certain comparable companies to People’s United Financial and examined various trading and financial statistics and information relating to those companies.

Lehman Brothers selected the companies below from the list of companies selected by the independent appraiser in People’s United Financial’s second-step conversion (excluding MAF Bancorp, Inc. due to its pending sale to National City Corporation) because their businesses and operating profiles are reasonably similar to those of People’s United Financial. No comparable company identified below is identical to People’s United Financial. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

Lehman Brothers selected the following comparable companies:

•	Anchor BanCorp Wisconsin Inc.

•	City National Corp.

•	Commerce Bancshares Inc.

•	Cullen/Frost Bankers Inc.

•	First Niagara Financial Group Inc.

•	NewAlliance Bankshares Inc.

•	PFF Bancorp Inc.

•	Provident Financial Services Inc.

•	TCF Financial Corp.

•	Valley National Bancorp

•	Webster Financial Corp.

As part of this comparable companies analysis, Lehman Brothers examined market multiples, premium data and certain balance sheet and profitability ratios for each such company including:

•	the multiple of market price to 2008 I/B/E/S consensus earnings per share;

•	the multiple of market price to book value per share;

•	the multiple of market price to tangible book value per share;

•	the implied market premium to total deposits;

•	the implied market premium to core deposits (defined as total deposits less certificates of deposits greater than $100,000);

•	the return on average assets;

•	the return on average equity;

•	the return on average tangible equity;

•	the ratio of fee income to total revenue;

•	net interest margin (defined as annualized net interest income as a percentage of average earning assets);

•	the efficiency ratio (the ratio of non-interest expenses to total revenue);

•	the ratio of tangible equity to tangible assets;

•	the ratio of core deposits (defined as total deposits less certificates of deposits greater than $100,000) to total deposits;

•	the ratio of loans to deposits;

•	the ratio of borrowings to assets;

•	the ratio of non-performing loans (defined as loans on which interest is no longer accruing) to total loans; and

•	the ratio of net charge-offs (defined as loans charged-off net of recoveries of loans previously charged-off) to average loans.

The estimated 2008 earnings per share were obtained from I/B/E/S and the remaining information was obtained from publicly available financial information for the quarter ended March 31, 2007. The stock price data used for this analysis was the closing price for the selected companies on June 25, 2007.

The following tables summarize the results from the comparable companies analysis on People’s United Financial:

Financial Metrics	People’s United Financial		Median of Comparable Companies
Multiple of Market Price to
2008 Estimated EPS	22.8	x	13.6	x
Book Value	1.29	x	1.75	x
Tangible Book Value	1.33	x	2.28	x
Premium to Total Deposits	13.9%		15.0%
Premium to Core Deposits	15.4%		17.0%

Profitability Ratios	People’s United Financial		Median of Comparable Companies
Return on Average Assets	1.48%		1.14%
Return on Average Equity	4.7%		12.9%
Return on Average Tangible Equity	4.8%		14.3%
Fee Income / Total Revenue	24.5%		30.8%
Net Interest Margin	4.25%		3.45%
Efficiency Ratio	56.8%		60.6%

Balance Sheet Ratios	People’s United Financial		Median of Comparable Companies
Tangible Equity / Tangible Assets	29.29%		7.88%
Core Deposits / Total Deposits	90.5%		87.9%
Loans / Deposits	93.4%		98.0%
Borrowings / Assets	0.5%		13.2%
Non-Performing Loans / Total Loans	0.21%		0.37%
Net Charge-Offs / Average Loans	0.02%		0.09%

Lehman Brothers selected a range of median financial metrics described above and applied them to corresponding financial data for People’s United Financial as of March 31, 2007 to calculate a range of implied equity values per share of People’s United Financial common stock of $19.00 to $25.00. Lehman Brothers noted that the average closing share price of People’s United Financial common stock of $19.01 for the three days ending June 25, 2007 was within the range of implied equity values resulting from this analysis.

Lehman Brothers selected the comparable companies named above because their businesses and operating profiles are reasonably similar to those of People’s United Financial. However, because of the inherent differences between business, operations and prospects of People’s United Financial and the businesses, operations and prospects of the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of People’s United Financial and the companies included in this analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between People’s United Financial and the companies included in the comparable companies analysis.

Discounted Cash Flow Analysis of People’s United Financial. Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of People’s United Financial common stock by assuming I/B/E/S consensus earnings estimates for 2007 and 2008 of $0.71 and $0.82 per share, respectively, and an annual long-term growth rate range of 9% to 11%, based on the I/B/E/S consensus long-term growth rate of 10%. The valuation range was determined by adding (1) the present value of People’s United Financial dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for People’s United Financial of 6.0% (a customary tangible common equity ratio for well-capitalized banking institutions comparable to People’s United Financial), from December 31, 2007 through December 31, 2012 and (2) the present value of the “terminal value” of People’s United Financial common stock. In calculating the terminal value of People’s United Financial common stock, Lehman Brothers applied multiples ranging from 14.0x to 15.0x, based upon price to earnings multiples of comparable companies, to 2013 forecasted earnings. The free cash flow stream and the terminal value were then discounted back to June 25, 2007, using discount rates ranging from 11.0% to 13.0%, based upon a cost of equity calculation conducted using the capital asset pricing model.

Based on the above assumptions, Lehman Brothers calculated a range of implied equity values of $19.00 to $20.00 per share of People’s United Financial common stock on a standalone basis. Lehman Brothers noted that the average closing share price of People’s United Financial common stock of $19.01 for the three days ending June 25, 2007 was within the range of implied equity values resulting from this analysis.

Merger Consequences Analysis. Lehman Brothers performed an illustrative pro forma analysis of the financial impact of the merger on People’s United Financial, using I/B/E/S consensus earnings estimates for People’s United Financial and Chittenden. In calculating the impact of the merger on the pro forma income statement and balance sheet of the combined company, the following assumptions were made:

•	deposit intangibles created will be 2.75% of Chittenden’s total deposits and will be amortized on a sum-of-years-digits basis over 10 years;

•	a 35.0% tax rate; and

•	a 5.25% pre-tax cost of cash.

Based on these assumptions and taking into account the impact of the Pro Forma Effects, Lehman Brothers calculated that the merger would be accretive to People’s United Financial earnings per share by 10.2% in 2008 and 16.1% in 2009.

General. The terms of the merger were determined through arms-length negotiations between Chittenden with its advisors, and People’s United Financial with its advisors, and were unanimously approved by the members of the board of directors of Chittenden. Lehman Brothers’ opinion does not address any other aspects of the merger transaction and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the members of the Chittenden board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Chittenden board of directors with respect to the value of Chittenden or whether the Chittenden board would have been willing to agree to a different price.

Lehman Brothers is an internationally-recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services. The Chittenden board of directors selected Lehman Brothers as its financial advisor because of its reputation and experience advising companies in the financial institutions industry generally, as well as its substantial experience in transactions comparable to the merger.

Chittenden has entered into a letter of agreement with Lehman Brothers dated May 25, 2007 in connection with its engagement as Chittenden’s financial advisor with respect to the merger. Pursuant to the terms of Lehman Brothers’ engagement letter, Chittenden has agreed to pay Lehman Brothers $2,000,000 in connection with the rendering of its fairness opinion and an additional fee of approximately $4,750,000, contingent upon the consummation of the merger. In addition, Chittenden has agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers and certain related parties against certain liabilities that may arise out of its engagement and the rendering of its opinion. Lehman Brothers has provided various investment banking services to Chittenden and People’s United Financial in the past and expects to perform various investment banking services to the combined company in the future and has received, and expects to receive, customary fees for the rendering of those services. Most recently, Lehman Brothers acted as Sole Bookrunner on Chittenden’s subordinated debt offering in February 2007, and as Joint Lead Manager on the syndicated offering of People’s United Financial second-step conversion in April 2007. In the ordinary course of its business, Lehman Brothers and its affiliates may actively trade in the equity and securities of Chittenden and People’s United Financial for their own accounts and the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

People’s United Financial’s Reasons for the Merger

People’s United Financial’s reasons for entering into the merger agreement include:

•	the opportunity to combine two banking institutions with similar balance sheets, management styles and cultures to create a premier New England banking franchise;

•	the quality of Chittenden’s business, customer relationships and assets and the compatibility of the People’s United Financial and Chittenden operating models;

•	the opportunity to expand into attractive contiguous and near-contiguous markets in a transaction that is accretive to earnings per share; and

•	the opportunity for the combined company to be well positioned in the consumer and commercial markets in New England and to have the size and scale for future growth.

Regulatory Approvals Required for the Merger

General. People’s United Financial and Chittenden have filed all applications and notices and have taken or will take all other appropriate actions with respect to any required approvals or other action of any governmental authority. Required approval has been received from the Maine Bureau of Financial Institutions, and the Vermont Department of Banking, Insurance Securities and Health Care Administration has issued a letter of nonobjection.

The merger agreement provides that the obligation of each of People’s United Financial and Chittenden to complete the merger is conditioned upon the receipt of all required regulatory approvals, the giving of all required notices to regulatory agencies, and the expiration of all waiting periods. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger. If such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or constitute a materially burdensome condition such that People’s United Financial will terminate the transaction. Further, there can be no assurance that an action will not be brought challenging such approvals or action, or, if such a challenge is made, the result of that challenge. People’s United Financial and Chittenden are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described below. Should any other approval or action be required, People’s United Financial and Chittenden currently contemplate that such approval or action would be sought. As such, before People’s United Financial and Chittenden may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators. The following paragraphs summarize the required regulatory approvals and notices and the status of each.

Office of Thrift Supervision. In order to consummate the merger of each of Chittenden’s bank subsidiaries with and into separate to-be-formed federally chartered savings bank subsidiaries of People’s United Bank, People’s United Bank must form interim banks into which the Chittenden bank subsidiaries will be merged. We refer to these entities as the “interim banks.” Before the completion of the merger, People’s United Financial and

People’s United Bank must receive approval from the Office of Thrift Supervision of their H-(e)3 application to acquire Chittenden and to establish and acquire the interim banks. The Office of Thrift Supervision must also approve each of People’s United Bank’s federal thrift applications to establish and merge the interim banks. In making its determination, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the acquirer and the institution, willingness to furnish requested information and risk of a monopoly in any part of the United States or impact on competition. The interim banks must also be granted fiduciary powers from the Office of Thrift Supervision. Furthermore, the interim banks must receive approval from the Office of Thrift Supervision of their respective applications under the Bank Merger Act.

Board of Governors of the Federal Reserve. People’s United Financial must receive confirmation from the Board of Governors of the Federal Reserve System, or the Board, or the Federal Reserve Bank of New York acting on delegated authority, pursuant to Section 225.12(d)(2) of the Board’s Regulation Y, that the application requirements of Section 3 of the Bank Holding Company Act of 1956 do not apply to the merger or the merger of each of Chittenden’s bank subsidiaries with and into separate to-be-formed federally chartered savings bank subsidiaries of People’s United Bank.

State Regulatory Filings.

Massachusetts. Before the completion of the merger, the Massachusetts Board of Bank Incorporation must approve the petition for People’s United Financial to acquire Chittenden Corporation (as the holding company of Flagship Bank and Trust Company and The Bank of Western Massachusetts) and for People’s United Financial and People’s United Bank to become bank holding companies for purposes of Massachusetts law. Additionally, People’s United Bank must receive the approval of its application to the Massachusetts Division of Banks for the merger of Flagship Bank and Trust Company and The Bank of Western Massachusetts with their respective interim banks. Under Massachusetts law, the Massachusetts Commissioner of Banks may authorize an acquisition of a state bank by an out-of-state acquirer; provided (1) the laws of the jurisdiction in which the acquirer has its principal place of business expressly authorize, under conditions no more restrictive than those imposed by Massachusetts law, a Massachusetts bank to exercise like authority; (2) the target Massachusetts bank has been in existence for a period of three years or more; and (3) the acquirer will not control more than thirty percent of the total insured deposits in Massachusetts following the acquisition. The Commissioner has authority to waive certain statutory requirements if he determines that economic conditions warrant granting such waiver.

Similarly, the Massachusetts Board of Bank Incorporation must approve a company’s petition to become a bank holding company and to acquire another financial institution. The Board’s decision is based on a finding of whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted by the acquisition. In making such determination, the Board considers a showing of net new benefits, such as initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the Massachusetts bank’s delineated local community. The Board must also receive (1) notice from the Massachusetts Housing Partnership Fund that arrangements have been made satisfactory to the fund for the acquirer to make 0.0090 percent of its assets located in Massachusetts available for call by the fund for a period of ten years for the purpose of providing loans to the fund for financing, qualified low- and moderate-income housing acquisition or ownership programs; and (2) written assurances from the acquirer that a resident of Massachusetts will occupy a position of an executive officer in the acquired Massachusetts bank or any successor institution for so long as such acquirer controls the institution. Finally, the acquirer must maintain, for a period of two years, an asset base in the acquired institution equal to or greater than the total assets of such institution on the date of acquisition, unless such requirement is waived by the Commissioner if, in his judgment, economic conditions warrant a waiver.

Maine. People’s United Financial has requested the approval of the Superintendent of the Maine Bureau of Financial Institutions for People’s United Financial to acquire Chittenden Corporation (as the holding company of Maine Bank & Trust Company and Merrill Merchants Bank). In considering approval of the merger, the Maine Superintendent must consider whether the merger will contribute to the financial strength and success of the institutions involved and will promote the convenience and advantage of the public. In determining whether this standard has been met, the Maine Superintendent must consider, among other things, the effect of the merger on competition, the character, ability and overall sufficiency of the management of the institutions concerned, and the adequacy of capital and financial resources of the institutions. People’s United Financial received this approval from the Maine Bureau of Financial Institutions on September 26, 2007.

New Hampshire. Prior to completion of the merger, People’s United Financial must receive the approval of the New Hampshire Banking Commissioner of an application for authority for a subsidiary interim federal savings bank to merge with, and to change the charter of, Ocean Bank. The Commissioner must find no violation of the deposit limitations of New Hampshire and that the laws of each state in which People’s United Bank is located would permit a substantially similar transaction to occur.

Vermont. Prior to the completion of the merger, People’s United Financial must file notice with the Commissioner of the Vermont Department of Banking, Insurance, Securities and Health Care Administration of the transaction with Chittenden Trust Company, including the plan of merger and certified resolutions. No formal approval is required. By letter dated September 17, 2007, the Vermont Department of Banking, Insurance, Securities and Health Care Administration issued a formal nonobjection with respect to the merger.

Stock Exchange Listing

Listing of People’s United Financial Common Stock. Under the terms of the merger agreement, People’s United Financial must obtain approval for listing on the NASDAQ Global Select Market the shares of People’s United Financial common stock to be issued to Chittenden stockholders in the merger.

Delisting and Deregistration of Chittenden Common Stock. If the merger is completed, Chittenden’s common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger.

Stockholders of Chittenden are entitled to exercise their rights as dissenting stockholders under Title 11A, Chapter 13 of the Vermont Business Corporation Act, but only if you comply strictly with all of the procedural and other requirements of Chapter 13, a copy of which is attached to this document as Appendix D.

The provisions of Chapter 13 of the Vermont Business Corporation Act are summarized below.

You must deliver to Chittenden written notice of your intent to demand payment. If you intend to demand payment of the fair value of your shares of Chittenden common stock, you must deliver, before the vote on the merger agreement is taken at the special meeting, a written notice of intent to demand payment for your shares if the proposed merger is completed. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment. Chittenden stockholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Chittenden Corporation, P.O. Box 820, Burlington, Vermont 05402-0820, Attention: F. Sheldon Prentice. It is important that Chittenden receive all written notices of intent before the vote concerning the merger agreement is taken at the special meeting. The written notice of intent should specify your name and mailing address, the number of shares of common stock owned, and that you intend to demand payment for your shares under Chapter 13 of the Vermont Business Corporation Act.

You must NOT vote for approval of the merger agreement. If you intend to demand payment of the fair value of your shares of Chittenden common stock, you must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to demand payment for your shares under Chapter 13 of the Vermont Business Corporation Act. You will also terminate your right to demand payment if you submit a signed proxy card and (1) fail to vote against approval of the merger agreement, or (2) fail to note that you are abstaining from voting. If you do either of these two things, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. However, you will not terminate your right to demand payment if you do not submit a proxy card.

You must demand payment for your shares of Chittenden common stock and deposit certificates for certificated shares. If the merger agreement is approved by Chittenden stockholders, Chittenden will be required to deliver a written dissenters’ notice to all stockholders who delivered a written notice of intent to demand payment for their shares of Chittenden common stock and who did not vote for the approval of the merger agreement. The written dissenters’ notice must be sent to you by Chittenden no later than ten days after the approval of the merger agreement and must state where a demand for payment must be sent, where and when certificates for certificated shares must be deposited, and to what extent the transfer of uncertificated shares will be restricted after the payment demand is received. The written dissenters’ notice must also supply a form for demanding payment, indicating the date of the first announcement to news media of the terms of the proposed merger, which was June 27, 2007, and set a date by which Chittenden must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered.

You must demand payment for your shares of Chittenden common stock using the form provided with Chittenden’s written dissenters’ notice, certifying whether or not you acquired beneficial ownership of your shares before June 27, 2007, and depositing certificates for certificated shares in accordance with the terms of the written dissenters’ notice. If you do not demand payment or deposit your certificates for certificated shares as required by the written dissenters’ notice, you will not be entitled to payment for your shares under Chapter 13 of the Vermont Business Corporation Act.

Chittenden may restrict the transfer of uncertificated shares of Chittenden common stock from the date that the demand for their payment is received until the merger is completed. The holder of the uncertificated shares will retain all other rights of a stockholder of Chittenden until those rights are cancelled or modified by the merger.

If you fail to strictly comply with any of the conditions in Chapter 13 of the Vermont Business Corporation Act and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

If the merger is completed, each holder of shares of Chittenden common stock who acquired those shares prior to June 27, 2007 and who perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act, will be paid by Chittenden the amount that Chittenden estimates to be the fair value, plus accrued interest. The payment must be accompanied by Chittenden’s balance sheet, income statement, and statement of changes in stockholders’ equity as of and for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements. The payment must also be accompanied by a statement of Chittenden’s estimate of the fair value of the shares and how such estimate was calculated, an explanation of how the interest was calculated, and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the payment.

If the merger is completed, Chittenden may elect to withhold payment from holders of Chittenden common stock who acquired those shares after June 27, 2007 and who perfected dissenters’ rights in accordance with Chapter 13 of the Vermont Business Corporation Act. If Chittenden elects to withhold payment, Chittenden will be required to estimate the fair value of the dissenting stockholders’ shares of Chittenden common stock, plus accrued interest and to send an offer to pay this amount in full satisfaction of the stockholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenting stockholder’s right to demand payment if dissatisfied with the amount of the offer. If you agree to accept the offer of payment in full satisfaction of your demand, you will be sent that amount in payment by Chittenden.

If you believe that the amount paid or offered to be paid by Chittenden is less than the fair value of your shares or that the interest due is incorrectly calculated, you may, within 30 days of receipt of the payment or offer of payment, notify Chittenden in writing of your own estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate of the fair value of your shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of Chittenden’s receipt of that demand, Chittenden would be required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount that you demanded. Chittenden is required to commence the proceeding in the superior court of Chittenden County, Vermont.

If Chittenden petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against Chittenden, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against Chittenden if the court finds that Chittenden did not substantially comply with the requirements of Chapter 13 of the Vermont Business Corporation Act, or against either Chittenden or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Chittenden, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If you are considering demanding payment of the fair value of your shares, you should note that the fair value of your shares determined under Chapter 13 of the Vermont Business Corporation Act could be more than, the same as, or less than the consideration you would receive under the terms of the merger agreement if you did not demand payment of the fair value of your shares.

If you fail to comply strictly with the procedures described in Chapter 13 of the Vermont Business Corporation Act and summarized above, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult a legal advisor before attempting to do so.

INTERESTS OF CHITTENDEN’S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

In considering the Chittenden board of directors’ recommendation to vote in favor of the approval of the merger agreement, you should be aware that Chittenden’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other Chittenden stockholders generally. The Chittenden board was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Employment Agreements

Employment Agreement with Paul A. Perrault. In connection with the execution of the merger agreement, People’s United Financial entered into an employment agreement with Paul A. Perrault, Chittenden’s Chairman, President and Chief Executive Officer. Upon the closing of the merger, this employment agreement will become effective and will supersede Mr. Perrault’s existing employment agreement with Chittenden. The employment agreement has a two-year term commencing upon the closing of the merger, and provides for automatic one-year renewals, unless either party has given the other sufficient prior notice of its or his desire to terminate the agreement at the end of the current period.

During the employment period, Mr. Perrault will serve as Vice Chairman of People’s United Financial and a member of People’s United Financial’s executive officer group. Mr. Perrault will receive an annual base salary of $650,000 and will be eligible to participate in the bonus plan and other incentive programs applicable to People’s United Financial’s senior management. Beginning in 2008, during each year Mr. Perrault is employed by People’s United Financial, People’s United Financial will make awards to Mr. Perrault under these incentive programs based on a target level which, in combination with Mr. Perrault’s base salary, would provide him with total target earnings of $1.4 million (on an annualized basis) in compensation with respect to employment services rendered during the applicable year. These awards may be partially in the form of equity-based awards, provided that the cash-based awards must constitute an amount equal to at least 70% of his base salary.

Also under the employment agreement, Mr. Perrault will be entitled to perquisites, fringe benefits (including the use of an automobile), group insurance coverage, vacation entitlements and other benefits, including supplemental retirement benefits, generally provided to other senior executives of People’s United Financial from time to time. In addition, Mr. Perrault will be entitled to receive a paid, furnished apartment located within a reasonable commuting distance to People’s United Financial’s headquarters in Bridgeport, Connecticut. In the event People’s United Financial requires Mr. Perrault to move to Connecticut, reasonable relocation expenses will be paid. The employment agreement also entitles Mr. Perrault to enter into an agreement substantially the same as the Agreement for Compensation on Discharge Subsequent to a Change of Control entered into between People’s United Financial and various of its senior executives. Accordingly, in the event Mr. Perrault’s employment is terminated under certain circumstances, he would generally be eligible for cash severance, continuation of group health benefits and certain supplemental retirement benefits. Under the terms of the employment agreement, in the event Mr. Perrault’s employment terminates under certain circumstances, Mr. Perrault may elect to receive either the applicable severance benefits provided under the employment agreement or this change of control agreement, but not both.

Termination by People’s United Financial of Mr. Perrault’s employment under the employment agreement without “cause” (including non-renewal by People’s United Financial) or a termination of employment by Mr. Perrault for “good reason” will entitle Mr. Perrault to:

•

continued payment of the then rate of base salary for the severance period, which lasts from termination through the later of (1) six months after such termination or (2) the end of the term as scheduled before such termination;

•	the target value of the cash-based incentive awards for the then current performance period pro-rated for the number of days of service completed in that performance period;

•	the full premium cost for continuation of group health plan benefits during the severance period;

•	vesting of any stock options and lapsing of all restrictions on restricted stock or other equity-based awards; and

•

any previously unpaid payments or unissued equity awards under any incentive programs with respect to the previous calendar year that would have been paid or issued in the event of continued employment.

As a condition to receiving the benefits described above, Mr. Perrault will be required to execute a general release of claims.

Mr. Perrault is also subject to non-competition, non-solicitation, and confidentiality obligations through the end of one year after termination of his employment, so long as People’s United Financial is not in default of any material obligation under the employment agreement.

Employment Agreements with Chittenden Bank Presidents. In connection with the execution of the merger agreement, People’s United Financial agreed to offer to enter into an employment agreement with the president of each Chittenden bank. The Chittenden bank presidents are as follows: Timothy P. Crimmins, Jr.—The Bank of Western Massachusetts; James C. Garvey—Flagship Bank and Trust Company; John W. Kelly—Chittenden Bank; Samuel A. Ladd, III—Maine Bank & Trust Company; William P. Lucy—Merrill Merchants Bank; and Danny H. O’Brien—Ocean Bank. Each bank president would serve as President and Chief Executive Officer of the thrift institution into which his bank is merged at the closing.

These employment agreements each have a one-year term commencing upon the closing of the merger. Thereafter, commencing on each of the nine-month and the 21-month anniversary of the closing of the merger, the scheduled termination date will be extended for one year, unless either party has given the other prior notice that the scheduled termination date will not be extended.

Each bank president’s annual base salary will be commensurate with his current base salary with Chittenden, and his bonus target payout amount for each of 2008 and 2009 will be based on Chittenden’s current practice. If the effective date of the merger occurs after December 31, 2007, then in addition to the annual bonus, each bank president will be entitled to receive a special transition bonus. Any amount payable to the bank president as an annual bonus or special transition bonus will be offset by the amount payable to the bank president with respect to the same performance period under Chittenden’s amended and restated 2005 Executive Management Incentive Compensation Plan as a result of a change of control of Chittenden. During the employment period, starting in 2008, each bank president will be eligible to receive annual grants that are a combination of cash-based and equity-based grants, the amount and mix of grant types to be reasonably comparable to grants made under Chittenden plans in effect for 2007. During the employment period, the annual combined value of the annual bonus, special transition bonus, if payable, and the long-term incentive grant, will be at least substantially equal in value to the annual combined value of the awards that were made to the bank president in accordance with Chittenden’s practice on June 1, 2007.

Also under each employment agreement, the bank president will be entitled to perquisites, fringe benefits (including the use of an automobile), group insurance coverage, club membership, vacation entitlements and other benefits, including eligibility to participate in various non-qualified benefit plans maintained by People’s United Financial, generally provided to other senior officers (but not executive officers) of People’s United Financial.

Termination by People’s United Financial of the bank president’s employment under this agreement without “cause” or a termination of employment by the bank president for “good reason” will entitle the bank president to:

•

continued payment of the then rate of base salary for one year after the termination date, provided that if such termination occurs within one year following a change of control, the continuation of base salary will be for two years;

•	the target value of the cash-based incentive awards for the then current performance period pro-rated for the number of days of service completed in that performance period;

•	the full premium cost for continuation of group health plan benefits during the severance period; and

•

any previously unpaid payments or unissued equity awards under any incentive programs with respect to the previous calendar year that would have been paid or issued in the event of continued employment.

As a condition to receiving the benefits described above, the bank president will be required to execute a general release of claims.

The employment agreement also contains certain restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants through the end of one year after termination of the bank president’s employment, so long as People’s United Financial is not in default of any material obligation under the employment agreement.

Existing Severance Agreements

Chittenden has existing senior executive severance agreements with nine of its executive officers. Under these agreements, if the employment of the executive officer is terminated following the merger (including by the executive for any reason), the executive officer would become entitled to a lump sum payment in an amount equal to:

•	a multiple (ranging from 1.5 to 2.99 times) of the amount of the highest base salary in effect at or following the merger;

•	the same multiple of the amount of the highest target bonus of the executive officer in effect at or following the merger;

•

the same multiple of the amount of the core contribution that would have been contributed on the executive officer’s behalf under Chittenden’s Incentive Savings and Profit Sharing Plan in the event the executive officer had continued employment until the end of the then current plan year;

•

the same multiple of the amount of the 401(k) match and the profit sharing portion of the 401(k) contribution that would have been contributed on behalf of the executive officer in the event the executive officer had continued employment until the end of the then current year;

•

the same multiple of the amount of the 401(k) restoration payment, if any, that would have been credited on behalf of the executive officer in the event the executive officer had continued employment until the end of the then current year;

•

the same multiple of the amount that would have been credited on behalf of the executive officer under the supplemental executive retirement plan for members of the executive management group in the event the executive officer had continued employment until the end of the then current year; and

•	all earned but unpaid bonuses and related contingent payments relating to prior years.

The approximate severance amounts payable in cash to the executive officers upon the completion of the merger, assuming that the merger is completed on January 2, 2008, are as follows: Paul A. Perrault, $4,341,000; John P. Barnes, $1,229,000; Timothy P. Crimmins, Jr., $646,000; James C. Garvey, $595,000; John W. Kelly, $1,599,000; Samuel A. Ladd III, $613,000; Danny H. O’Brien, $1,140,000; F. Sheldon Prentice, $494,000; and Kirk W. Walters, $1,253,000. Regardless of whether the executive officer’s employment is terminated following the merger, the merger agreement provides for the payment of these amounts upon the closing date or such later date as may be required for these payments to meet the requirements of Section 409A of the Internal Revenue Code. The above severance amounts were calculated using the compensation information available as of August 27, 2007, which included 2007 base salary and bonus information and 2006 contributions to qualified and non-qualified retirement programs. Actual severance payments upon completion of the merger may vary based on the executive officer’s actual compensation for 2007 and the actual 2007 contributions to retirement programs on behalf of that officer.

Other benefits under these agreements include: (1) medical, dental, long-term disability, accidental death and dismemberment insurance and life insurance for a period of 24 months (36 months for Mr. Perrault); (2) professional advice of a financial planner, actuary or accountant of the executive officer’s choice;

(3) outplacement services selected by the executive officer, an office and clerical assistance for a period of twelve months; and (4) the payment of all reasonable legal and mediation fees and expenses incurred by the executive officer in obtaining or enforcing any right or benefit provided by the agreement.

In addition, Chittenden has senior management severance agreements with two other executive officers. Under these agreements, if the employment of the executive officer is terminated under specified circumstances within one year following the merger, the executive officer will be entitled to receive a lump sum payment equal to the sum of (1) the current base salary of the executive officer, and (2) an amount equal to the highest potential cash bonus that could be earned by the executive officer in the year of the closing of the merger. Assuming that the merger is completed on January 2, 2008, these agreements would result in potential aggregate severance payments of approximately $363,000 to these executive officers. In addition, the executive officer is entitled to continued health, dental, long-term disability, life insurance and other fringe benefits, on the same terms and conditions as though the executive officer had remained an active employee, for a period of twelve months.

Equity-Based Awards

Stock Options. The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding Chittenden stock option, whether or not exercisable, will be cancelled. The holders of those options will be entitled to receive an amount of cash calculated by multiplying the number of shares of Chittenden common stock subject to that option by the excess, if any, of the per share merger consideration over the applicable exercise price for that option. The per share merger consideration for this purpose will be equal to the amount that Chittenden stockholders who make a valid election to receive cash will receive in the merger for their shares of Chittenden common stock. As a result, Chittenden’s directors and executive officers will receive cash payments with respect to their stock options upon the completion of the merger in the approximate amounts indicated in the following table. The amounts in the following table (1) are based on stock options outstanding as of October 17, 2007, (2) assume per share merger consideration valued at $36.77 as of the closing of the merger, which is based upon the $18.71 closing sale price of People’s United Financial common stock on June 26, 2007, and (3) are shown before the deduction of any applicable withholding taxes. The actual per share merger consideration may differ depending upon the average of the closing sale prices for People’s United Financial common stock during the five trading days prior to completion of the merger.

Name	Number of Option Shares	Option Shares Exercise Price	Approximate Option Settlement Amount(1)
Paul A. Perrault	771,253	$18.82-$31.20	$10,798,000
Howard L. Atkinson	29,908	$26.14-$31.20	$263,000
John P. Barnes	268,882	$19.97-$31.20	$3,288,000
Timothy P. Crimmins, Jr.	118,754	$19.74-$31.20	$1,522,000
James C. Garvey	32,300	$24.50-$31.20	$293,000
John W. Kelly	246,342	$19.97-$31.20	$2,816,000
Samuel A. Ladd III	89,008	$19.31-$31.20	$1,190,000
Larry D. MacKinnon	25,446	$23.23-$31.20	$258,000
Danny H. O’Brien	193,001	$19.74-$31.20	$2,515,000
F. Sheldon Prentice	120,446	$19.74-$31.20	$1,361,000
Kirk W. Walters	278,185	$19.74-$31.20	$3,422,000
Sally W. Crawford	18,935	$21.52-$36.02	$168,000
Phillip M. Drumheller	20,717	$14.62-$36.02	$218,000
John K. Dwight	20,717	$14.62-$36.02	$218,000
Lyn Hutton	18,935	$21.52-$36.02	$168,000
James C. Pizzagalli	18,935	$21.52-$36.02	$168,000
Ernest A. Pomerleau	20,717	$14.62-$36.02	$218,000
Mark W. Richards	18,045	$16.19-$36.02	$163,000
Pall D. Spera	18,935	$21.52-$36.02	$168,000
Owen W. Wells	14,249	$21.52-$36.02	$123,000

(1)	The Approximate Option Settlement Amount was calculated based on the weighted average exercise price for such individuals’ options outstanding as of October 17, 2007.

Performance Shares. The merger agreement provides that, upon the effective time of the merger, each outstanding performance share award granted under Chittenden’s Performance Share Program will be cancelled. The holders of those performance shares will be entitled to receive an amount of cash calculated by multiplying the per share merger consideration by the target performance shares for the current performance cycles or, if greater, the number of performance shares for the current performance cycles based on actual performance through the quarter ending immediately prior to the effective time of the merger. The per share merger consideration for this purpose will be equal to the amount that Chittenden stockholders who make a valid election to receive cash will receive in the merger for their shares of Chittenden common stock. These payments will include all accumulated dividends on the applicable performance shares.

As a result, Chittenden’s executive officers will receive cash payments with respect to their performance shares upon the completion of the merger in the approximate amounts indicated in the following table. The estimated amounts in the following table (1) are based on the target performance shares for current performance cycles as of October 17, 2007, (2) assume per share merger consideration valued at $36.77 as of the closing of the merger, and (3) are shown before the deduction of any applicable withholding taxes. The actual per share merger consideration may differ depending upon the average of the closing sale prices for People’s United Financial common stock during the five trading days prior to completion of the merger.

Name	Number of Target Shares	Approximate Performance Share Settlement Amount(1)
Paul A. Perrault	38,084	$1,466,000
John P. Barnes	14,755	$568,000
Timothy P. Crimmins, Jr.	5,637	$216,000
James C. Garvey	4,887	$188,000
John W. Kelly	21,983	$846,000
Samuel A. Ladd III	4,887	$188,000
Danny H. O’Brien	9,773	$376,000
Kirk W. Walters	15,855	$609,000

(1)	Includes estimated accumulated dividends of $0.72 for 2005, $0.78 for 2006 and $0.86 for 2007 per target performance share, as applicable.

Restricted Stock Awards. All restricted stock awards granted under Chittenden’s stock plans will vest in full immediately prior to the effective time of the merger, and the holders of those restricted shares will have the right to make elections with respect to the form of consideration that they would like to receive in the merger and to receive the merger consideration with respect to those shares. As of October 17, 2007, Chittenden’s executive officers held the number of restricted shares indicated in the following table.

Name	Number of Restricted Shares
Paul A. Perrault	8,900
Howard L. Atkinson	1,000
John P. Barnes	3,300
Timothy P. Crimmins, Jr.	2,000
James C. Garvey	1,250
John W. Kelly	5,300
Samuel A. Ladd III	1,250
Larry D. MacKinnon	1,000
Danny H. O’Brien	2,500
F. Sheldon Prentice	2,000
Kirk W. Walters	4,400

CEO Retirement Plan

Chittenden has an existing supplemental executive retirement plan in place for Mr. Perrault. Under the terms of this agreement, upon a change in control of Chittenden, which the merger will be, Chittenden will make an additional allocation to this plan on behalf of Mr. Perrault in an amount equal to three times the average of the prior two years’ allocations made to such plan. The estimated amount of this additional allocation is $715,000, which amount was calculated based on an assumed closing date of January 2, 2008 and using the average of the 2006 actual allocation and the projected 2007 allocation.

Executive Management Incentive Compensation Plan

Each of the executive officers participates in Chittenden’s amended and restated 2005 Executive Management Incentive Compensation Plan and Annual Management Incentive Program. If the merger occurs in 2007, amounts paid under these plans will be as follows:

•	each participant will be paid an amount under the Executive Management Incentive Compensation Plan equal to his target award; and

•	each participant will be paid an amount under the Annual Management Incentive Program based upon the target pool amount, with individual awards made by Chittenden based on past practices.

The target awards for Chittenden’s executive officers under these plans for calendar year 2007 are in an aggregate amount of approximately $2.4 million.

If the merger occurs in 2008, amounts will be paid under these plans as follows:

•

each participant will be paid an amount under the Executive Management Incentive Compensation Plan equal to his target award for 2007 and will receive a pro rated portion, to the closing date, of the bonus in 2008, based upon target performance; and

•

each participant will be paid an amount under the Annual Management Incentive Program based upon the target pool amount for 2007 and will receive a pro rated portion, to the closing, of the bonus in 2008, in each case with individual awards to be made by Chittenden based on past practices in a manner approved by Chittenden’s Chief Executive Officer.

Supplemental Executive Savings Plan

Under Chittenden’s Supplemental Executive Savings Plan, upon a change in control of Chittenden, each participant in such plan is entitled to accelerated vesting of his account under such plan and, to the extent that a participant made a prior election to have his account paid upon a change in control, his account will become payable. Each of the executives is already fully vested in his account under the Supplemental Executive Savings Plan. Therefore, no additional vesting will occur under this plan as a result of the merger. In addition, those executives who have elected to have their accounts under this plan paid upon a change of control will be entitled to receive their account balances following the merger in the form of payment that the executives had previously specified. Any executive who did not elect to have his or her account under the plan paid upon a change in control will be entitled to receive his or her account balance at the time and in the form of payment that the executive had previously specified.

Excess Parachute Payments and Gross-Ups

The senior executive severance agreements described above also provide that if any payments made are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, then the amount payable will include an additional gross-up payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the gross-up payment, the executive officer will retain approximately the same net after-tax amounts that he would have retained if there were no excise tax. Approximately eight executive officers are expected to receive gross-up payments in connection with the merger, and the aggregate estimated amount of these gross-up payments is equal to approximately $9.0 million, based on an assumed closing date of January 2, 2008; however, these estimates are subject to change depending on the timing of completion of the merger, fluctuations in interest rates, and actions taken by the parties prior to the closing.

Director Seats on the People’s United Financial Board of Directors

The merger agreement provides for People’s United Financial to appoint, as of the effective time of the merger, two of Chittenden’s independent directors to the People’s United Financial board of directors. The independent Chittenden directors to serve on the People’s United Financial board had not been selected as of the date of this document.

Indemnification and Insurance

In addition, under the terms of the merger agreement, Chittenden’s directors and executive officers will be entitled to indemnification in specified circumstances and to directors’ and officers’ liability insurance coverage, each as more fully described in the section titled “The Merger Agreement—Indemnification and Insurance” on page [    ] of this document.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of the People’s United Financial board of directors and the Chittenden board of directors has unanimously approved the merger agreement, which provides for the merger of Chittenden with and into People’s United Financial. People’s United Financial will be the surviving corporation in the merger. Each share of People’s United Financial common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of People’s United Financial, and each share of Chittenden common stock issued and outstanding at the effective time of the merger will be converted into either cash or People’s United Financial common stock, as described below. See “—Consideration To Be Received in the Merger” below.

The People’s United Financial certificate of incorporation will be the certificate of incorporation, and the People’s United Financial bylaws will be the bylaws, of the combined company after the completion of the merger. The merger agreement provides that People’s United Financial may change the structure of the merger if consented to by Chittenden (but Chittenden’s consent cannot be unreasonably withheld). No such change will alter the amount, kind, or timing of the merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Chittenden stockholders in the merger, materially impede or delay completion of the merger, or require submission to Chittenden stockholders for approval after the merger agreement has been approved by Chittenden stockholders.

Simultaneously with the merger, each of Chittenden’s bank subsidiaries (Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean Bank, and Merrill Merchants Bank), will be merged with and into separate to-be-formed interim federally chartered savings bank subsidiaries of People’s United Bank. Following each bank merger, the corporate existence of the applicable Chittenden bank subsidiary will cease and each savings bank subsidiary of People’s United Bank will be the surviving entity in its respective bank merger.

Effective Time and Completion of the Merger

The merger will be completed and will become effective when we file a certificate of merger with the Delaware Secretary of State and articles of merger with the Vermont Secretary of State. However, we may agree to a later time for completion of the merger and specify that later time in the certificate of merger and articles of merger in accordance with Delaware and Vermont law. In the merger agreement, we have agreed to cause the merger to be completed no later than five business days after the satisfaction or waiver of each of the conditions to the completion of the merger unless extended by mutual agreement of the parties. The merger agreement provides that if the merger would otherwise occur during December 2007, it will be postponed until January 2008, but no later than the end of the first full week of January 2008.

We currently expect that the merger will be completed in the first quarter of 2008, subject to Chittenden stockholders’ approval of the merger agreement, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. In addition, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, People’s United Financial and Chittenden will obtain the required approvals or complete the merger.

Board of Directors of the Surviving Corporation

Upon completion of the merger, People’s United Financial will take such actions as may be reasonably required to appoint two of Chittenden’s independent directors to its board of directors and, if necessary, will increase the size of the People’s United Financial board of directors to permit this appointment.

Consideration To Be Received in the Merger

As a result of the merger, each Chittenden stockholder will have the right, with respect to each share of Chittenden common stock held, to elect to receive merger consideration consisting of either cash or shares of People’s United Financial common stock, subject to adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of People’s United Financial common stock and will be determined based on the average of the closing sale prices of People’s United Financial common stock for the five trading days ending on the day before the completion of the merger.

Whether a Chittenden stockholder makes a cash election or a stock election, the value of the consideration that such stockholder will receive as of the completion date will be substantially the same based on the average People’s United Financial closing sale price used to calculate the merger consideration. A chart showing the cash and stock merger consideration at various hypothetical average closing sale prices of People’s United Financial common stock is provided on page [    ] of this document.

The form of election will be mailed to Chittenden stockholders at least 20 business days before the anticipated election deadline, as described more fully below under “—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election.” Chittenden stockholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash, shares of People’s United Financial common stock or a mixture of cash and shares of People’s United Financial common stock, based on what is available after giving effect to the valid elections made by other Chittenden stockholders, as well as the proration adjustments described below.

You may specify different elections with respect to different shares of Chittenden common stock held by you (for example, if you have 100 shares of Chittenden common stock, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election. The merger agreement provides that each Chittenden stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Chittenden common stock for which the valid cash election was made, an amount in cash equal to the Per Share Amount (determined as described below), subject to proration. We sometimes refer to this cash amount as the “cash consideration.” Based on the average of the closing sale prices of People’s United Financial common stock for the five trading days ending October 17, 2007, if the merger had been completed on October 18, 2007, the cash consideration would have been approximately $35.829 per share. The aggregate amount of cash that People’s United Financial has agreed to pay to all Chittenden stockholders in the merger is fixed at $1,013,022,898 (subject to a reduction in the amount of $67,675,757 in the event that Chittenden’s planned acquisition of Community Bank & Trust Company is not completed). As a result, even if a Chittenden stockholder makes a cash election, that holder may nevertheless receive a mix of cash and stock. In addition, if the merger potentially fails to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to tax-free reorganizations, the aggregate amount of cash will be reduced to the minimum extent necessary to enable the tax opinions referred to in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this document, to be rendered.

The “Per Share Amount” is the amount, rounded to three decimal places, obtained by adding (A) $20.35 and (B) the product, rounded to three decimal places, of 0.8775 times the People’s United Financial Closing Price.

The “People’s United Financial Closing Price” is the average, rounded to three decimal places, of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending on the day before the completion of the merger.

Stock Election. The merger agreement provides that each Chittenden stockholder who makes a valid stock election will have the right to receive, in exchange for each share of Chittenden common stock for which the valid stock election was made, a number of shares of People’s United Financial common stock equal to the Exchange Ratio (determined as described below). We sometimes refer to this number of shares of People’s United Financial common stock as the “stock consideration.” Based on the average of the closing sale prices of People’s United Financial common stock for the five trading days ended October 17, 2007, if the merger had been completed on October 18, 2007, the stock consideration would have been 2.0311 shares of People’s United Financial common stock. As described above under “—Cash Election,” the cash portion of the aggregate merger consideration that People’s United Financial has agreed to pay to Chittenden stockholders in the merger is fixed. As a result, even if a Chittenden stockholder makes a stock election, that holder may nevertheless receive a mix of cash and stock.

The “Exchange Ratio” is the quotient, rounded to four decimal places, obtained by dividing the Per Share Amount (determined as described above) by the People’s United Financial Closing Price (as described above).

No fractional shares of People’s United Financial common stock will be issued to any holder of Chittenden common stock upon completion of the merger. For each fractional share that would otherwise be issued, People’s United Financial will pay cash in an amount equal to the fraction multiplied by the People’s United Financial Closing Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares. The cash to be paid in respect of fractional shares is not included in the aggregate cash amount described above under “—Cash Election.”

Non-Election Shares. If you do not make an election to receive cash or People’s United Financial common stock in the merger, your election is not received by the exchange agent by the election deadline, your form of election is improperly completed and/or is not signed, or you do not send your Chittenden stock certificates (or a properly completed notice of guaranteed delivery) with your form of election, you will be deemed not to have made an election. Stockholders not making an election may be paid in only cash, only shares of People’s United Financial common stock or a mix of cash and shares of People’s United Financial common stock depending on, and after giving effect to, the number of valid cash elections and valid stock elections that have been made by other Chittenden stockholders using the proration adjustment described below.

Proration

The total number of shares of People’s United Financial common stock that will be issued in the merger is approximately 44.2 million, based on the number of shares of Chittenden common stock outstanding on October 17, 2007 and the number of shares of Chittenden common stock expected to be issued in Chittenden’s planned acquisition of Community Bank & Trust Company, and the aggregate amount of cash that will be paid in the merger is fixed at $1,013,022,898 (subject to a reduction in the amount of $67,675,757 in the event that Chittenden’s planned acquisition of Community Bank & Trust Company is not completed). As a result, if more Chittenden stockholders make valid elections to receive either People’s United Financial common stock or cash than is available as merger consideration under the merger agreement, those Chittenden stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. If the number of outstanding shares of Chittenden common stock increases prior to the date of completion of the merger due to the issuance of shares of Chittenden common stock upon the exercise of outstanding Chittenden stock options, the vesting of other stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of People’s United Financial shares to be issued as consideration in the merger will be increased accordingly. The cash and stock elections are subject to adjustment to preserve the limitations described above on the cash to be paid in the merger. As a result, if you make an election to receive only stock or only cash, you may nevertheless receive a mix of cash and stock.

Adjustment if Cash Pool is Oversubscribed. Stock may be issued to Chittenden stockholders who make cash elections if the available cash pool of $1,013,022,898 (subject to adjustment as described in “—Cash Election” above) is oversubscribed. The total number of shares of Chittenden common stock for which valid cash elections are made is referred to as the “Cash Election Number.” The number of shares of Chittenden common stock that will be converted into the right to receive cash in the merger, which we refer to as the “Cash Conversion Number,” is equal to the quotient obtained by dividing (1) $1,013,022,898 (subject to adjustment as described in “—Cash Election” above) by (2) the Per Share Amount. For example, if the Per Share Amount were $36.145, and assuming no adjustments to the cash pool, the Cash Conversion Number would be approximately 28,026,640 ($1,013,022,898/$36.145), meaning that approximately 28,026,640 shares of Chittenden common stock must be converted into the right to receive $36.145 in cash, regardless of whether Chittenden stockholders have made cash elections with respect to a greater or lesser number of shares of Chittenden common stock.

If the Cash Election Number is greater than the Cash Conversion Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•

a Chittenden stockholder making a stock election, no election or an invalid election will receive the stock consideration for each share of Chittenden common stock as to which the stockholder made a stock election, no election or an invalid election; and

•	a Chittenden stockholder making a cash election will receive:

•

the cash consideration for a number of shares of Chittenden common stock equal to the product obtained by multiplying (1) the number of shares of Chittenden common stock for which such stockholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

•	the stock consideration for the remaining shares of Chittenden common stock for which the stockholder made a cash election.

Example of Oversubscription of Cash Pool

Assuming no adjustment to the cash pool, and that:

•	the Cash Conversion Number is 28 million, and

•

the Cash Election Number is 56 million (in other words, only 28 million shares of Chittenden common stock can receive the cash consideration, but Chittenden stockholders have made cash elections with respect to 56 million shares of Chittenden common stock), then a Chittenden stockholder making a cash election with respect to 1,000 shares of Chittenden common stock would receive the cash consideration with respect to 500 shares of Chittenden common stock (1,000 x 28/56) and the stock consideration with respect to the remaining 500 shares of Chittenden common stock. Therefore, if the People’s United Financial Closing Price was equal to $18.00, that Chittenden stockholder would receive 1,004 shares of People’s United Financial common stock (500 x 2.0081, which is the Exchange Ratio in this example) and approximately $18,072 in cash (500 x $36.145, which is the Per Share Amount in this example) (excluding cash in lieu of fractional shares).

Adjustment if the Cash Pool is Undersubscribed. Cash may be paid to stockholders who make stock elections if the available cash pool of $1,013,022,898 (subject to adjustment as described in “—Cash Election” above) is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the “Shortfall Number.” If the cash election is undersubscribed, then all Chittenden stockholders making a cash election will receive the cash consideration for all shares of Chittenden common stock as to which they made a cash election. Chittenden stockholders making a stock election, Chittenden stockholders who make no election and Chittenden stockholders who failed to make a valid election will receive cash and/or shares of People’s United Financial common stock based in part on whether the Shortfall Number is less or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Cash Pool and Shortfall Number is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a Chittenden stockholder making a stock election will receive the stock consideration for each share of Chittenden common stock as to which the stockholder made a stock election; and

•	a Chittenden stockholder who made no election or who did not make a valid election with respect to any of his, her or its shares will receive:

•

the cash consideration with respect to the number of shares of Chittenden common stock equal to the product obtained by multiplying (1) the number of non-election shares held by such Chittenden stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the stock consideration with respect to the remaining non-election shares held by such stockholder.

Example of Scenario 1

Assuming no adjustment to the cash pool, and that:

•	the Cash Conversion Number is 28 million,

•

the Cash Election Number is 13 million (in other words, 28 million shares of Chittenden common stock must be converted into cash consideration but Chittenden stockholders have made a cash election with respect to only 13 million shares of Chittenden common stock, so the Shortfall Number is 15 million), and

•	the total number of non-election shares is 20 million,

then a Chittenden stockholder that has not made an election with respect to 1,000 shares of Chittenden common stock would receive the per share cash consideration with respect to 750 shares of Chittenden common stock (1,000 x 15/20) and the per share stock consideration with respect to the remaining 250 shares of Chittenden common stock. Therefore, if the People’s United Financial Closing Price were equal to $18.00, that Chittenden stockholder would receive 502 shares of People’s United Financial common stock (250 x 2.0081) and approximately $27,108 in cash (750 x $36.145) (excluding cash in lieu of fractional shares).

Scenario 2: Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•

a Chittenden stockholder who made no election or who has not made a valid election will receive the cash consideration for each share of Chittenden common stock for which he, she or it did not make a valid election; and

•	a Chittenden stockholder making a stock election will receive:

•

the cash consideration with respect to the number of shares of Chittenden common stock equal to the product obtained by multiplying (1) the number of shares of Chittenden common stock with respect to which the stockholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of stock election shares; and

•	stock consideration with respect to the remaining shares of Chittenden common stock held by such stockholder as to which the stockholder made a stock election.

Example of Scenario 2

Assuming no adjustment to the cash pool, and that:

•	the Cash Conversion Number is 28 million,

•

the Cash Election Number is 13 million (in other words, 28 million shares of Chittenden common stock must be converted into the cash consideration but Chittenden stockholders have made a cash election with respect to only 13 million shares of Chittenden common stock, so the Shortfall Number is 15 million),

•	the number of non-election shares is 10 million (so the Shortfall Number exceeds the number of non-election shares by 5 million), and

•	the number of stock election shares is 25 million,

then a Chittenden stockholder that has made a stock election with respect to 1,000 shares of Chittenden common stock would receive the cash consideration with respect to 200 shares of Chittenden common stock (1,000 x 5/25) and the stock consideration with respect to the remaining 800 shares of Chittenden common stock. Therefore, if the People’s United Financial Closing Price were equal to $18.00, that Chittenden stockholder would receive 1,606 shares of People’s United Financial common stock (800 x 2.0081), and approximately $7,229 in cash (200 x $36.145) (excluding cash in lieu of fractional shares).

Stock Options and Other Stock-Based Awards

Immediately before the effective time of the merger, each outstanding option to acquire Chittenden common stock granted under Chittenden’s stock option and incentive plans will be cancelled, and each option holder will be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, cash equal to (1) the number of Chittenden shares subject to that holder’s option(s) multiplied by (2) the excess, if any, of the Per Share Amount over the per-share exercise price of that holder’s option(s), less any required withholding taxes.

At the effective time of the merger, each outstanding share award granted under Chittenden’s Performance Share Program will be canceled in exchange for cash equal to the product of:

•	the Per Share Amount multiplied by

•	the greater of:

•

100% of the Target Performance Shares relating to Performance Cycles (in each case as defined in Chittenden’s Performance Share Program) in effect as of the effective time of the merger plus accumulated dividends (if any) on those shares as determined in accordance with Chittenden’s Performance Share Program; or

•

100% of the Performance Shares (as defined in Chittenden’s Performance Share Program) relating to Performance Cycles in effect as of the effective time of the merger based on performance calculated through the quarter ending immediately before the effective time of the merger plus accumulated dividends (if any) on those shares as determined in accordance with Chittenden’s Performance Share Program.

See “Interests of Chittenden’s Executive Officers and Directors in the Merger” beginning on page [    ] of this document for further information.

Immediately prior to the effective time of the merger, all restricted stock awards granted under Chittenden’s stock plans will fully vest, and all of the related shares will be treated as outstanding Chittenden shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the forms of election, make elections and receive the merger consideration.

Except in the case of restricted stock awards (which are treated identically to all other outstanding shares of Chittenden common stock), the cash to be paid in respect of unexercised stock options and other stock-based awards of Chittenden is not included in the aggregate cash amount described above under “—Cash Election.”

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Chittenden common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As described below, upon timely receipt of certificates representing shares of Chittenden common stock and other required documentation, promptly after the effective time of the merger the exchange agent will exchange certificates representing shares of Chittenden common stock for the consideration to be received in the merger under the terms of the merger agreement. Mellon Investor Services LLC will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Form of Election. Chittenden stockholders will be mailed a form of election at least 20 business days prior to the anticipated election deadline so as to permit each Chittenden stockholder to exercise such holder’s right to make an election prior to the election deadline. Each form of election will allow each Chittenden stockholder to make cash or stock elections or a combination of both.

Unless otherwise agreed to in advance by People’s United Financial and Chittenden, the election deadline will be 5:00 p.m., eastern time, on the later of (1) the date of the special meeting of Chittenden stockholders and (2) the date that People’s United Financial and Chittenden agree is as near as practicable to five business days prior to the expected closing date. People’s United Financial will issue a press release announcing the date of the election deadline as promptly as practicable after the election deadline is determined.

If a Chittenden stockholder wishes to elect the type of merger consideration he, she or it will receive in the merger, the Chittenden stockholder should carefully review and follow the instructions that will be set forth in the form of election. Stockholders who hold their shares of Chittenden common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of Chittenden common stock. Shares of Chittenden common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though the holder had not made an election.

To make a valid election, each Chittenden stockholder must submit a properly completed form of election, together with stock certificates (or a properly completed notice of guaranteed delivery) or an authorization for book-entry transfer of uncertificated shares, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

A form of election will be properly completed only if accompanied by certificates (or a properly completed notice of guaranteed delivery) or an authorization for book-entry transfer of uncertificated shares representing all shares of Chittenden common stock covered by the form of election (or an affidavit as to the loss, theft or destruction and appropriate and customary indemnification, as will be described in the form of election). If you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of Chittenden common stock tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company, or DTC, by crediting such shares to an account maintained by such stockholder within DTC promptly following the termination of the merger or revocation of the election. Chittenden stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of Chittenden common stock during the interval between the election deadline and the date of completion of the merger.

Shares of Chittenden common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal. Soon after the completion of the merger, and in any event within ten business days, the exchange agent will send a letter of transmittal to only those persons who were Chittenden stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Chittenden common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Chittenden common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Chittenden common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the claimant’s making an affidavit as to that loss, theft or destruction and appropriate and customary indemnification.

Withholding. The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any Chittenden stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions. Until Chittenden common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to People’s United Financial common stock into which shares of Chittenden common stock may have been converted will accrue but will not be paid. People’s United Financial will pay to former Chittenden stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Chittenden stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties of People’s United Financial and Chittenden relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation or its ability to timely complete the merger and the bank mergers. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (3) changes in general economic or market conditions affecting banks or savings associations and their holding companies generally, (4) public disclosure or pendency of the merger and the bank mergers, or (5) compliance with the merger agreement, except to the extent that the changes described in (1), (2), or (3) have a materially disproportionate adverse effect on a party relative to financial institutions generally.

The representations and warranties of each of People’s United Financial and Chittenden have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of People’s United Financial and Chittenden has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters, including tax treatment of the merger;

•	compliance with applicable laws;

•	intellectual property;

•	employee matters;

•	environmental liabilities;

•	compliance with the Community Reinvestment Act and anti-money laundering requirements; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

Chittenden has made other representations and warranties about itself and its subsidiaries to People’s United Financial as to:

•	matters relating to certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	real property;

•	insurance;

•	certain regulated activities;

•	loan and mortgage portfolios;

•	broker-dealer subsidiaries;

•	investment adviser subsidiaries, funds and clients;

•	the inapplicability of state takeover laws;

•	the receipt of fairness opinions from financial advisors;

•	securities repurchase agreements;

•	transactions with affiliates and insiders; and

•	Chittenden’s pending acquisition of Community Bank & Trust Company.

People’s United Financial has represented and warranted to Chittenden that People’s United Financial has, and upon completion of the merger will have, sufficient funds on hand to complete the merger.

Conduct of Business Pending the Merger

Chittenden has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Chittenden has agreed that it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course in all material respects; (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees; and (3) not knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Chittenden or People’s United Financial to obtain any necessary regulatory approvals, perform its covenants or complete the merger and the bank mergers. Chittenden further has agreed that, with certain exceptions, Chittenden will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

•

issue shares except pursuant to the exercise of Chittenden stock options outstanding as of the date of the merger agreement, the pending acquisition of Community Bank & Trust Company, or the existing directors’ compensation program, or grant any stock options, restricted shares or other equity-based awards;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, other than:

•	regular quarterly cash dividends at a rate not to exceed $0.22 per share of Chittenden common stock with record dates and payment dates consistent with the prior year, the parties’ intention being that Chittenden stockholders will receive no more or fewer than one dividend per calendar quarter;

•	dividends paid by any of the wholly-owned subsidiaries of Chittenden, to Chittenden or to any of its wholly-owned subsidiaries; and

•

the acceptance of shares of Chittenden common stock in payment of the exercise of a stock option or the vesting of restricted shares or deferred shares of Chittenden common stock granted under a Chittenden stock plan, in each case in accordance with past practice;

•

except as required by law or the terms of any employee benefit plan and except for normal increases in the ordinary course of business (other than to directors and executive officers), (1) increase wages, salaries, benefits or incentive compensation, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights, or (3) establish, adopt, or become a party to any new employee, executive officer or director benefit or compensation plan or agreement or amend any Chittenden benefit plan;

•

other than in the ordinary course of business and not involving specified related persons, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•

enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, including with respect to subprime lending, other than as required by applicable law;

•

other than in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit;

•

other than in the ordinary course of business or the pending acquisition of Community Bank & Trust Company, make any material investment either by purchase of securities, capital contributions, property transfer or purchase of property or assets;

•	take any action or knowingly fail to take any action that is reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	amend its certificate of incorporation or bylaws;

•	restructure or materially change its investment securities portfolio or its gap position;

•	commence or settle any material claim, except in the ordinary course of business;

•

take any action which would result in any of Chittenden’s representations and warranties in the merger agreement or in Chittenden’s merger agreement with Community Bank & Trust Company becoming untrue or take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	materially change its tax or financial accounting methods, other than as required by law;

•	file any application to establish, or to relocate or terminate the operations of, any banking office of Chittenden or its subsidiaries;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election, or settle or compromise any material tax liability;

•	amend certain contracts or waive any material rights under certain contracts;

•

amend or modify Chittenden’s merger agreement with Community Bank & Trust Company except as provided in the merger agreement, or waive or release any material obligation of, or consent to any material act or omission by, Community Bank & Trust Company not otherwise required under Chittenden’s merger agreement with Community Bank & Trust Company; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

People’s United Financial has agreed that, except with Chittenden’s prior written consent, People’s United Financial will not, among other things, undertake the following actions:

•	amend its certificate of incorporation or bylaws in a manner that would adversely affect Chittenden, the stockholders of Chittenden or the transactions contemplated in the merger agreement;

•	take any action or knowingly fail to take any action that is reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•

knowingly take any action that is intended or is reasonably likely to result in (1) any of People’s United Financial’s representations and warranties being or becoming untrue in any material respect at any time prior to the effective time of the merger, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of the merger agreement;

•

knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either People’s United Financial or Chittenden to obtain any necessary regulatory or governmental approvals required to consummate the merger and the bank mergers; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Stockholder Approval

People’s United Financial and Chittenden have agreed to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by the merger agreement, the merger and the bank mergers.

Chittenden has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining stockholder approval of the merger agreement. Chittenden will use its reasonable best efforts to obtain such approval, although the Chittenden board of directors may recommend to Chittenden stockholders a Superior Proposal (as defined below) or change its recommendation with respect to stockholder approval of the merger agreement based on its fiduciary duties, as described below. Chittenden has agreed that unless the merger agreement is terminated in accordance with its terms, it has an unqualified obligation to submit the merger agreement to a vote of its stockholders.

The Chittenden board of directors has adopted a resolution recommending that Chittenden stockholders approve the merger agreement. Under the merger agreement, neither Chittenden nor its board of directors will, in any manner adverse to People’s United Financial, (1) withdraw, modify or qualify, or propose to withdraw, modify or qualify its recommendation that its stockholders approve the merger agreement, (2) take any action or make any statement in connection with the meeting of Chittenden stockholders that is inconsistent with stockholder approval, or (3) recommend a Company Alternative Proposal (as defined below).

However, prior to the meeting of Chittenden stockholders called for the purpose of obtaining stockholder approval of the merger agreement, the Chittenden board may approve or recommend to Chittenden stockholders a Superior Proposal (as defined below) and withdraw, modify, or qualify its recommendation with respect to stockholder approval of the merger agreement, if the Chittenden board reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that failure to take this action would be inconsistent with its fiduciary duties to Chittenden stockholders under applicable law. In the event that the Chittenden board makes this determination, Chittenden must provide People’s United Financial with five business days’ prior written notice that the Chittenden board has decided that a bona fide unsolicited written Company Alternative Proposal received by Chittenden (which did not result from a breach of the “non-solicitation” provisions of the merger agreement discussed below) constitutes a Superior Proposal. During this five business day period, Chittenden and its board must cooperate and negotiate in good faith with People’s United Financial to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Chittenden to proceed with its board’s original recommendation with respect to stockholder approval of the merger agreement (although People’s United Financial is not obligated to propose any adjustments, modifications, or amendments). At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by People’s United Financial during that period, the Chittenden board must again determine in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that (1) failure to recommend a Company Alternative Proposal would be inconsistent with its fiduciary duties to Chittenden stockholders under applicable law and (2) the Company Alternative Proposal constitutes a Superior Proposal.

No Solicitation of Alternative Transactions

Chittenden has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•

initiate, solicit, knowingly encourage or facilitate (including by furnishing non-public information), or take any other action designed to facilitate, any Company Alternative Proposal (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any Company Alternative Transaction (as defined below).

However, prior to the meeting of Chittenden stockholders to be held for the purpose of obtaining stockholder approval of the merger agreement, Chittenden may consider and participate in discussions with respect to a Company Alternative Proposal if:

•

it has first entered into an agreement with the party proposing the Company Alternative Proposal on terms substantially similar to, and no less favorable to Chittenden than, the confidentiality agreement with People’s United Financial prior to furnishing or affording access to any non-public information or data to that party;

•

the Chittenden board of directors first reasonably determines in good faith (1) that the Company Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties; and

•	Chittenden has provided People’s United Financial with at least two business days’ prior notice of its determination.

Chittenden must promptly provide People’s United Financial with any non-public information it has provided to another party that it has not previously provided to People’s United Financial.

Chittenden has agreed:

•

to notify People’s United Financial promptly (but in no event later than 24 hours) after it receives any Company Alternative Proposal, or any material change to any Company Alternative Proposal, or any request for non-public information relating to Chittenden or any of its subsidiaries, and to provide People’s United Financial with relevant information regarding the Company Alternative Proposal or request;

•	to keep People’s United Financial fully informed, on a current basis, of any material changes in the status and terms of any such Company Alternative Proposal; and

•

to cease any existing discussions or negotiations with any persons with respect to any Company Alternative Proposal, and to use reasonable best efforts to cause all persons other than People’s United Financial who have been furnished with confidential information in connection with a Company Alternative Proposal within twelve months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, “Company Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Chittenden or any of its subsidiaries that, if completed, would constitute a Company Alternative Transaction.

As used in the merger agreement, “Company Alternative Transaction” means any of the following:

•

a transaction pursuant to which any person or group other than People’s United Financial or its affiliates directly or indirectly acquires or would acquire more than 15% of the outstanding shares of Chittenden or any of its subsidiaries or outstanding voting power or of any new series or class of preferred stock that would be entitled to a class or series vote with respect to a merger of Chittenden or any of its subsidiaries, whether from Chittenden or any of its subsidiaries or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Chittenden or any of its subsidiaries (other than the merger with People’s United Financial);

•

any transaction pursuant to which any person or group other than People’s United Financial or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Chittenden and securities of the entity surviving any merger or business combination, including any of Chittenden’s subsidiaries) of Chittenden, or any of its subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Chittenden and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•

any other consolidation, business combination, recapitalization or similar transaction involving Chittenden or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

As used in the merger agreement, “Superior Proposal” means a bona fide written Company Alternative Proposal which the Chittenden board of directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (1) is more favorable to the Chittenden stockholders than the merger and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the proposed terms. For purposes of the definition of Superior Proposal, “a majority” will be used in place of “15%” in the definition of “Company Alternative Transaction” and the definition of “Company Alternative Proposal” will only refer to transactions involving Chittenden and not any of its subsidiaries.

Employee Matters

People’s United Financial has agreed that from the closing of the merger until December 31, 2009, with respect to employees of Chittenden or one of its subsidiaries at the effective time of the merger, it will provide such employees with employee benefits (other than equity-related benefits), rates of base salary or hourly wage and annual bonus opportunities that are substantially similar in the aggregate to the aggregate employee benefits, rates of base salary or hourly wage and annual bonus opportunities provided to such employees pursuant to benefit plans of Chittenden or any of its subsidiaries as in effect immediately prior to the merger. People’s United Financial has further agreed to provide, or to cause its subsidiaries to provide, through December 31, 2009, a contribution for such Chittenden employees under the Chittenden Corporation Incentive Savings and Profit

Sharing Plan, or the Savings Plan, or comparable 401(k) plan maintained by People’s United Financial or a subsidiary at a level no less than the level of “core contribution” under the Savings Plan immediately prior to the effective time.

In addition, People’s United Financial has agreed, to the extent any such Chittenden employee becomes eligible to participate in benefit plans maintained by People’s United Financial or any of its subsidiaries following the merger:

•

generally to recognize each such employee’s service with Chittenden or its subsidiaries prior to the completion of the merger for purposes of eligibility and vesting (but not benefit accruals), in each case under such plan of People’s United Financial or any of its subsidiaries to the same extent such service was recognized under comparable plans of Chittenden or any of its subsidiaries prior to the completion of the merger; and

•

to waive any exclusion for pre-existing conditions under any health, dental or vision plan of People’s United Financial or any of its subsidiaries (other than Chittenden and its subsidiaries), to the extent such limitation would have been waived or satisfied under a corresponding plan of Chittenden or any of its subsidiaries in which such employee participated immediately prior to the effective time; and

•

to recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of People’s United Financial or any of its subsidiaries.

From the time of the merger, People’s United Financial and its subsidiaries will cause Chittenden and its subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all disclosed benefit obligations to and contractual rights of current and former employees of Chittenden or any of its subsidiaries existing as of the effective time, including all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of Chittenden or any of its subsidiaries. People’s United Financial has acknowledged in the merger agreement that the consummation of the merger is a “change-in-control” for purposes of any employee benefit plans, agreements and arrangements of Chittenden, and People’s United Financial will pay on the closing date (or later date if necessary to comply with Section 409A of the Code) all cash amounts due under any severance, “change-in-control” or similar agreement with certain identified individuals.

The merger agreement is not intended to amend any benefit plan of Chittenden or any of its subsidiaries. Neither People’s United Financial nor any of its subsidiaries have any obligation to continue the employment of any employee of Chittenden or any Chittenden subsidiary, except as provided in the agreements with Mr. Perrault and the presidents of Chittenden’s bank subsidiaries. For two years following the completion of the merger, People’s United Financial and its subsidiaries will give consideration to any employee of Chittenden or a Chittenden subsidiary whose employment is terminated due to a job elimination on or after the completion of the merger and who leaves employment in good standing when such employee applies for re-employment in a position comparable to his previous position with Chittenden or a Chittenden subsidiary.

Certain designated employees of Chittenden or a subsidiary who remain employed and satisfactorily fulfill the duties and responsibilities of employment through the effective time, will be entitled to receive a retention bonus from People’s United Financial or Chittenden or their subsidiaries.

People’s United Financial has agreed to cash bonus payments (consistent with prior Chittenden practice, except regarding timing of payment) by Chittenden to employees of Chittenden and its subsidiaries for calendar year 2007 under disclosed Chittenden bonus plans.

Payments or benefits to a “specified employee” under Section 409A of the Code that are delayed to avoid the imposition of interest, penalties and additional tax pursuant to Section 409A will earn interest at the short-term applicable federal rate until the time payment is actually made. People’s United Financial has agreed to, on or before the effective time of the merger, make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the aggregate amount of such 409A deferred payments plus interest.

Certain Post-Closing Matters

In the merger agreement, People’s United Financial has agreed to take the following actions in connection with the merger:

•	to appoint two of Chittenden’s independent directors to the board of directors of People’s United Financial after the completion of the merger;

•	to maintain each of Chittenden’s bank subsidiaries as a separately chartered federal savings bank for at least one year after the completion of the merger, subject to certain exceptions;

•	to continue Chittenden’s annual level of charitable giving in the region served by Chittenden at current levels for at least one year following the completion of the merger; and

•

to offer employment to the presidents of Chittenden’s bank subsidiaries in accordance with an agreed-upon form of employment agreement. These employment offers have already been made. Please see “Interests of Chittenden’s Executive Officers and Directors in the Merger—Employment Agreements” beginning on page [    ] of this document for more information.

In the merger agreement, Chittenden has agreed to (1) use its reasonable best efforts to complete its acquisition of Community Bank & Trust Company as soon as practicable and (2) terminate its merger agreement with Community Bank & Trust Company if that transaction has not been completed by the later of February 29, 2008 and the date on which the Office of Thrift Supervision has issued its approval of the merger and the bank mergers.

Indemnification and Insurance

The merger agreement provides that, in connection with any claim against any past or present Chittenden director or officer in connection with that person’s service as a director or officer of Chittenden or its subsidiaries or service in certain other capacities at the request of Chittenden or a subsidiary, Chittenden and, after the completion of the merger, People’s United Financial, will cooperate and use reasonable best efforts to defend against and respond to such claims, and will indemnify and hold harmless any indemnified party against all costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement to the fullest extent permitted by applicable laws (including paying the reasonable fees and expenses of counsel for an indemnified party, unless Chittenden or People’s United Financial chooses to defend the action on behalf of the indemnified party), and will cooperate in defending such claims. Chittenden or People’s United Financial will only be liable for any settlement if it provides its written consent.

The merger agreement requires People’s United Financial to maintain in effect for at least six years after the completion of the merger the current rights of Chittenden’s directors and officers to indemnification under Chittenden’s various organizational documents.

The merger agreement also provides that prior to the completion of the merger, Chittenden will purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance policy with coverage for six years after the completion of the merger providing at least the existing coverage under, and other terms that are not materially less favorable to the insured individuals on the whole than, Chittenden’s current directors’ and officers’ liability insurance policy. Chittenden may spend up to an aggregate premium cost of $750,000 for such endorsement. People’s United Financial has agreed to maintain this policy in full force and effect and to continue to honor the obligations under it.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	the approval of the merger agreement by Chittenden stockholders;

•	the approval of the listing of People’s United Financial common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

•

the effectiveness of the registration statement of which this document is a part, with respect to the People’s United Financial common stock to be issued in the merger under the Securities Act of 1933, and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•

the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of People’s United Financial’s and Chittenden’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger and the bank mergers; and

•

the other company’s representations and warranties in the merger agreement being true and correct, subject to the materiality standard contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

People’s United Financial’s obligation to complete the merger is further subject to (1) the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that would reasonably be expected to have a material adverse effect on People’s United Financial, and (2) the condition that Chittenden has either completed its acquisition of Community Bank & Trust Company or terminated its merger agreement with Community Bank & Trust Company.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to the completion of the merger by our mutual written consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either People’s United Financial or Chittenden if:

•

a governmental entity which must grant a regulatory approval as a condition to the merger or a bank merger denies approval of the merger or a bank merger or any governmental entity has issued an order prohibiting the merger or any of the bank mergers and such action has become final and non-appealable, so long as the party seeking termination has used its reasonable best efforts to have the order lifted;

•	the merger is not completed by June 26, 2008 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if the Chittenden stockholders do not approve the merger agreement.

The merger agreement may also be terminated by People’s United Financial if Chittenden has materially breached its “non-solicitation” obligations, or the Chittenden board has failed to recommend in this proxy statement the approval of the merger agreement, withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, in any manner adverse to People’s United Financial, its recommendation that its stockholders approve the merger agreement or made any statement in connection with the meeting of its stockholders to be held for the purpose of obtaining stockholder approval of the merger agreement that is inconsistent with stockholder approval, or recommended a Company Alternative Proposal or failed to call a meeting of Chittenden stockholders for the purpose of obtaining stockholder approval of the merger agreement.

The merger agreement may also be terminated by Chittenden if it enters into a Superior Proposal, so long as it pays the termination fee described under “—Termination Fee,” below.

Effect of Termination. In the event the merger agreement is terminated as described above, the merger agreement will become void and neither People’s United Financial nor Chittenden will have any liability under the merger agreement, except that:

•	both People’s United Financial and Chittenden will remain liable for any willful breach of the merger agreement; and

•

designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, confidential treatment of information, and publicity restrictions will survive the termination.

Termination Fee. Chittenden has agreed to pay a termination fee in the amount of $65 million to People’s United Financial in the following circumstances:

•

If (1) either party terminates the merger agreement because the merger has not been completed by June 26, 2008 either without a meeting of Chittenden stockholders for the purpose of obtaining stockholder approval of the merger agreement having been held or with such meeting having been held but the requisite approval of Chittenden stockholders not having been obtained; (2) a Company Alternative Proposal was publicly announced or otherwise communicated to Chittenden’s senior management or board of directors, and was not irrevocably withdrawn prior to June 26, 2008 or the date of the meeting of Chittenden stockholders called for the purpose of obtaining stockholder approval of the merger agreement, whichever is earlier; and (3) if within twelve months of the termination of the merger agreement Chittenden enters into a definitive agreement with respect to, or consummates, a Company Alternative Transaction, the termination fee will become payable on the earlier of these events.

•

If (1) either party terminates the merger agreement because the requisite approval of the Chittenden stockholders of the merger agreement has not been obtained at the meeting of Chittenden stockholders called for the purpose of obtaining stockholder approval of the merger agreement or at any adjournment or postponement of that meeting; (2) a Company Alternative Proposal has been publicly announced or otherwise communicated to Chittenden’s senior management or board of directors and has not been irrevocably withdrawn prior to termination of the merger agreement; and (3) if within twelve months of the termination of the merger agreement Chittenden enters into a definitive agreement with respect to, or consummates, a Company Alternative Transaction, the termination fee will become payable on the earlier of these events.

•

If (1) the merger agreement is terminated because of a material breach by Chittenden of the merger agreement (other than a breach of the type described in the next bullet); (2) a Company Alternative Proposal has been publicly announced or otherwise communicated to Chittenden’s senior management or board of directors and has not been irrevocably withdrawn prior to such breach; and (3) if within twelve months of the termination of the merger agreement Chittenden enters into a definitive agreement with respect to, or consummates, a Company Alternative Transaction, the termination fee will become payable on the earlier of these events.

•

If People’s United Financial terminates the merger agreement because Chittenden materially breaches its “non-solicitation” obligations or its obligations to call a meeting of Chittenden stockholders and use its reasonable best efforts to obtain stockholder approval, to recommend the approval of the merger agreement, not to withdraw, modify or qualify its recommendations and not to recommend any Company Alternative Proposal (subject to certain exceptions), or the Chittenden board of directors fails to recommend in this document the approval of the merger agreement or changes its recommendations, then the termination fee is payable one business day after demand following termination.

•

If Chittenden terminates the merger agreement immediately before it enters into a definitive agreement to effect a Superior Proposal after complying with its obligations described above under “—Stockholder Approval,” then the termination fee is payable upon termination.

For purposes of determining whether the termination fee is payable, the term “Company Alternative Transaction” has the meaning described in the section titled “—No Solicitation of Alternative Transactions” beginning on page [    ] of this document, except that the 15% thresholds are treated as references to “a majority,” and a “Company Alternative Proposal” would only refer to transactions involving Chittenden and not any of its subsidiaries.

Amendment, Waiver and Extension of the Merger Agreement

Amendment. We may amend the merger agreement by action taken or authorized by our boards of directors. However, after any approval of the merger agreement by the Chittenden stockholders, there may not be, without further approval of the stockholders, any amendment of the merger agreement that requires such further approval under applicable law.

Extension; Waiver. At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by People’s United Financial and Chittenden.

Restrictions on Resales by Affiliates

Shares of People’s United Financial common stock to be issued to Chittenden stockholders in the merger have been registered under the Securities Act of 1933, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act of 1933) of Chittenden. Any subsequent transfer of shares, however, by any person who is an affiliate of Chittenden at the time the merger is submitted for a vote of the Chittenden stockholders will, under existing law, require either:

•	the further registration under the Securities Act of 1933 of the People’s United Financial common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act of 1933, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Chittenden is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Chittenden. These restrictions are expected to apply to the directors and executive officers of Chittenden and the holders of 10% or more of the outstanding Chittenden common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

People’s United Financial will give stop transfer instructions to the exchange agent with respect to the shares of People’s United Financial common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

Chittenden has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Chittenden for purposes of Rule 145 under the Securities Act of 1933 to deliver to People’s United Financial a written agreement intended to ensure compliance with the Securities Act of 1933.

ACCOUNTING TREATMENT

People’s United Financial will use the purchase method of accounting to account for the merger. As of the date of the merger, Chittenden’s assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair market value of the net assets acquired, People’s United Financial will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives. The financial statements of People’s United Financial issued after the merger will reflect the results attributable to the acquired operations of Chittenden beginning on the date the merger is completed. The unaudited pro forma financial information contained in this document has been prepared using the purchase method of accounting. See “Preliminary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [    ] of this document.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Chittenden common stock. This discussion addresses only those holders that hold their Chittenden common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax;

•	persons eligible for tax treaty benefits;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Chittenden common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Chittenden common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Holders of Chittenden common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Chittenden common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Chittenden common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisors.

Tax Consequences of the Merger Generally

People’s United Financial and Chittenden have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to People’s United Financial’s obligation to complete the merger that People’s United Financial receive an opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Chittenden’s obligation to complete the merger that Chittenden receive an opinion of its counsel, Goodwin Procter LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from People’s United Financial and Chittenden. In connection with the filing of the registration statement of which this document forms a part, Cleary Gottlieb Steen & Hamilton LLP has delivered an opinion to People’s United Financial, and Goodwin Procter LLP has delivered an opinion to Chittenden, to the same effect as the opinion from that firm described above, relying upon similar representations as referenced above. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service, or IRS. Neither People’s United Financial nor Chittenden intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, the following material U.S. federal tax consequences will result from the merger:

•

for a U.S. holder who exchanges all of its shares of Chittenden common stock solely for shares of People’s United Financial common stock in the merger, no gain or loss will be recognized, except with respect to cash received in lieu of a fractional share of People’s United Financial common stock (see the discussion below under “—Cash Received in Lieu of a Fractional Share of People’s United Financial Common Stock”);

•

for a U.S. holder who exchanges all of its shares of Chittenden common stock solely for cash in the merger, whether as a result of the U.S. holder’s election to receive cash in the merger, as a dissenting stockholder, or otherwise as described in the section “The Merger Agreement—Proration” beginning on page [    ] of this document, capital gain or loss equal to the difference between the amount of cash received (other than, in the case of a dissenting stockholder, amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and its tax basis in the Chittenden common stock generally will be recognized. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Chittenden common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment for his or her shares in that year. In some cases, such as if the U.S. holder actually or constructively owns People’s United Financial common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder;

•

for a U.S. holder who exchanges its shares of Chittenden common stock for a combination of People’s United Financial common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of the excess, if any, of the sum of the cash and the fair market value of the People’s United Financial common stock the U.S. holder received in the merger, over the tax basis in the shares of Chittenden common stock surrendered by the U.S. holder in the merger, or the amount of cash received;

•

for a U.S. holder who acquired different blocks of Chittenden common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares;

•

if a U.S. holder has differing bases or holding periods in respect of shares of Chittenden common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of People’s United Financial common stock received in the merger;

•

any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Chittenden common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns People’s United Financial common stock immediately before the merger, such gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by People’s United Financial or Chittenden in the merger.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the People’s United Financial common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the Chittenden common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). The holding period for the shares of People’s United Financial common stock received in the merger generally will include the holding period for the shares of Chittenden common stock exchanged therefor. A U.S. holder who had differing bases and/or holding periods in respect of Chittenden common stock should consult its tax advisor regarding the particular bases and/or holding periods of the People’s United Financial common stock received in the merger.

Cash Received in Lieu of a Fractional Share of People’s United Financial Common Stock

A U.S. holder who receives cash in lieu of a fractional share of People’s United Financial common stock will be treated as having received the fractional share of People’s United Financial common stock pursuant to the merger and then as having exchanged the fractional share of People’s United Financial common stock for cash in a redemption by People’s United Financial. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of People’s United Financial. While this determination is based on each U.S. holder’s particular facts and circumstances, the IRS has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of People’s United Financial common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of People’s United Financial common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

A U.S. holder who receives People’s United Financial common stock as a result of the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least five percent (by vote and value) of the total outstanding Chittenden common stock before the merger or whose tax basis in the Chittenden common stock surrendered pursuant to the merger equals or exceeds $1.0 million are subject to certain reporting requirements with respect to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

THE COMPANIES

People’s United Financial

People’s United Financial is a Delaware corporation. People’s United Bank is a federal stock savings bank and a wholly-owned subsidiary of People’s United Financial. A diversified financial services company founded in 1842, People’s United Bank provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers.

People’s United Financial and People’s United Bank offer a full range of financial services, primarily in the state of Connecticut, to individual, corporate, municipal and institutional customers. People’s United Bank’s traditional banking activities include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties and accepting consumer, commercial and municipal deposits. In addition to traditional banking activities, People’s United Bank provides specialized services tailored to specific markets. Its operations are divided into two primary business lines that represent its core businesses:

Commercial Banking. Commercial banking consists principally of commercial lending, commercial real estate lending and commercial deposit gathering activities. This business line also includes the equipment financing operations of People’s Capital and Leasing Corp., People’s United Bank’s wholly-owned subsidiary, as well as cash management, correspondent banking and municipal banking and finance.

Retail Banking. Retail banking includes consumer deposit gathering activities, residential mortgage lending and home equity and other consumer lending. In addition to trust services, this business line also includes brokerage, financial advisory services, investment management services and life insurance provided by People’s Securities, Inc. and other insurance services provided by R.C. Knox and Company, Inc., both wholly-owned subsidiaries of People’s United Bank.

People’s United Bank’s business model and broad product offerings allow it to meet the needs of a diverse customer base with varying demographic characteristics. People’s United Bank delivers its products and services through a network of 77 traditional branches, 75 branches located in Stop & Shop supermarkets, eight limited-service branches, 23 investment and brokerage offices (22 of which are located within branch offices), five wealth management and trust offices, eight People’s Capital and Leasing offices (seven of which are located primarily outside of Connecticut), seven commercial lending offices, and over 250 ATMs located in the state of Connecticut. In June 2007, People’s United Bank opened a branch in Scarsdale, New York, beginning its expansion into Westchester County, New York. People’s United Bank has expanded its residential mortgage and home equity lending activities in the contiguous markets of New York and Massachusetts. In addition, People’s United Bank maintains a loan production office in Massachusetts to support its commercial real estate lending initiatives in that state. Its distribution network includes fully integrated online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network.

At June 30, 2007, People’s United Financial had total consolidated assets of approximately $13.8 billion, loans of approximately $9.0 billion, deposits of approximately $9.1 billion and stockholders’ equity of approximately $4.5 billion.

People’s United Financial’s principal executive offices are located at 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

You can find more information about People’s United Financial in People’s United Financial’s filings with the SEC referenced in the section in this document titled “Where You Can Find More Information” beginning on page [    ].

Chittenden Corporation

Chittenden is a Vermont corporation organized in 1971, and a registered bank holding company under the Bank Holding Company Act of 1956. Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector, including commercial, consumer and public sector loans; deposit accounts and services; insurance; brokerage services; and investment and trust services.

Operating throughout New England and adjoining areas, Chittenden’s subsidiary banks include Chittenden Trust Company (operating under the name Chittenden Bank), The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean Bank and Merrill Merchants Bank. Chittenden Trust Company also operates under the names Chittenden Services Group, Chittenden Mortgage Services and Chittenden Commercial Finance, and it owns Chittenden Insurance Group, LLC, an insurance brokerage, and Chittenden Securities, LLC, a registered broker-dealer.

On June 4, 2007, Chittenden entered into an agreement and plan of merger with Community Bank & Trust Company, headquartered in Wolfeboro, New Hampshire, which provides for the acquisition of Community Bank & Trust Company by Chittenden through the merger of a wholly-owned subsidiary of Chittenden with and into Community Bank & Trust Company. This transaction was pending as of the date of this document.

At June 30, 2007, Chittenden had total consolidated assets of approximately $6.9 billion, net loans of approximately $5.0 billion, deposits of approximately $5.7 billion, and stockholders’ equity of approximately $723.3 million. See also the section in this document titled “Recent Developments” beginning on page 24.

Chittenden’s principal executive offices are located at Two Burlington Square, Burlington, Vermont 05401, and its telephone number is (802) 658-4000.

You can find additional information about Chittenden in Chittenden’s filings with the SEC referenced in the section in this document titled “Where You Can Find More Information” beginning on page [    ].

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Stock Trading and Dividend Information—People’s United Financial

People’s United Financial common stock is listed on the NASDAQ Global Select Market under the trading symbol “PBCT.” Prior to completing the second-step conversion on April 16, 2007, People’s United Bank common stock was listed on the NASDAQ Global Select Market under the trading symbol “PBCT.” The following table sets forth, for the periods indicated, the high and low sale prices per share of People’s United Financial common stock as reported by the NASDAQ Global Select Market and dividends declared per share of People’s United Financial common stock. Common stock sale prices and dividend per share figures for People’s United Financial for the periods prior to the second quarter of 2007 reflect the historical sale prices and dividend information for People’s United Bank as adjusted to reflect the exchange of each share of People’s United Bank common stock for 2.1 shares of People’s United Financial common stock upon completing the second-step conversion on April 16, 2007. As of October 17, 2007, there were 300,889,907 shares of People’s United Financial common stock issued and outstanding and approximately 21,400 stockholders of record.

Year Ending December 31, 2007	High	Low	Dividend Paid Per Share
Period Ended:
October 17, 2007	$18.60	$16.97	$—
September 30, 2007	18.62	14.78	0.13
June 30, 2007	21.38	17.56	0.13
March 31, 2007	22.81	19.78	0.12

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2006	$21.62	$18.69	$0.12
September 30, 2006	19.60	15.19	0.12
June 30, 2006	16.43	14.70	0.12
March 31, 2006	16.11	14.29	0.10

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2005	$15.99	$13.74	$0.10
September 30, 2005	16.07	13.41	0.10
June 30, 2005	14.51	12.51	0.10
March 31, 2005	13.33	11.42	0.09

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$14.12	$11.10	$0.09
September 30, 2004	11.75	9.52	0.09
June 30, 2004	10.71	8.76	0.09
March 31, 2004	9.96	6.88	0.08

Stock Trading and Dividend Information—Chittenden

Chittenden common stock is currently listed on the New York Stock Exchange under the symbol “CHZ.” The following table sets forth the high and low trading prices for a share of Chittenden common stock and cash dividends paid per share for the periods indicated. As of October 17, 2007, there were 46,708,041 shares of Chittenden common stock issued and outstanding, and approximately 4,288 stockholders of record.

Year Ending December 31, 2007	High	Low	Dividend Paid Per Share
Period Ended:
October 17, 2007	$35.93	$34.69	$—
September 30, 2007	35.82	31.86	0.22
June 30, 2007	36.00	27.70	0.22
March 31, 2007	31.96	29.28	0.20

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2006	$31.40	$28.16	$0.20
September 30, 2006	29.69	24.60	0.20
June 30, 2006	29.44	25.01	0.20
March 31, 2006	29.78	27.00	0.18

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2005	$30.30	$24.47	$0.18
September 30, 2005	29.55	25.77	0.18
June 30, 2005	27.70	23.85	0.18
March 31, 2005	29.03	25.54	0.18

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$30.28	$26.26	$0.18
September 30, 2004	30.36	26.59	0.18
June 30, 2004	28.12	22.64	0.18
March 31, 2004	27.41	25.14	0.16

DESCRIPTION OF PEOPLE’S UNITED FINANCIAL COMMON STOCK

General. People’s United Financial’s authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of the merger, People’s United Financial would have approximately 345,087,020 shares of common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of People’s United Financial common stock expected to be issued in the merger (approximately 44.2 million, based on the number of shares of Chittenden common stock outstanding on October 17, 2007 and the number of shares of Chittenden common stock expected to be issued in Chittenden’s planned acquisition of Community Bank & Trust Company) to the 30,889,907 shares of People’s United Financial common stock issued and outstanding as of October 17, 2007.

People’s United Financial Common Stock

Holders of People’s United Financial common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors’ right to declare dividends will be subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and People’s United Financial’s legal ability to make certain other payments. People’s United Financial’s board of directors may fix the dividend rights and rates of preferred stock when it is issued. Each holder of People’s United Financial common stock is entitled to one vote for each share held on each matter submitted for stockholder action. People’s United Financial common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

In the event of People’s United Financial’s liquidation, dissolution or winding up, the holders of People’s United Financial’s common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities, all of People’s United Financial’s assets available for distribution. If People’s United Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

All outstanding shares of People’s United Financial common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of People’s United Financial is Mellon Investor Services LLC. The common stock is listed on the NASDAQ Global Select Market under the symbol “PBCT.”

Restrictions on Ownership

Office of Thrift Supervision regulations provide that for a period of three years following April 16, 2007, the date of the completion of the second-step conversion of People’s United Financial, no person may, directly or indirectly, acquire or offer to acquire the beneficial ownership of more than 10% of any class of People’s United Financial’s equity securities without the prior written approval of the Office of Thrift Supervision. If any person violates this prohibition, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

Preferred Stock

People’s United Financial’s board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization includes the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions, liquidation rights, and any other relative rights, preferences, and limitations.

The issuance of shares of People’s United Financial preferred stock could adversely affect the availability of earnings for distribution to the holders of People’s United Financial common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHITTENDEN AND PEOPLE’S

UNITED FINANCIAL

This section describes the differences between the rights of holders of Chittenden common stock and the rights of holders of People’s United Financial common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Chittenden common stock and your rights as a holder of People’s United Financial common stock.

As a stockholder of Chittenden, a Vermont corporation, your rights are governed by Vermont law, Chittenden’s articles of incorporation, as currently in effect, and Chittenden’s bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of People’s United Financial, a Delaware corporation, if you receive the stock consideration for any portion of your Chittenden shares. People’s United Financial’s common stock is listed on the NASDAQ Global Select Market under the symbol “PBCT.” As a People’s United Financial stockholder, your rights will be governed by Delaware law, People’s United Financial’s certificate of incorporation, as in effect from time to time, and People’s United Financial’s bylaws, as in effect from time to time. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of stockholders of a Vermont corporation, although there are also differences.

The following discussion of the similarities and material differences between the rights of Chittenden stockholders under Vermont law and the articles of incorporation and bylaws of Chittenden and the rights of People’s United Financial stockholders under Delaware law and the certificate of incorporation and bylaws of People’s United Financial is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Vermont law and Delaware law and the full texts of the articles of incorporation and bylaws of Chittenden and the certificate of incorporation and bylaws of People’s United Financial.

Capitalization

Chittenden. The total authorized capital stock of Chittenden consists of 120,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $100.00 per share. As of October 17, 2007, there were 46,708,041 shares of common stock and no shares of preferred stock issued and outstanding.

People’s United Financial. The total authorized capital stock of People’s United Financial consists of 1.95 billion shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of October 17, 2007, there were 300,889,907 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Both Chittenden and People’s United Financial can issue preferred stock without stockholder approval.

Preemptive Rights

A preemptive right allows a stockholder to maintain its proportionate share of ownership of a corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholders from dilution of value and control upon new stock issuances.

Chittenden. Unless the articles of incorporation of a Vermont corporation provide otherwise, stockholders have no preemptive rights. Chittenden’s articles of incorporation do not address preemptive rights.

People’s United Financial. Unless the certificate of incorporation of a Delaware corporation states otherwise, stockholders have no preemptive rights. People’s United Financial’s certificate of incorporation does not provide stockholders with preemptive rights.

Accordingly, neither Chittenden stockholders nor People’s United Financial stockholders have preemptive rights.

Dividends

Chittenden. Neither the Chittenden articles of incorporation nor the Chittenden bylaws address dividends. Under Vermont law, a corporation may make a distribution to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or

•

the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

The Federal Reserve Board has authority to prohibit Chittenden from paying dividends if such payment is deemed to be an unsafe or unsound practice.

People’s United Financial. People’s United Financial can pay dividends out of statutory surplus or from net profits if, as and when declared by the board of directors. The holders of People’s United Financial common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available. If People’s United Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

The payment of dividends is subject to limitations which are imposed by law. The only funds available for the payment of dividends on People’s United Financial common stock will be cash and cash equivalents held by People’s United Financial, earnings from the investment of net proceeds from the sale of common stock retained by People’s United Financial, dividends paid by People’s United Bank to People’s United Financial, and borrowings.

People’s United Bank’s ability to pay dividends is governed by the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision. Under that statute and those regulations, all dividends declared by a federal savings bank must be paid out of current or retained net profits. In addition, the prior approval of the Office of Thrift Supervision is required for the payment of a dividend if the total of all dividends declared by a federal savings bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any capital distributions (including dividends) paid during that time and any required transfers to surplus or a fund for the retirement of any preferred stock. People’s United Bank will also be prohibited from paying cash dividends to People’s United Financial to the extent that any such payment would reduce People’s United Bank’s capital below required capital levels or would impair the liquidation account to be established for the benefit of People’s United Bank’s eligible account holders and supplemental eligible account holders at the time of its second-step conversion.

Thus, Chittenden and People’s United Financial are both subject to substantially the same restrictions on declaring dividends.

Notice of Stockholder Meetings

Chittenden. In accordance with Vermont law, Chittenden’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting.

People’s United Financial. In accordance with Delaware law, People’s United Financial’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.

Chittenden and People’s United Financial must generally provide the same amount of notice for stockholder meetings.

Right to Call Special Meetings

Chittenden. Under Vermont law, a special meeting of stockholders may be called:

•	by the board of directors;

•	by the person or persons authorized to do so by the articles of incorporation or bylaws; or

•

if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation’s secretary.

Chittenden’s bylaws authorize the calling of a special meeting of stockholders by the president, the board of directors, or the secretary upon the written request of not less than 10% of all the shares entitled to vote at the meeting.

People’s United Financial. Under Delaware law, a special meeting of stockholders may be called by:

•	the board of directors; or

•	by the person or persons authorized to do so by the certificate of incorporation or the bylaws.

People’s United Financial’s bylaws authorize the calling of a special meeting of stockholders only by the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office. People’s United Financial’s stockholders do not have the ability to call a special meeting.

Accordingly, it may be easier for Chittenden stockholders to call a special meeting.

Actions by Written Consent of Stockholders

Chittenden. Under Vermont law, unless otherwise precluded in the articles of incorporation, stockholders may act by a written consent in lieu of a meeting, provided the written consent is signed by all holders of outstanding stock entitled to vote at a meeting. If the articles of incorporation contain specific authority to do so, action may be taken by stockholders without a meeting if the holders of at least a majority of all the shares entitled to vote deliver signed written consents to the corporation. Chittenden’s articles of incorporation do not preclude or provide for action by written consent of the stockholders. Chittenden’s bylaws provide that action by written consent of the stockholders must be signed by all of the stockholders entitled to vote.

People’s United Financial. Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent in lieu of a meeting, provided the consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, People’s United Financial’s certificate of incorporation prohibits stockholder action by written consent in lieu of a meeting.

Therefore, Chittenden stockholders may take action by unanimous written consent in lieu of a meeting whereas People’s United Financial stockholders may not take action by written consent in lieu of a meeting.

Rights of Dissenting Stockholders

Chittenden. Under Vermont law, stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. Dissenters’ rights are available under Vermont law with respect to the shares of any class of stock of a constituent corporation in the event of a merger if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent.

Dissenters’ rights are also available under Vermont law in connection with certain amendments to the articles of incorporation, any share exchange if the stockholder is entitled to vote on the action, or sales of all or substantially all of the assets of a corporation. Chittenden’s articles of incorporation and bylaws do not grant any dissenters’ rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters’

rights must satisfy all of the conditions and requirements set forth in the Vermont Business Corporation Act in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

People’s United Financial. Under Delaware law, appraisal rights are not available for any class of stock that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Since People’s United Financial’s common stock is listed on the NASDAQ Global Select Market, its stockholders are not entitled to appraisal rights.

Chittenden stockholders generally have dissenters’ rights in all applicable contexts while People’s United Financial stockholders do not have dissenters’ rights.

Board of Directors—Number and Removal

Chittenden. Vermont law states that the board of directors must consist of three or more members with the number of directors to be fixed as provided in the articles of incorporation or bylaws. Chittenden’s articles of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. The Chittenden board of directors currently consists of ten directors.

Vermont law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the articles of incorporation provide that directors can only be removed for cause. Chittenden’s articles of incorporation provide that a director may only be removed for cause.

People’s United Financial. Delaware law provides that the board of directors of a Delaware corporation must consist of one or more directors. The certificate of incorporation or bylaws of a corporation may fix the number of directors. People’s United Financial’s certificate of incorporation provides that the number of directors shall be determined only by resolution of the board of directors, but shall not be less than five nor more than 15 directors. People’s United Financial currently has ten directors. People’s United Financial’s certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes as nearly equal as practicable, and one class shall be elected annually.

Delaware law provides that, unless the certificate of incorporation provides otherwise, in a corporation with a classified board of directors any director or the entire board of directors may be removed only for cause and by the holders of a majority of the shares then entitled to vote at an election of directors. People’s United Financial’s certificate of incorporation provides that a director may be removed prior to the expiration of his or her term only for cause and upon the affirmative vote of at least two-thirds of the outstanding shares of voting stock.

Both Chittenden and People’s United Financial have classified boards. Each board of directors can alter the number of directors. No director can be removed without cause. People’s United Financial requires a two-thirds vote at a meeting of stockholders to remove a director for cause. Chittenden requires a majority of votes cast at a meeting called for the purpose of removing the director to do the same.

Filling Vacancies on the Board of Directors

Chittenden. Vermont law provides that, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by the stockholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum.

Chittenden’s articles of incorporation do not address filling vacancies on the board of directors. Chittenden’s bylaws provide that in the case of any vacancies all the directors then in office, although less than a quorum, may by majority vote choose a successor, or the stockholders, with a quorum, may by a majority vote choose a successor.

People’s United Financial. Delaware law and People’s United Financial’s certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by a vote of a majority of directors then holding office, whether or not a quorum. Any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified.

Accordingly, both Chittenden’s and People’s United Financial’s boards of directors may generally fill vacancies.

Stockholder Nominations and Proposals

Chittenden. Chittenden’s bylaws require the advance notice of stockholder proposals. In order to be properly brought before a meeting, a stockholder proposal must be received by the corporation not less than 75 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In addition, the stockholder must be present at the meeting, either in person or by a representative.

People’s United Financial. The certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than 120 days’ notice in advance of the annual stockholders’ meeting to the secretary. This advance notice provision requires a stockholder who wishes to nominate any person for election as a director to provide certain information to People’s United Financial concerning the nominee and the proposing stockholder. Similarly, People’s United Financial’s bylaws generally require a stockholder who intends to raise new business at an annual meeting to give not less than 90 days notice in advance of the anniversary of the prior year’s annual meeting to the corporate secretary. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to People’s United Financial concerning the nature of the new business, the stockholder and the stockholder’s interest in the matter.

Thus, both People’s United Financial and Chittenden stockholders have the ability to make proposals subject to certain procedural requirements.

Amendments to Articles or Certificate of Incorporation

Chittenden. Chittenden’s articles of incorporation provide that any amendment, alteration or repeal of Article VIII of the articles of incorporation, which relates to business combinations, requires the approval of at least two-thirds of the continuing directors and the holders of at least two-thirds of the outstanding shares entitled to vote, as well as the approval of the holders of at least two-thirds of the shares of any class or series of shares entitled to vote as a class.

Under Vermont law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without stockholder action, including certain changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of incorporation must be recommended to the stockholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by the provisions of the Vermont Business Corporation Act.

People’s United Financial. People’s United Financial’s certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

People’s United Financial’s certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more “interested shareholders” (as defined below) exist, by not less than a majority of the “disinterested directors” (as defined in the certificate of incorporation); or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of People’s United Financial capital stock entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an “interested shareholder” or a director who is an “affiliate” or “associate” (each as defined in the certificate of incorporation) of an “interested shareholder,” by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an “interested shareholder” or an “affiliate” or “associate” thereof. Amendment of the provision of People’s United Financial’s certificate of incorporation relating to “business combinations” (as defined below) must also be approved by either (a) a majority of the “disinterested directors;” or (b) the affirmative vote of not less than two-thirds of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any “interested shareholder” or “affiliate” or “associate” thereof, voting together as a single class. Absent these provisions, Delaware law provides that a corporation’s certificate of incorporation may be amended by the holders of a majority of the corporation’s outstanding capital stock.

The term “interested shareholder” is defined to include any individual, corporation, partnership or other entity (other than People’s United Financial or its subsidiaries or any employee benefit plan maintained by People’s United Financial or its subsidiaries) who or which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of People’s United Financial voting stock.

The term “business combination” means:

•	any merger or consolidation of People’s United Financial or any of its subsidiaries with or into any “interested shareholder” or an affiliate or associate of an “interested shareholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any “interested shareholder” or an affiliate or associate of an “interested shareholder” of 10% or more of People’s United Financial’s assets or combined assets of People’s United Financial and its subsidiaries;

•

the issuance or transfer to any “interested shareholder” or an affiliate or associate of an “interested shareholder” by People’s United Financial (or any subsidiary) of any of People’s United Financial’s securities other than on a pro rata basis to all stockholders;

•

the adoption of any plan for the liquidation or dissolution of People’s United Financial proposed by or on behalf of any “interested shareholder” or an affiliate or associate of an “interested shareholder;”

•

any reclassification of securities, recapitalization, merger or consolidation of People’s United Financial which has the effect of increasing the proportionate share of common stock or any class of People’s United Financial’s equity or convertible securities owned directly or indirectly by an “interested shareholder” or an affiliate or associate of an “interested shareholder;” and

•	the acquisition by People’s United Financial’s subsidiaries of any securities of an “interested shareholder” or an affiliate or associate of an “interested shareholder.”

Accordingly, amendments to both Chittenden’s articles of incorporation and People’s United Financial’s certificate of incorporation not concerning business combinations generally may be approved by a majority of all the votes entitled to be cast at a meeting. Amendments to provisions concerning business combinations involving Chittenden require a two-thirds vote of both stockholders and continuing directors. Amendments to People’s United Financial’s certificate of incorporation relating to business combinations must be approved by either a majority of the “disinterested directors” or the affirmative vote of not less than two-thirds of the shares eligible to be cast, together with the affirmative vote of not less than fifty percent (50%) of the shares eligible to be cast not beneficially owned by any “interested shareholder” or “affiliate” or “associate” thereof.

Amendments to Bylaws

Chittenden. Chittenden’s bylaws provide that its board of directors may amend or repeal the bylaws, and that the stockholders may amend or repeal the bylaws at a meeting called for that purpose by the vote of a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

People’s United Financial. People’s United Financial’s bylaws provide that, except as otherwise provided by applicable law, the bylaws or the certificate of incorporation, the bylaws may be amended or repealed at any meeting of the entire board of directors by the vote of two-thirds of the members of the entire board. Both People’s United Financial’s certificate of incorporation and bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board of directors or holders of capital stock entitled to vote on the matter that is not less than the supermajority specified in such provision. Absent these provisions, Delaware law provides that a corporation’s bylaws may be amended by the holders of a majority of the corporation’s outstanding capital stock. People’s United Financial’s certificate of incorporation also provides that the board of directors is authorized to make, alter, amend, rescind or repeal any of the bylaws in accordance with the terms of the bylaws. Except in circumstances specifically provided in the Delaware General Corporation Law, this provision applies to bylaws, whether initially adopted or amended by the board of directors or by the stockholders. This authorization neither divests the stockholders of their right, nor limits their power, to adopt, amend, rescind or repeal any bylaw under the Delaware General Corporation Law.

Both People’s United Financial and Chittenden permit their directors to amend their bylaws. People’s United Financial requires at least a two-thirds vote of the directors. Chittenden requires only a majority vote to do the same. Chittenden stockholders may also amend the bylaws by a majority vote. Both People’s United Financial’s certificate of incorporation and bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board of directors or holders of capital stock entitled to vote on the matter that is not less than the supermajority specified in such provision.

Indemnification

Delaware law and Vermont law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith, in a manner the person reasonably believed to be in the best interests of the corporation (or, if the director was acting outside his or her official capacity with the corporation, the director reasonably believed his or her conduct was at least not opposed to the corporation’s best interests).

Chittenden. Although indemnification is generally permissive in Vermont, Chittenden’s bylaws provide that the corporation shall indemnify its directors if the director conducted himself or herself in good faith, the director reasonably believed the conduct was in the best interests of the corporation (or, if the director was acting outside his or her official capacity with Chittenden, the director reasonably believed his or her conduct was at least not opposed to Chittenden’s best interests) and the director had no reason to believe that his or her conduct was unlawful and the director was not found to have engaged in a reckless or intentional unlawful act. In accordance with Vermont law, the Chittenden bylaws provide that a director will not be indemnified in connection with a proceeding in which the director was adjudged liable to the corporation or in connection with a proceeding in which the director was found to have received an improper personal benefit.

Chittenden’s bylaws provide that officers of the corporation are entitled to mandatory indemnification if the officer is successful on the merits or otherwise in the defense of any proceeding, and the officer is entitled to apply for court ordered indemnification under the Vermont Business Corporation Act. The bylaws also state that Chittenden’s officers and agents are entitled to the same indemnifications as Chittenden’s directors.

The bylaws provide that the corporation may not indemnify any director prior to the final resolution of a proceeding and unless the indemnification is authorized by a determination that the director has met the standard of conduct required. The determination must be made by disinterested members of the board of directors, a written opinion of special legal counsel or a vote of disinterested stockholders.

People’s United Financial. Delaware law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The certificate of incorporation of People’s United Financial provides that People’s United Financial shall indemnify, to the fullest extent permitted by Delaware law, any person who is or was or has agreed to become a director or officer of People’s United Financial against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United Financial and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United Financial may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers. The certificate of incorporation also provides that People’s United Financial shall indemnify any present or former director or officer of People’s United Financial to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

Thus, the indemnification provisions for the directors, officers and employees of Chittenden and People’s United Financial are substantially the same.

Stockholder Approval of a Merger

Chittenden. In order to effect a merger under Vermont law, a corporation’s board of directors must adopt a plan of merger and recommend it to the stockholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the articles of incorporation or the board of directors require a greater vote. Chittenden’s articles of incorporation provide for a greater vote only in the case of a business combination involving a related person or its affiliate.

People’s United Financial. Delaware law provides that a corporation’s board of directors must adopt a resolution approving an agreement and plan of merger and declaring its advisability to the stockholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the certificate of incorporation or the board of directors requires a greater vote; provided that no vote of the stockholders is required if the corporation is the surviving corporation, the merger does not involve the amendment of the corporation’s certificate of incorporation, and the securities issued by the corporation in the merger do not exceed 20% of the common stock of the corporation outstanding immediately prior to the effective date of the merger. People’s United Financial’s certificate of incorporation provides for a greater vote only in the case of a business combination involving an interested shareholder.

Accordingly, Chittenden and People’s United Financial have substantially similar voting requirements for merger approvals.

Business Combinations and Anti-Takeover Provisions

Chittenden. Chittenden’s articles of incorporation provide that the affirmative vote of at least two-thirds of the members of the board of directors who were elected prior to a “related person” becoming a “related person,”

together with the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, shall be required for any of the following business combinations:

•

any merger or consolidation of the corporation or any subsidiary into or with a “related person” or its affiliate, or any other corporation which, after such merger or consolidation, would be an affiliate of a “related person”;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the corporation, in one or a series of transactions, to or with any “related person” or its affiliate of all, or substantially all, of the assets of Chittenden or any subsidiary;

•	the issuance or transfer by Chittenden or any subsidiary, in one or a series of transactions, of a majority of its voting shares to a “related person” or its affiliate;

•	the adoption of any plan or proposal for the liquidation or dissolution of Chittenden; or

•

any reclassification of securities, recapitalization, reorganization, merger or consolidation of Chittenden with any of its subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Chittenden or any subsidiary that is directly or indirectly owned by any “related person.”

A “related person” is (1) a person, which, together with its affiliates or associates, owns of record or beneficially, directly or indirectly, more than 15% of the outstanding voting stock of Chittenden; or (2) an affiliate of Chittenden and at any time within the two-year period immediately prior to the date in question was the owner, of record or beneficially, directly or indirectly, of more than 15% of the outstanding voting stock of Chittenden. In addition, Chittenden’s articles of incorporation provide that the corporation cannot enter into any of these business combinations without the approval of 80% of the outstanding shares entitled to vote, excluding those shared held by a “related person,” unless the fair market value test described in the articles of incorporation is satisfied.

People’s United Financial. The certificate of incorporation of People’s United Financial requires the approval of the holders of at least two-thirds of People’s United Financial’s outstanding shares of voting stock, together with the affirmative vote of at least 50% of the outstanding shares of voting stock not beneficially owned by an “interested shareholder” to approve certain “business combinations” (defined above in the section entitled “—Amendments to Articles of Incorporation”) and related transactions. Under Delaware law, absent this provision, “business combinations,” which include mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

Approval by the holders of at least two-thirds of People’s United Financial’s shares is required in connection with any “business combination” except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of the board of directors who are unaffiliated with the “interested shareholder” and were directors prior to the time when the “interested shareholder” became an “interested shareholder;” or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “interested shareholder” is defined to include any individual, corporation, partnership or other entity (other than People’s United Financial or its subsidiaries or any employee benefit plan maintained by People’s United Financial or its subsidiaries) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of People’s United Financial voting stock.

Both People’s United Financial and Chittenden have higher voting and approval requirements for business combinations and similar transactions constituting related party transactions.

LEGAL MATTERS

Thacher Proffitt & Wood LLP will pass upon the validity of the shares of People’s United Financial common stock to be issued in connection with the merger. Cleary Gottlieb Steen & Hamilton LLP on behalf of People’s United Financial, and Goodwin Procter LLP on behalf of Chittenden, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of People’s Bank as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in People’s United Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Chittenden as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Chittenden will hold an annual meeting in the year 2008 only if the merger is not completed. If the merger is not completed, in order to be included in Chittenden’s proxy statement and proxy card for the 2008 annual meeting, proposals which stockholders intend to present at that meeting must be submitted in writing to the Secretary or Assistant Secretary of Chittenden on or before November 17, 2007. In addition, Chittenden’s bylaws include advance notice and other requirements regarding the timing and content of proposals for stockholder action at a meeting other than those proposed by the board of directors. In order to be timely under the advance notice provisions of Chittenden’s bylaws, all stockholder proposals must be received by Chittenden at its executive office no less than 75 days and no more than 120 days prior to the anniversary of the preceding annual meeting. However, if the annual meeting is scheduled for a date that is more than 30 days before or 60 days after the anniversary of the preceding annual meeting, then the stockholder proposal must be received by Chittenden on the later of 75 days prior to the annual meeting or 15 days following the date on which public announcement of the date of the annual meeting is first made by Chittenden.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United Financial and Chittenden may have appeared had the merger been completed at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information reflects the impact of the merger on the combined balance sheets and on the combined statements of income under the purchase method of accounting with People’s United Financial treated as the acquirer. Under the purchase method of accounting, Chittenden’s assets and liabilities are recorded by People’s United Financial at their estimated fair values as of the date the merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 assumes the merger was completed on that date. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 assume the merger was completed on January 1, 2006.

Included in the preliminary unaudited pro forma condensed combined balance sheet are pro forma purchase accounting adjustments for the pending merger of Chittenden and Community Bank & Trust Company, assuming this merger was completed prior to the merger of People’s United Financial and Chittenden. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 do not include the results of operations of Community Bank due to their immateriality.

The preliminary unaudited pro forma condensed combined financial information assumes that the merger consideration consisted of approximately $1.0 billion in cash and approximately 43.8 million shares of People’s United Financial common stock. The number of shares of People’s United Financial common stock was calculated based on (1) the number of shares of Chittenden common stock outstanding on July 19, 2007; (2) the number of shares of Chittenden common stock expected to be issued upon completion of its pending acquisition of Community Bank; and (3) the $18.71 closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before the merger was announced. Using those assumptions, the value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash would have been exchangeable for 1.9652 shares of People’s United Financial common stock.

The actual exchange ratio will depend on the average of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the merger is completed. This average value may differ, perhaps substantially, from the closing sale price of People’s United Financial common stock on June 26, 2007. The number of shares to be issued by People’s United Financial will also depend on the number of shares of Chittenden common stock outstanding immediately prior to the effective date of the merger.

It is anticipated that the merger will provide People’s United Financial with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed merger completion dates have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed at the beginning of each period presented nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Chittenden. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United Financial and Chittenden, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 combines the June 30, 2007 balance sheets of People’s United Financial and Chittenden assuming the merger was completed on June 30, 2007.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2007 (in millions)	People’s United Financial	Chittenden	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and due from banks	$360.9	$181.3	$(125.0)	(B	)	$407.8
			(9.2)	(A	)
			(0.2)	(K	)
Short-term investments	2,236.7	179.9	(33.4)	(C	)	2,383.2

Total cash and cash equivalents	2,597.6	361.2	(167.8)			2,791.0

Trading account securities, at fair value	26.4	—	—			26.4
Securities available for sale and held to maturity	43.2	927.3	—			970.5
Securities purchased under agreements to resell	1,418.0	—	(1,013.0)	(A	)	359.9
			(45.1)	(A	)
Loans	9,046.5	5,133.2	6.2	(D	)	14,185.9
Less allowance for loan losses	(72.5)	(67.4)	—			(139.9)

Total loans, net	8,974.0	5,065.8	6.2			14,046.0

Bank-owned life insurance	218.0	—	—			218.0
Premises and equipment, net	147.4	74.2	—			221.6
Goodwill	101.5	282.5	(282.5)	(E	)	1,442.2
			1,340.7	(E	)
			71.7	(C	)
			(71.7)	(E	)
Other acquisition-related intangibles	3.0	21.0	(21.0)	(F	)	183.1
			165.6	(F	)
			14.5	(F	)
			9.5	(C	)
			(9.5)	(F	)
Other assets	292.6	146.3	42.9	(C	)	497.7
			10.7	(M	)
			5.2	(G	)

Total assets	$13,821.7	$6,878.3	$56.4			$20,756.4

Liabilities
Deposits:
Non-interest-bearing	$2,302.8	$997.5	$—			$3,300.3
Savings, interest-bearing checking and money market	3,194.4	2,962.4	—			6,156.8
Time	3,593.7	1,715.2	(3.3)	(H	)	5,305.6

Total deposits	9,090.9	5,675.1	(3.3)			14,762.7

Borrowings:
Federal Home Loan Bank advances	—	19.9	—			19.9
Repurchase agreements	—	114.8	—			114.8
Other	—	20.2	—			20.2

Total borrowings	—	154.9	—			154.9

Subordinated notes	65.3	250.0	(125.0)	(B	)	190.3
Other liabilities	161.9	75.0	20.3	(I	)	325.3
			10.7	(M	)
			5.1	(J	)
			52.3	(F	)

Total liabilities	9,318.1	6,155.0	(39.9)			15,433.2

Stockholders’ Equity
Common stock	3.0	52.4	0.4	(K	)	3.4
			(52.4)	(K	)
Additional paid—in capital	3,708.9	342.4	90.7	(C	)	4,528.1
			(342.4)	(K	)
			(90.7)	(K	)
			819.4	(K	)
			(0.2)	(K	)
Retained earnings	1,055.2	478.5	(478.5)	(K	)	1,055.2
Treasury stock, at cost	—	(139.5)	139.5	(K	)	—
Unallocated common stock held by the ESOP	(214.4)	—	—			(214.4)
Accumulated other comprehensive loss	(49.1)	(14.4)	14.4	(K	)	(49.1)
Deferred directors’ compensation	—	6.2	(6.2)	(K	)	—
Unearned portion of employee restricted stock	—	(2.3)	2.3	(K	)	—

Total stockholders’ equity	4,503.6	723.3	96.3			5,323.2

Total liabilities and stockholders’ equity	$13,821.7	$6,878.3	$56.4			$20,756.4

The following preliminary unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 combines the statements of income of People’s United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Six months ended June 30, 2007 (in millions, except per share data)	People’s United Financial	Chittenden	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income:
Loans	$288.0	$170.6	$(1.0)	(D	)	$457.6
Short-term investments	32.1	1.8	—			33.9
Securities	2.1	24.3	—			26.4
Securities purchased under agreements to resell	14.7	—	(13.9)	(A	)	0.8

Total interest and dividend income	336.9	196.7	(14.9)			518.7

Interest expense:
Deposits	106.1	64.9	—			171.0
Borrowings	0.2	2.7	—			2.9
Subordinated notes	3.3	8.4	—			11.7

Total interest expense	109.6	76.0	—			185.6

Net interest income	227.3	120.7	(14.9)			333.1
Provision for loan losses	2.6	3.0	—			5.6

Net interest income after provision for loan losses	224.7	117.7	(14.9)			327.5

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	37.5	9.4	—			46.9
Insurance revenue	13.5	3.5	0.9	(M	)	17.9
Brokerage commissions	7.0	1.2	—			8.2
Other fees	18.3	15.6	(0.6)	(F	)	45.4
			12.1	(M	)

Total fee-based revenues	76.3	29.7	12.4			118.4
Net security losses	—	(14.1)	—			(14.1)
Bank-owned life insurance	5.1	—	—			5.1
Net gains on sales of residential mortgage loans	1.6	2.7	—			4.3
Other non-interest income	6.1	4.6	(0.7)	(G	)	11.3
			1.3	(M	)

Total non-interest income	89.1	22.9	13.0			125.0

Non-interest expense:
Compensation and benefits	106.2	58.6	0.9	(M	)	165.7
Occupancy and equipment	32.7	12.3	—			45.0
Contribution to The People’s United
Community Foundation	60.0	—	—			60.0
Other non-interest expense	44.9	28.9	13.6	(F	)	99.5
			13.4	(M	)
			0.1	(F	)
			(1.4)	(L	)

Total non-interest expense	243.8	99.8	26.6			370.2

Income from continuing operations before income tax expense	70.0	40.8	(28.5)			82.3
Income tax expense	23.8	11.7	(10.0)	(N	)	25.5

Income from continuing operations	46.2	29.1	(18.5)			56.8

Discontinued operations:
Income from discontinued operations, net of tax	0.9	—	—			0.9

Income from discontinued operations	0.9	—	—			0.9

Net income	$47.1	$29.1	$(18.5)			$57.7

Earnings per common share
Basic:
Income from continuing operations	$0.16	$0.64				$0.17
Net income	$0.16	$0.64				$0.17
Diluted:
Income from continuing operations	$0.16	$0.64				$0.17
Net income	$0.16	$0.64				$0.17
Average common shares outstanding:
Basic	294.3		43.8	(O	)	338.1
Diluted	295.8		43.8	(O	)	339.6

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 combines the statements of income of People’s United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2006 (in millions, except per share data)	People’s United Financial	Chittenden	Pro Forma Adjustments			Pro Forma Combined
Interest and dividend income:
Loans	$546.0	$319.3	$(2.0)	(D	)	$863.3
Short-term investments	5.3	0.5	—			5.8
Securities	30.0	54.9	—			84.9
Securities purchased under agreements to resell	0.8	—	—			0.8

Total interest and dividend income	582.1	374.7	(2.0)			954.8

Interest expense:
Deposits	180.1	108.5	3.3	(H	)	291.9
Borrowings	10.0	17.2	—			27.2
Subordinated notes	9.6	—	—			9.6

Total interest expense	199.7	125.7	3.3			328.7

Net interest income	382.4	249.0	(5.3)			626.1
Provision for loan losses	3.4	6.9	—			10.3

Net interest income after provision for loan losses	379.0	242.1	(5.3)			615.8

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	77.8	16.7	—			94.5
Insurance revenue	27.3	5.8	1.8	(M	)	34.9
Brokerage commissions	12.2	1.9	—			14.1
Other fees	35.7	24.5	(1.2)	(F	)	84.1
			25.1	(M	)

Total fee-based revenues	153.0	48.9	25.7			227.6
Net security losses	(27.2)	—	—			(27.2)
Bank-owned life insurance	9.1	—	—			9.1
Net gains on sales of residential mortgage loans	2.0	6.3	—			8.3
Other non-interest income	10.5	15.0	(1.3)	(G	)	26.5
			2.3	(M	)

Total non-interest income	147.4	70.2	26.7			244.3

Non-interest expense:
Compensation and benefits	202.9	115.4	1.8	(M	)	320.1
Occupancy and equipment	62.2	23.4	—			85.6
Other non-interest expense	81.8	47.6	30.1	(F	)	184.5
			27.4	(M	)
			0.3	(F	)
			(2.7)	(L	)

Total non-interest expense	346.9	186.4	56.9			590.2

Income from continuing operations before income tax expense	179.5	125.9	(35.5)			269.9
Income tax expense	57.8	40.4	(12.5)	(N	)	85.7

Income from continuing operations	121.7	85.5	(23.0)			184.2

Discontinued operations:
Income from discontinued operations, net of tax	2.3	—	—			2.3

Income from discontinued operations	2.3	—	—			2.3

Net income	$124.0	$85.5	$(23.0)			$186.5

Earnings per common share
Basic:
Income from continuing operations	$0.41	$1.85				$0.54
Net income	$0.42	$1.85				$0.55
Diluted:
Income from continuing operations	$0.40	$1.83				$0.54
Net income	$0.41	$1.83				$0.55
Average common shares outstanding:
Basic	297.4		43.8	(O	)	341.2
Diluted	298.9		43.8	(O	)	342.7

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Preliminary Pro Forma Presentation

The acquisition of Chittenden by People’s United Financial will be accounted for using the purchase method of accounting and accordingly, Chittenden’s assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed will be recognized at fair value on the date the transaction is completed. The merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.

The preliminary unaudited pro forma condensed combined financial information reflects the application of generally accepted accounting principles as of June 30, 2007. The adoption of new or changes to existing generally accepted accounting principles subsequent to June 30, 2007, including People’s United Financial’s adoption of SFAS No. 157 effective January 1, 2008, may result in significant changes to the final purchase accounting adjustments. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” reflecting the insignificant level of Chittenden non-performing assets for the periods presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Chittenden’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Chittenden’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Chittenden as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United Financial’s actual weighted-average shares outstanding for the periods presented, plus the incremental shares expected to be issued, assuming the merger occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been completed as of or at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on the total estimated consideration of $1.9 billion, including the value of outstanding stock options, which will be paid with the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The number of shares of People’s United Financial common stock expected to be issued assumes that the average of the closing sale prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the completion of the merger was $18.71, which was the closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before announcement of the merger. The value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash consideration would have been exchanged for 1.9652 shares of People’s United Financial common stock. The actual number of shares of People’s United Financial’s common stock that Chittenden stockholders who receive stock in the merger will receive may differ depending on the average of the closing sale prices for People’s United Financial common stock during the five trading days ending the day before completion of the merger. Upon completion of the merger, outstanding options of Chittenden will be exchanged for cash.

Note 2—Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of June 30, 2007, assuming the merger with Chittenden was completed on that date. The preliminary pro forma income statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 were prepared assuming the merger was completed on January 1, 2006.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The value of the common stock expected to be issued was based on the exchange ratio noted above in Note 1—Basis of Preliminary Pro Forma Presentation.

Pro forma purchase accounting adjustments reflect the proposed merger of Chittenden and Community Bank, assuming the merger was completed prior to the merger of People’s United Financial and Chittenden.

A reconciliation of the preliminary consideration paid by People’s United Financial over Chittenden’s net assets acquired (“goodwill”) is as follows:

(in millions)
Purchase price:
Cash consideration	$1,013.0
People’s United Financial common stock issued	819.8
Estimated fair value of Chittenden stock options	45.1
Transaction costs	9.2

Total purchase price	$1,887.1

(in millions)
Purchase accounting adjustments:
Chittenden total stockholders’ equity at June 30, 2007	$723.3
Pro forma adjustment for the increase in stockholders’ equity resulting from the Community Bank merger	90.7
Chittenden total intangible assets	(303.5)
Pro forma adjustment for intangible assets resulting from the Community Bank merger	(81.2)
Chittenden estimated merger-related costs, net of tax	(27.4)

Adjusted net assets acquired	$401.9

(in millions)
Calculation of goodwill:
Total purchase price	$1,887.1
Adjusted net assets acquired	(401.9)

Excess of purchase price over adjusted net assets acquired	$1,485.2

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in millions)
Loans	$6.2
Mortgage servicing rights	5.2
Time deposits	3.3
Other intangible assets	14.5
Core deposit intangible	165.6
Goodwill	1,340.7
Net tax liability	(39.1)
Personnel related liabilities	(11.2)

Total excess of purchase price over adjusted net assets acquired	$1,485.2

(A)	Adjustment to recognize cash consideration paid to complete the merger ($1.0 billion), cash paid for the estimated fair value of Chittenden stock options ($45.1 million) and estimated transaction costs ($9.2 million). People’s United Financial currently intends to finance the cash portion of the merger by liquidating approximately $1.1 billion of securities purchased under agreements to resell. The preliminary pro forma combined income statement impact of the reduction in securities purchased under agreements to resell resulted in a decrease to interest income of $13.9 million for the six months ended June 30, 2007. People’s United Financial invested in this interest-earning asset with a portion of the $3.3 billion of net proceeds raised in its second-step conversion, which was completed on April 16, 2007. People’s United Financial did not record interest income on this investment during 2006, and therefore, no adjustment has been reflected in the preliminary pro forma combined income statement for the year ended December 31, 2006. The final financing of the cash portion of the transaction may cause the actual adjustments to differ from these preliminary adjustments.
(B)	Adjustment to the preliminary unaudited pro forma condensed combined balance sheet to reflect the retirement on July 1, 2007 of Chittenden Junior Subordinated Notes.
(C)	Adjustments reflect the impact of Chittenden’s pending acquisition of Community Bank. Pro forma adjustments reflect consideration of $124.1 million, consisting of cash and shares of Chittenden common stock; net assets acquired of $42.9 million; and the allocation of the excess of the purchase price over the net asset acquired to core deposit intangibles and goodwill of $9.5 million and $71.7 million, respectively.
(D)	Fair value adjustment to Chittenden loan portfolio. The adjustment will be recognized over a three year period as a reduction of yield on a straight-line basis. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in decreases to interest income of $1.0 million and $2.0 million for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(E)	Adjustment to eliminate Chittenden goodwill (including goodwill resulting from the Community Bank acquisition) and record goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(F)	Adjustment to eliminate Chittenden core deposit intangible (including core deposit intangible resulting from the Community Bank acquisition) and other intangibles, record core deposit intangibles ($165.6 million) and other intangible assets ($14.5 million) resulting from the merger, the related deferred tax liability for the new intangible assets ($52.3 million), and the adjustments to the preliminary pro forma combined income statements. The preliminary pro forma impact from the newly-created intangible assets resulted in an increase to other non-interest expense of $13.6 million and $30.1 million for core deposit intangibles amortization, and a decrease to other fees of $0.6 million and $1.2 million and an increase to other non-interest expense of $0.1 million and $0.3 million for other intangible asset amortization, for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustments may be significantly different.

(G)	Fair value adjustment to Chittenden mortgage servicing rights. The adjustment will be recognized over a four-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $0.7 million and $1.3 million for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(H)	Fair value adjustment to Chittenden interest-bearing deposits, which will be recognized over a one-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $3.3 million for the year ended December 31, 2006. The final adjustment may be significantly different.
(I)	Adjustment to record estimated merger-related liabilities net of income taxes, including an estimated $28 million in pre-tax costs related to Chittenden executive change-in-control agreements that existed prior to the merger announcement date and other employee-related costs, an estimated $15 million in pre-tax costs for professional fees, and other personnel-related liabilities. The final adjustments may be significantly different. (See Note 3—Merger Related Costs for disclosure of other merger related costs).
(J)	Adjustment to record deferred tax liabilities resulting from the fair value adjustments.
(K)	Adjustment to eliminate Chittenden stockholders’ equity (including stockholders’ equity resulting from the Community Bank acquisition) and the issuance of People’s United Financial common stock. The acquisition will result in the issuance of approximately 43.8 million shares of People’s United Financial common stock, in addition to cash consideration. The issuance of People’s United Financial common stock is recognized in the preliminary pro forma balance sheet at a value of $18.71 per share, which was the closing sale price of People’s United Financial common stock on the NASDAQ Global Select Market on the last trading day prior to announcement of the transaction, which results in a net increase to People’s United Financial total stockholders’ equity of approximately $820 million (including estimated registration costs of $0.2 million). For more detail of the structure of the transaction see Note 1—Basis of Preliminary Pro Forma Presentation. The final adjustments may be significantly different.
(L)	Adjustment to eliminate $1.4 million and $2.7 million of amortization expense for intangible assets recorded on Chittenden’s income statement for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.
(M)	The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.
(N)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.
(O)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the merger, assuming the merger occurred at the beginning of the periods presented.

Note 3—Merger Related Costs

Certain merger-related costs are estimated at $9 million. These estimated merger-related costs will be incurred by People’s United Financial and expensed as incurred. An estimate of integration costs has not yet been determined, given the preliminary stages of integration discussions. As such, these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statements.

Note 4—Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $165.6 million as of June 30, 2007. The core deposit intangibles were estimated based on Chittenden’s total deposits at June 30, 2007 and recent industry specific transactions. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of an independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the merger in the pro forma statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the preliminary core deposit intangibles at an effective annual tax rate of 35.0%.

(in millions)	Gross Amortization	Net After-Tax Impact
Year 1	$30.1	$19.6
Year 2	27.1	17.6
Year 3	24.1	15.7
Year 4	21.1	13.7
Year 5	18.1	11.8
Year 6 and thereafter	45.1	29.2

Total	$165.6	$107.6

WHERE YOU CAN FIND MORE INFORMATION

People’s United Financial and Chittenden file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that People’s United Financial and Chittenden file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of People’s United Financial and Chittenden are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning People’s United Financial and Chittenden also may be inspected at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006 and the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005. People’s United Financial’s SEC file number is 001-33326, and Chittenden’s SEC file number is 001-13769.

People’s United Financial has filed a registration statement on Form S-4 to register with the SEC the People’s United Financial common stock to be issued to Chittenden stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of People’s United Financial in addition to being a proxy statement of Chittenden. As allowed by SEC rules, this document does not contain all the information you can find in People’s United Financial’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows People’s United Financial and Chittenden to incorporate by reference the information that each files with the SEC. Incorporation by reference means that People’s United Financial and Chittenden can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by People’s United Financial or Chittenden with the SEC will automatically update and supersede the information in this document and the documents listed below.

People’s United Financial incorporates by reference the specific documents listed below and any future filings that People’s United Financial makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Chittenden’s special meeting or the date on which the offering of shares of People’s United Financial common stock under this document is completed or terminated:

•

the description of People’s United Financial common stock, par value $0.01 per share, contained in People’s United Financial’s Registration Statement on Form 8-A filed on February 22, 2007 (file number 001-33326)

•	Current Report on Form 8-K filed with the SEC on March 5, 2007

•	Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 13, 2007

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the SEC on May 10, 2007

•	Current Report on Form 8-K filed with the SEC on June 27, 2007

•	Current Report on Form 8-K filed with the SEC on June 28, 2007

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed with the SEC on August 9, 2007

•	Current Report on Form 8-K filed with the SEC on September 14, 2007

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on September 13, 2007

•	Amendment to Current Report on Form 8-K/A filed with the SEC on October 17, 2007

You can obtain any of the People’s United Financial documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting People’s United Financial at:

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

Attn: Debbie A. Healey, Investor Relations

Chittenden incorporates by reference the specific documents listed below and any future filings that Chittenden makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Chittenden’s special meeting or the date on which the offering of shares of People’s United Financial common stock under this document is completed or terminated.

•	Annual Report on 10-K, for the year ended December 31, 2006 filed with the SEC on February 26, 2007

•	Current Report on Form 8-K filed with the SEC on January 19, 2007

•	Current Report on Form 8-K filed with the SEC on February 14, 2007

•	Current Report on Form 8-K filed with the SEC on March 27, 2007

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the SEC on April 20, 2007

•	Current Report on Form 8-K filed with the SEC on May 4, 2007

•	Current Report on Form 8-K filed with the SEC on May 9, 2007

•	Current Report on Form 8-K filed with the SEC on May 16, 2007

•	Current Report on Form 8-K filed with the SEC on May 31, 2007

•	Current Report on Form 8-K filed with the SEC on June 5, 2007

•	Current Report on Form 8-K filed with the SEC on June 27, 2007

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed with the SEC on July 26, 2007

You can obtain any of the Chittenden documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Chittenden at:

Chittenden Corporation

P.O. Box 820

Burlington, Vermont 05402-0820

(802) 658-4000

Attn: F. Sheldon Prentice, Secretary

You should rely only on the information contained or incorporated by reference into this document. People’s United Financial has supplied all information contained or incorporated by reference into this document relating to People’s United Financial, and Chittenden has supplied all information contained in this document or incorporated by reference into this document relating to Chittenden. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 18, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Chittenden stockholders nor the issuance of People’s United Financial common stock in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

People’s United Financial, Inc.

and

Chittenden Corporation

DATED AS OF JUNE 26, 2007

i

(continued)

(continued)

INDEX OF DEFINED TERMS

409A Deferred Payment	A-44
Affiliate	A-28
Agencies	A-24
Agency	A-24
Agreement	A-1
Articles of Merger	A-1
Bank Mergers	A-5
BHC Act	A-10
Broker-Dealer Subsidiary	A-26
Cash Component	A-2
Cash Consideration	A-2
Cash Conversion Number	A-4
Cash Election	A-2
Cash Election Number	A-4
Cash Election Shares	A-2
Certificate	A-3
Certificate of Merger	A-1
Change in the Company Recommendation	A-42
Claim	A-44
Closing	A-53
Closing Date	A-53
Code	A-1
Company	A-1
Company Acquisition Agreement	A-52
Company Advisory Client	A-27
Company Advisory Contract	A-27
Company Advisory Entity	A-26
Company Alternative Proposal	A-46
Company Alternative Transaction	A-47
Company Benefit Plans	A-19
Company By-laws	A-10
Company Capitalization Date	A-11
Company Certificate	A-10
Company Common Stock	A-2
Company Contract	A-22
Company Criticized Assets	A-23
Company Disclosure Schedule	A-10
Company Fund Client	A-27
Company Leased Properties	A-24
Company Options	A-5
Company Owned Properties	A-24
Company Preferred Stock	A-11
Company Real Property	A-25
Company Recommendation	A-42
Company Regulatory Agreement	A-14
Company Requisite Regulatory Approvals	A-50
Company SEC Reports	A-14
Company Shareholder Approval	A-41
Company Stock Plans	A-5
Company Subsidiary	A-10

Company Subsidiary Banks	A-5
Confidentiality Agreement	A-41
Derivative Transactions	A-22
DGCL	A-1
Dissenting Shares	A-3
DPC Common Shares	A-3
Effective Time	A-1
Election	A-2
Election Deadline	A-7
Environmental Matters	A-36
ERISA	A-18
Exchange Act	A-14
Exchange Agent	A-6
Exchange Agent Agreement	A-6
Exchange Fund	A-7
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve Board	A-13
Form ADV	A-27
Form BD	A-26
Form of Election	A-6
Form S-4	A-13
GAAP	A-10
Governmental Entity	A-13
Holder	A-6
HSR Act	A-13
Indemnified Parties	A-44
Injunction	A-49
Insider	A-28
Intellectual Property	A-25
Investment Advisers Act	A-27
Investment Company Act	A-27
IRS	A-18
Letter of Transmittal	A-8
Liens	A-11
Loans	A-23
Material Adverse Effect	A-16
Materially Burdensome Regulatory Condition	A-40
Member Bank	A-28
Merger	A-6
Merger Consideration	A-2
NASDAQ	A-2
Non-Election Shares	A-2
Nonqualified Deferred Compensation Plan	A-20
Notice of Dissenter’s Intent	A-7
Notice of Superior Proposal	A-42
NYSE	A-13
Other Regulatory Approvals	A-13
OTS	A-6

INDEX OF DEFINED TERMS

(continued)

Parent	A-1
Parent Bank	A-5
Parent Bank Subsidiary	A-5
Parent Benefit Plans	A-35
Parent By-laws	A-30
Parent Capitalization Date	A-30
Parent Certificate	A-30
Parent Closing Price	A-2
Parent Common Stock	A-2
Parent Disclosure Schedule	A-29
Parent FDIC Reports	A-32
Parent OTS Reports	A-32
Parent Preferred Stock	A-30
Parent Regulatory Agreement	A-32
Parent Requisite Regulatory Approvals	A-50
Parent SEC Reports	A-32
Parent Subsidiary	A-10
Pending Acquisition	A-29
Pending Acquisition Agreement	A-11
Pending Acquisition Counterparty	A-11
Pending Acquisition Shares	A-11
Per Share Amount	A-2
Permitted Encumbrances	A-24
Person	A-28
Policies, Practices and Procedures	A-23
Pool	A-24

Proxy Statement	A-13
Regulatory Agencies	A-13
Sarbanes-Oxley Act	A-14
SBA	A-13
SEC	A-13
Securities Act	A-11
Share Ratio	A-2
Shortfall Number	A-4
Sponsored	A-27
SRO	A-13
Stock Consideration	A-2
Stock Election	A-2
Stock Election Shares	A-2
Subsidiary	A-5
Subsidiary Plan of Merger	A-6
Superior Proposal	A-42
Surviving Corporation	A-1
Takeover Statutes	A-27
Tax	A-18
Tax Return	A-18
Taxes	A-18
Trust Account Common Shares	A-2
Trust Preferred Securities	A-11
USA Patriot Act	A-21
VBCA	A-1
Voting Debt	A-11

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2007 (this “Agreement”), by and between Chittenden Corporation, a Vermont corporation ( the “Company”), and People’s United Financial, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Vermont Business Corporation Act (the “VBCA”) at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of the Company shall cease.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of the Company and a wholly owned subsidiary of Parent) if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind or timing of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) in the reasonable judgment of the Company’s counsel, require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date and in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Vermont on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and in Section 11.06 of the VBCA.

1.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by the Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by the Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e), 1.4(f), 1.5 and 2.3(f), each share of Company Common Stock, except for shares of Company Common Stock owned by the Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from Parent the number of shares of Parent Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Parent Closing Price.

“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $20.35 plus (B) the product, rounded to the nearest one-tenth of a cent, of 0.8775 (the “Share Ratio”) times the Parent Closing Price.

“Parent Closing Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the closing sale prices of Parent Common Stock on the NASDAQ (the “NASDAQ”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Cash Component” shall mean (i) $1,013,022,898 less (ii) if the Pending Acquisition Agreement is terminated, $67,675,757. The Cash Component shall be subject to adjustment pursuant to Section 1.4(f).

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

(f) If either the tax opinion referred to in Section 7.2(c) or the tax opinion referred to in Section 7.3(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income Tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce the Cash Component to the minimum extent necessary to enable the relevant tax opinions to be rendered.

(g) Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder’s dissenters’ rights (any such shares being referred to herein as “Dissenting Shares”) under Chapter 13 of the VBCA shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Chapter 13 of the VBCA (unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, such shareholder’s right to dissent from the Merger under the VBCA) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the VBCA. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such shareholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such shareholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, (x) the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion to the extent permitted by applicable law; or (y), if not so permitted by applicable law or if Parent shall not have made any such determination, the right to receive the consideration received with respect to Non-Election Shares. The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices, including the right to determine the estimate of fair value under Section 13.25 of the VBCA and to determine whether to withhold payment to the extent permitted by Section 13.27 of the VBCA. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

1.5 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including Company Restricted Shares) to be converted into Cash Consideration pursuant to Section 1.4 (which for this purpose shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All other shares of Company Common Stock shall be converted into Stock Consideration (other than shares of Company Common Stock to be cancelled as provided in Section 1.4(b)).

(b) As promptly as practicable, and in any event within five (5) business days after the Effective Time, Parent shall cause the Exchange Agent (as defined herein) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6 Stock Options and Other Stock-Based Awards.

(a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under the Company’s Stock Incentive Plan or Director’s Omnibus Long-term Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) (collectively, the “Company Options”) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time, or as soon as practicable thereafter, from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, less any required withholding taxes.

(b) As of the Effective Time, each performance share award granted to any employee of the Company or any of its Subsidiaries under the Company’s Performance Share Program that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (A) the Per Share Amount, multiplied by (B) the greater of (i) 100% of the Target Performance Shares (as defined in such Performance Share Program) relating to Performance Cycles (as defined in such Performance Share Program) in effect as of the Effective Time plus accumulated dividends, if any, on such shares as determined in accordance with such Performance Share Program and (ii) 100% of the Performance Shares (as defined in such Performance Share Program) relating to Performance Cycles in effect as of the Effective Time based on performance calculated through the quarter ending immediately prior to the Effective Time plus accumulated dividends, if any, on such shares as determined in accordance with such Performance Share Program, subject to such deducting and withholding as may be required under the Code and any applicable state or local tax law with respect to such payment.

(c) Immediately prior to the Effective Time, all restricted stock awards granted under the Company Stock Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Forms of Election and to make elections and receive the Merger Consideration with respect thereto.

1.7 Certificate of Incorporation of Parent. At the Effective Time, the Parent Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 By-laws of Parent. At the Effective Time, the Parent By-laws (as defined in Section 4.1) shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Bank Mergers.

(a) Simultaneously with the Merger, each of Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust, Ocean National Bank, and Merrill Merchants Bank (collectively, the “Company Subsidiary Banks”) shall be merged with and into separate to-be-formed federally chartered savings bank subsidiaries (each a “Parent Bank Subsidiary”) of People’s United Bank, a federally chartered savings bank and a wholly-owned Subsidiary of Parent (“Parent Bank”). Such mergers are hereinafter sometimes referred to as the “Bank Mergers”. Each Parent Bank Subsidiary

shall be the surviving entity in its respective Bank Merger and shall continue its corporate existence and, following such Bank Merger, the corporate existence of the applicable Company Bank Subsidiary shall cease.

(b) Each of the Bank Mergers shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent and approved by the Company, such approval not to be unreasonably withheld or delayed (a “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal regulatory approvals for the Bank Mergers, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) the Company shall cause each Company Subsidiary Bank to approve a Subsidiary Plan of Merger, the Company, as the sole shareholder of each Company Subsidiary Bank shall approve each Subsidiary Plan of Merger, and the Company shall cause each Subsidiary Plan of Merger to be duly executed by each Company Subsidiary Bank and delivered to Parent and (ii) following the formation of the Parent Bank Subsidiaries, Parent shall cause each Parent Bank Subsidiary to approve a Subsidiary Plan of Merger, Parent shall cause Parent Bank, as the sole shareholder of each Parent Bank Subsidiary, to approve a Subsidiary Plan of Merger for each Parent Bank Subsidiary, and Parent shall cause each Parent Bank Subsidiary to duly execute and deliver a Subsidiary Plan of Merger. Prior to the Effective Time the Company shall cause each Company Subsidiary Bank, and Parent shall cause Parent Bank to cause each Parent Bank Subsidiary, to execute such certificate of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Mergers effective, subject to the closing conditions set forth in Article VII, and Parent shall cause such documents to be timely and appropriately filed and endorsed, where required, by the Office of Thrift Supervision (“OTS”) and other federal and state authorities so that the Bank Mergers shall become effective simultaneously with the Effective Time.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Parent shall cause the Form of Election to be sent to holders of record not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent under this Agreement, which Person shall be selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company shareholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. For shares of Company Common Stock held in book entry form, Parent shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. In the event that a shareholder of the Company has provided a notice of intent to demand payment (a “Notice of Dissenter’s Intent”) pursuant to Section 13.21 of the VBCA, any Election submitted by such shareholder prior to submission of such Notice of Dissenter’s Intent shall be deemed withdrawn, and any Election submitted by such shareholder after submission of such Notice of Dissenter’s Intent (unless such Notice of Dissenter’s Intent shall have theretofore been withdrawn) shall be deemed invalid.

(e) As used herein, unless otherwise agreed by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (1) the date of the meeting of the Company shareholders pursuant to Section 6.3 and (2) the date that Parent and the Company shall agree is as near as practicable to five (5) business days prior to the expected Closing Date. Parent shall issue a press release informing the Company’s shareholders of the Election Deadline as promptly as practicable following the determination thereof.

(f) Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any shareholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g) Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked, and all Certificates shall be promptly returned to the Company’s shareholders, upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article VIII or that this Agreement has been amended by the parties to so provide in connection with a new election period.

(h) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company shareholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, and in any event within ten (10) business days, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 1.4 and 1.5) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time if Parent has requested that the Exchange Agent pay to Parent the unclaimed portion of the Exchange Fund, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent upon the request of Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is required, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants, provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Vermont. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. A complete and accurate list of all such jurisdictions is set forth in Section 3.1(a) of the Company Disclosure Schedule.

(b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Certificate”), and the Amended and Restated By-Laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available to Parent. The Company is not in violation of any of the terms of the Company Certificate or the Company By-laws.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary. Each Company Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is, or is required to be, consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(d) The deposit accounts of the Company Subsidiary Banks are insured by the Federal Deposit Insurance Corporation (“FDIC” ) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

(e) The minute books of the Company, Chittenden Trust Company, and Ocean National Bank previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2004 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) (excluding information relating to the Company’s consideration of the transactions contemplated hereby that has been redacted from such records).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, of which, as of June 15, 2007 (the “Company Capitalization Date”),46,454,405 shares were issued and outstanding, which includes all Company Restricted Shares outstanding as of the Company Capitalization Date, and 1,000,000 shares of preferred stock, par value $100.00 (“Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued and outstanding. As of the Company Capitalization Date, no more than 5,970,339 shares of Company Common Stock were held in the Company’s treasury. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 3,879,732 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock Plans and (ii) up to 3,325,590 shares of Company Common Stock (the “Pending Acquisition Shares”) issuable pursuant to the terms of the Agreement and Plan of Merger by and among the Company, Ocean National Bank and Community Bank & Trust Company (the “Pending Acquisition Counterparty” ) dated as of June 4, 2007 (the “Pending Acquisition Agreement”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except pursuant to Sections 6.22 and 8.33 of the VBCA. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Company are issued or outstanding. As of the Company Capitalization Date, except pursuant to this Agreement, the Company Stock Plans and the Pending Acquisition Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any Company Subsidiary. As of the date of this Agreement, except pursuant to the Pending Acquisition Agreement and the redemption of all outstanding trust preferred securities issued by Chittenden Capital Trust I (the “Trust Preferred Securities”), there are no contractual obligations of the Company or any Company Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or any Company Subsidiary or (y) pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Since the Company Capitalization Date through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company other than the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Company Stock Plans.

(b) Except for any director qualifying shares and the Trust Preferred Securities, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. Except with respect to the redemption of the Trust Preferred Securities, no such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, or sale (or other transfer) of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or relating to the Company’s rights to vote or to dispose of such equity securities.

(c) Schedule 3.2(c) of the Company Disclosure Schedule is a true, correct and complete list of each Company Option, restricted stock award, restricted stock unit and each other Company stock-based award that was outstanding as of the Company Capitalization Date, the number of shares of Company Common Stock issuable thereunder or to which such award pertains, the expiration date and exercise price, if applicable, related thereto, and the aggregate number of shares of Company Common Stock issuable pursuant to the Company Options. The per share exercise price or purchase price for each Company Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the relevant Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Option.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and has adopted the plan of merger reflected in this Agreement and has directed that the plan of merger reflected in this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders, and has adopted a resolution to the foregoing effect. The Board of Directors of the Company has taken all necessary actions and made all necessary determinations under Article VIII of the Company Certificate required to render inapplicable to this Agreement Article VIII of the Company Certificate. Except for the approval of the plan of merger reflected in this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the approvals required in connection with the Bank Mergers, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined herein) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or, with respect to the Bank Mergers, to the knowledge of the Company (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the OTS and approval of or non-objection to such applications and notices, (ii) the filing of any required applications, filings, waivers or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of or non-objection to such applications, filings, waivers and notices, including in respect of the Bank Mergers (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Secretary of State of the State of Vermont pursuant to the VBCA and any similar state filings for the Bank Mergers, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”) or the rules of the New York Stock Exchange (“NYSE”), or that are required under consumer finance, mortgage banking and other similar laws, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in order for the Company to execute and deliver this Agreement.

3.5 Reports; Regulatory Matters.

(a) The Company and each Company Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state banking agency, insurance commission or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency or Governmental Entity has pending any proceeding or enforcement action or, to the knowledge of the Company, has since January 1, 2004 initiated any proceeding, enforcement action or investigation into the business, disclosures or operations of the Company or any Company Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any Company Subsidiary. Since January 1, 2004, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. To the knowledge of the Company, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that any Company Subsidiary Bank is not “well capitalized” or is not “well managed” as a matter of U.S. federal banking law. Each Company Subsidiary Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) The Company has previously made available to Parent (including via the SEC’s EDGAR System) an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule, definitive proxy statement and information statement filed with or furnished to the SEC by the Company since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “Company SEC Reports”), and (ii) each communication mailed by the Company to its shareholders, in each case since January 1, 2004 and prior to the date of this Agreement. Neither any Company SEC Report nor any such communication to the Company’s shareholders, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K), except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of the

Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any Company Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the period ended March 31, 2007 (including any notes thereto), (ii) disclosed in the Company SEC Reports, or (iii) incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby or the Pending Acquisition Agreement and the transactions contemplated thereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). The Company (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date hereof, to the knowledge of the Company, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement, other than J.P. Morgan Securities Inc. and Lehman Brothers Inc. pursuant to the letter agreements between the Company and

J.P. Morgan Securities Inc. and the Company and Lehman Brothers Inc., true, complete and correct copies of which have been previously delivered to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2006, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect in the future. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any fact, change, event, development, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets, liabilities, or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include any facts, changes, events, developments, effects or circumstances to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally, (D) public disclosure or pendency of the transactions contemplated hereby, or (E) compliance with the terms of, or the taking of any action or omission to act required by, this Agreement or consented to by Parent (except to the extent that any such changes referred to in clause (A), (B) or (C) have a materially disproportionate adverse effect on such party, relative to financial institutions generally).

(b) Since December 31, 2006, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since December 31, 2006, through and including the date of this Agreement, except as publicly disclosed by the Company in the Company SEC Reports filed or furnished prior to the date hereof, neither the Company nor any Company Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been previously made available to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $350,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9 Legal Proceedings.

(a) Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or, to the Company’s knowledge, governmental or regulatory investigations of any nature, against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or any Company Subsidiary is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any Company Subsidiary.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns (as defined herein) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being true, correct and complete in all material respects), has paid all Taxes due and required to be paid under applicable law (whether or not shown on a Tax Return) or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, local or foreign taxing authorities other than Taxes that are not yet due or that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(b) The Company and each of its Subsidiaries have withheld on account of Taxes (and timely paid to the appropriate taxing authority) all material amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(c) No written claim has ever been made by any appropriate taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(e) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign laws and regulations, no such adjustment has been proposed by the Internal Revenue Service (the “IRS”) or any applicable taxing authority and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(h) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Taxes not yet due or Permitted Encumbrances.

(i) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries. There are no legal proceedings now pending, or to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and to the knowledge of the Company, there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes.

(j) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time to file any Tax Return.

(k) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); or (C) installment sale or open transaction disposition made on or prior to the Closing Date.

(l) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, countries, provinces, localities and other political divisions wherein they are required to file Tax returns and other reports relating to Taxes. The Company and its Subsidiaries have recorded and accounted for all intercompany transactions and transfers among the Company, each of its Subsidiaries and their respective Affiliates in accordance with applicable law, and such transactions were at arm’s length.

(m) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(n) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(o) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11 Employee Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee or director of the Company or any Company Subsidiary, entered into, maintained or contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary may have any liability (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan; and (viii) all amendments, modifications or supplements to any such document.

(c) The Company and each Company Subsidiary has operated and administered each Company Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Company Benefit Plan are in compliance with all applicable laws. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There are no pending or, to the knowledge of the Company, threatened claims by, on behalf of or against any Company Benefit Plan or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Company Benefit Plan as of the Effective Time have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Company Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Company included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since March 31, 2007.

(d) With respect to the Company Benefits Plans, neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of the Company, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or, after the Closing, to Parent. With respect to each Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) for which the notice requirement is not waived by the regulations thereunder, has occurred with respect to any such plan within the past 12 months.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Since December 31, 2006, neither the Company nor any of its Subsidiaries has announced any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any broad-based Company Benefit Plan in a manner that materially increases the Company’s costs.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1. To the extent required, the documentation for each Nonqualified Deferred Compensation Plan has been amended to comply with Section 409A of the Code and the final regulations issued thereunder.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices and neither the Company nor any of its Subsidiaries is subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

(j) There is no pending or, to the knowledge of the Company, threatened material legal action, proceeding or investigation against or involving any Company Benefit Plan.

(k) All Company Stock Options have been granted in compliance with (i) the terms of the applicable Company Stock Plans, (ii) applicable laws and (iii) the applicable provisions of the Company Certificate and Company By-laws and are accurately disclosed as required in (x) the Company SEC Reports and the financial statements of the Company and (y) the Tax Returns of the Company.

3.12 Compliance with Applicable Law.

(a) The Company and each Company Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.

(b) The Company and each Company Subsidiary have since January 1, 2005 complied in all respects with and are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries or the employees conducting their respective businesses, including without limitation the Bank Secrecy Act, as amended by the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), and applicable regulations promulgated thereunder, each of the laws listed in Section 3.16(f) hereof and all federal, state and local usury, consumer lending and insurance laws, statutes, orders, rules, regulations, policies and guidelines.

(c) Neither the Company nor any of its Subsidiaries have received, since December 31, 2002, any notification or communication from any Governmental Authority (i) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely.

(d) The Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any Company Subsidiary, or to the knowledge of the Company, any director, officer or employee of the Company or of any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(e) Any bank-owned or company-owned life insurance program maintained by or on behalf of the Company or any of its Subsidiaries has been established and maintained in compliance with all applicable federal and state laws, regulations and interpretive guidance relating to programs of that type.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(f) of the Company Disclosure Schedule sets forth, as of December 31, 2006, a schedule of all officers and directors of the Company who have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Certain Contracts.

(a) Except as set forth in the Company SEC Reports filed or furnished prior to the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by the Company or, to the knowledge of the Company, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a savings and loan holding company or bank holding company may lawfully engage, (v) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict, or following the Merger would purport to limit or restrict, in any material respect the ability of the Company, the Surviving Corporation or any of their respective Subsidiaries to conduct their respective businesses or, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following the Merger, the Surviving Corporation or its Subsidiaries, to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, or (vi) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and the Company has no knowledge of, nor has the Company or any Company Subsidiary received written notice of, any violation of any Company Contract by any of the other parties thereto. The Company has previously made available to Parent complete and correct copies of all of the Company Contracts, including any and all amendments and modifications thereto.

(b)(i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of the Company or any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were duly authorized by the Company and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and, to the knowledge of the Company, with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or a Company Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and each applicable Company Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, as of March 31, 2007, no Derivative Transaction, were it to be a Loan (as defined herein) held by the Company or any Company

Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Company Criticized Assets”). The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of the Company and such Company Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of the Company and of any Company Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $1,000,000.

3.15 Investment Securities and Commodities.

(a) Each of the Company and each Company Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2007, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2007, of all “non-accrual” Loans. As of March 31, 2007, the Company and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the Company Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by the Company as the Company Criticized Assets. Section 3.16(a) of the Company Disclosure Schedule sets forth (A) a summary of the Company Criticized Assets as of March 31, 2007, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2007, is classified as “Other Real Estate Owned” and the book value thereof. The allowance for loan losses reflected in the Company SEC Reports and financial statements filed or furnished therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to the Company and its Subsidiaries.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased, administered or serviced by the Company or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of the Company or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of the Company and each Company Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(e) None of the Company or any of its Subsidiaries is now nor has it ever been since December 31, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any written notice that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(f) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including without limitation the Consumer Credit Protection Act, the Homeowners Ownership and Equity Protection Act, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.17 Property. The Company or a Company Subsidiary (a) has good and marketable title to all the real properties reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the

“Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor (and no condition exists which, with notice or lapse of time or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease). The Company Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Company Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Company Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property. To the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by the Company or any Company Subsidiary and no Intellectual Property owned and/or licensed by the Company or any Company Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or written notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or, to the knowledge of the Company, that are reasonably expected to result in, any liability to or obligation on the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Matters”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there are no circumstances that are reasonably expected to give rise to any such Environmental Matters. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.21 Certain Regulated Activities. Set forth in Section 3.21 of the Company Disclosure Schedule is a list of the Company Subsidiaries, and officers and employees of the Company Subsidiaries, that are required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as a transfer agent, an insurance agency or company, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority. All such Persons are registered, licensed or authorized in accordance with all applicable requirements.

3.22 Broker-Dealer Subsidiaries.

(a) Each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or, to the Company’s knowledge, investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) The Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2004, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d) Subject to the foregoing, neither the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.23 Investment Adviser Subsidiaries; Funds; Clients.

(a) For purposes of this Agreement, a “Company Advisory Entity” means, if applicable, the Company and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs); “Company Advisory Contract” means each contract for such services provided by a Company Advisory Entity; “Company Advisory Client” means each party to a Company Advisory Contract other than the applicable Company Advisory Entity or any other advisory client of the Company for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “Company Fund Client” means each Company Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any Company Fund Client, any such Company Fund Client a majority of the officers of which are employees of the Company or any Company Subsidiary or of which the Company or any Company Subsidiary holds itself out as the sponsor.

(b) Each Sponsored Company Fund Client and Company Advisory Entity (i) has since January 1, 2004 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c) Each Company Advisory Entity has been and is in compliance with each Company Advisory Contract to which it is a party.

(d) The accounts of each Company Advisory Client subject to ERISA have been managed by the applicable Company Advisory Entity in compliance with the applicable requirements of ERISA.

(e) Neither the Company nor any Company Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of the Company, any Company Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of the Company, any Company Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f) The Company has made available to Parent true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each Company Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2004, each Company Advisory Entity has made available to each Company Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g) The Company has made available to Parent true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to the Company by the SEC since January 1, 2004 and the Company’s responses thereto, if any.

3.24 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.25 Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26 Opinions. Prior to the execution of this Agreement, the Company has received opinions from J.P. Morgan Securities Inc. and Lehman Brothers Inc. to the effect that as of the date of each opinion and based upon and subject to the matters set forth in each such opinion, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement. The Company has provided Parent with a true, correct and complete copy of each such opinion for informational purposes.

3.27 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28 CRA, Anti-money Laundering. Neither the Company nor any Company Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company has no knowledge of any facts or circumstances which would cause the Company or any Company Subsidiary to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”. The Board of Directors of the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

3.29 Transactions with Affiliates and Insiders. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Insider or Affiliate of the Company or any of its Subsidiaries, or any shareholder owning 5% or more of the outstanding Company Common Stock, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to (a) any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or (b) to the knowledge of the Company, other than credit or consumer banking transactions in the ordinary course of business, any material transaction or agreement with any employee who is not an executive officer. All agreements between the Company and any of its Affiliates comply with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W to the extent applicable by reason of the status of an Affiliate as a “member” of the Federal Reserve System (a “Member Bank”) or otherwise to the extent applicable in accordance with Section 18(J) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(J). All extensions of credit by the Company or any of its Affiliates to any Insider of the Company or any of its Affiliates comply with the FRB’s Regulation O to the extent applicable by reason of the status of an Affiliate as a Member Bank or otherwise to the extent applicable as set forth in the FDIC’s insider lending regulation (12 C.F.R. § 337.3). For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, and “Insider” shall have the meaning set forth in the FRB’s Regulation O. As used in the previous sentence, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Person” shall mean an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

3.30 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.31 Pending Acquisition Agreement.

(a) To the knowledge of the Company, as of the date hereof, (i) the representations and warranties made in the Pending Acquisition Agreement and related disclosure schedules were true and correct as of the date of the Pending Acquisition Agreement and are true and correct on the date hereof (except that representations and warranties that by their terms speak as of some other date were true and correct as of such date), and (ii) the covenants and other agreements set forth in the Pending Acquisition Agreement have not been breached.

(b) To the knowledge of the Company, as of the date hereof, neither the Pending Acquisition Counterparty nor any of its Subsidiaries is a party to or bound by any agreement, arrangement or commitment (whether written or oral) which (i) restricts the conduct of any line of business by the Pending Acquisition Counterparty or any of its Subsidiaries or, upon consummation of the merger contemplated by the Pending Acquisition Agreement (the “Pending Acquisition”) and the Merger, will restrict the ability of the Surviving Corporation to engage in any line of business in which a savings and loan holding company or bank holding company may lawfully engage or (ii) limits the ability of the Pending Acquisition Counterparty to own, sell, transfer, pledge or otherwise dispose of any material assets.

3.32 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not constructive or imputed) knowledge of those individuals identified in Section 3.32 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is required, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants, provided, however, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Parent is duly registered as a savings and loan holding company under the Home Owners’ Loan Act with the OTS. True, complete and correct copies of the Second Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and the Second and Amended and Restated Bylaws of Parent, as amended (the “Parent By-laws”), as in effect as of the date of this Agreement, have previously been made available to the Company. Parent is not in violation of any of the terms of the Parent Certificate or the Parent By-laws.

(c) Each Parent Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,950,000,000 shares of Parent Common Stock, of which, as of June 15, 2007 (the “Parent Capitalization Date”), 300,875,337 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares were issued and outstanding. As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for (i) 425,017 shares of Parent Common Stock reserved for issuance pursuant to Parent Directors’ Equity Compensation Plan and (ii) 7,582,313 shares of Parent Common Stock reserved for issuance pursuant to the 1998 Long-Term Incentive Plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans, the Parent Directors’ Equity Compensation Plan, the 1998 Long-Term Incentive Plan, and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance, or sale (or other transfer) of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or relating to Parent’s rights to vote or to dispose of such equity securities.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its shareholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent By-laws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent, any Parent Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the filing of applications, notices, and waivers or phase-in requests, as applicable, with the OTS under the Home Owners’ Loan Act and approval or non-objection to such applications, notices and waivers or phase-in requests, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Secretary of State of the State of Vermont pursuant to the VBCA and any similar state filings for the Bank Mergers, (v) any notices to or filings with the SBA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, (vii) any notices or filings under the HSR Act, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in order for Parent to execute and deliver this Agreement.

4.5 Reports; Regulatory Matters.

(a) Parent and each Parent Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2004 with the applicable Regulatory Agencies or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Parent and its

Subsidiaries, no Regulatory Agency or Governmental Entity has pending any proceeding or enforcement action or, to the knowledge of Parent, has since January 1, 2004 initiated any proceeding, enforcement action or investigation into the business, disclosures or operations of Parent or any Parent Subsidiary. Since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any Parent Subsidiary. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2004, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries.

(b) Neither Parent nor any Parent Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated thrift holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to the Company (including via the SEC’s EDGAR system) an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule, definitive proxy statement and information statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”), (ii) each final registration statement, prospectus, periodic report, schedule and definitive proxy statement filed by Parent Bank pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement with the FDIC (the “Parent FDIC Reports”) or with the OTS (the “Parent OTS Reports”) and (iii) each communication mailed by Parent and Parent Bank to their shareholders, in each case since January 1, 2004 and prior to the date of this Agreement. No such Parent SEC Report, Parent FDIC Report, Parent OTS Report or communication to the shareholders of Parent or Parent Bank, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports, Parent FDIC Reports and Parent OTS Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Parent Bank and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports, Parent FDIC Reports and Parent OTS Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC, FDIC or OTS on Form 8-K) except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date (i) have been prepared from, and are in accordance with, the books and records of Parent Bank and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, FDIC or OTS, as applicable, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC, FDIC or OTS, as applicable, with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent Bank nor any Parent Bank Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of Parent Bank included in Parent’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 (including any notes thereto), (ii) disclosed in the Parent SEC Reports, Parent FDIC Reports, and Parent OTS Reports, or (iii) incurred in the ordinary course of business consistent with past practice since March 31, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Parent (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. As of the date hereof, to the knowledge of Parent, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing

Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2006, except as publicly disclosed by Parent in the Parent SEC Reports or by Parent Bank in the Parent FDIC Reports or the Parent OTS Reports, filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect in the future.

(b) Since December 31, 2006 through and including the date of this Agreement, except as publicly disclosed by Parent in the Parent SEC Reports or by Parent Bank in the Parent FDIC Reports or the Parent OTS Reports filed or furnished prior to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Legal Proceedings.

(a) Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to Parent’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or, to Parent’s knowledge, governmental or regulatory investigations, of any nature against Parent or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

4.11 Compliance with Applicable Law.

(a) Parent and each Parent Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including, without limitation, the USA Patriot Act.

(b) Parent and each Parent Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Parent, any Parent Subsidiary, or to the knowledge of Parent, any director, officer or employee of Parent or of any Parent Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act and the applicability of it to Parent, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 4.11(c) of the Parent Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Parent who have outstanding loans from Parent, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12 Intellectual Property. Parent and each of Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Parent and each Parent Subsidiary does not, to the knowledge of Parent, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property. To the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any Parent Subsidiary with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries. Neither Parent nor any Parent Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Parent or any Parent Subsidiary and no Intellectual Property owned and/or licensed by Parent or any Parent Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.13 Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15 Employee Matters.

(a) Section 4.15 of the Parent Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee or director of Parent or any Parent Subsidiary, entered into, maintained or contributed to by Parent or any Parent Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “Parent Benefit Plans”).

(b) Parent and each Parent Subsidiary has operated and administered each Parent Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Parent Benefit Plan are in compliance with all applicable laws.

(c) Each Parent Benefit Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1. To the extent required, the documentation for each Nonqualified Deferred Compensation Plan has been amended to comply with Section 409A of the Code and the final regulations issued thereunder.

(d) All stock options granted by Parent have been granted in compliance with the terms of the applicable Parent Benefit Plan and applicable laws. The per share exercise price or purchase price for each such stock option of Parent is equal to or greater than the fair market value of the underlying shares of Parent Common Stock determined as prescribed by the relevant Parent Benefit Plan on the effective date of the corporate action effectuating the grant of such stock option.

4.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or written notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or, to the knowledge of Parent, that are reasonably expected to result in, any liability to or obligation on Parent or any Parent Subsidiary arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Matters”), pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary. To the knowledge of Parent, there are no circumstances that are reasonably expected to give rise to any such Environmental Matters. Neither Parent nor any Parent Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.17 CRA, Anti-money Laundering. Neither Parent nor any Parent Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Parent has no knowledge of any facts or circumstances, which would cause Parent or any Parent Subsidiary to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state regulators of lower than “satisfactory”. The Board of Directors of Parent has adopted and Parent has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.18 Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds on hand to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration and the consideration to be paid to the holders of Company Options and Company Shares in accordance with Section 1.6, subject to the terms and conditions of this Agreement.

4.19 Related Person. Neither Parent nor any of its Subsidiaries is, immediately prior to the execution of this Agreement, a “Related Person” as defined in Article VIII of the Company Certificate.

4.20 Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual (and not constructive or imputed) knowledge of those individuals identified in Section 4.20 of the Parent Disclosure Schedule.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or as otherwise required under the Pending Acquisition Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) not knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby (including, without limitation, the declaration of effectiveness of the Form S-4 by the SEC) or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as otherwise required under the Pending Acquisition Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds and Federal Home Loan Bank advances, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.22 per share of Company Common Stock with record dates and payment dates consistent with the prior year (it being the intention of the parties hereto that the holders of Company Common Stock shall not receive more than one dividend in any calendar quarter or fail to receive one dividend in any calendar quarter with respect to their shares of Company Common Stock), (B) dividends paid by any of the wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of Company Options or the vesting of Company Restricted Shares or Company Deferred Shares granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements and (D) redemption of the Trust Preferred Securities);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans or otherwise (whether such awards are settled in cash, Company Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities (including from treasury) except pursuant to (A) the exercise of stock options granted under a Company Stock Plan that are outstanding as of the date of this Agreement, (B) pursuant to the Pending Acquisition Agreement or (C) the issuance of shares of Company Common Stock in respect of fifty percent (50%) of the retainers and fees paid to Company directors consistent with past practice.

(c) except as required by applicable law (including, without limitation, Section 409A of the Code and the regulations issued thereunder) or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee, executive officer or director of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee, executive officer or director of the Company or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee, executive officer or director benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Company Benefit Plan;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice and not involving any officer or director of the Company or a Company Subsidiary or any immediate family member thereof or pursuant to contracts in force at the date of this Agreement and entered into in the ordinary course of business consistent with past practice;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, including with respect to subprime lending, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) other than in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit;

(g) except for transactions in the ordinary course of business consistent with past practice and the Pending Acquisition, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i) amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any Person or entity (other than Parent or its Subsidiaries) or any action taken by any Person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(j) other than in prior consultation with Parent, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(l) take any action which would result in any of the representations and warranties of the Company set forth in this Agreement or the Pending Acquisition Agreement becoming untrue as of any date after the date hereof or take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(m) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(n) file any application to establish, or to relocate or terminate the operations of, any banking office of the Company or any Company Subsidiary;

(o) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability;

(p) amend any Company Contract or waive any material rights under any Company Contract;

(q) amend or modify the Pending Acquisition Agreement or waive or release any material obligation of the Pending Acquisition Counterparty or consent to any material act or omission by the Pending Acquisition Counterparty not otherwise required under the Pending Acquisition Agreement; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent By-laws in a manner that would adversely affect the Company, the shareholders of the Company or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement, (d) knowingly take any action or omit to take any action which action or omission is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Parent or the Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby (including, without limitation, the declaration of effectiveness of the Form S-4 by the SEC), except, in each case, as may be required by applicable law, regulation or policies imposed by any Governmental Entity, or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly (and in any event no later than August 31, 2007) prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall file the opinion described in Section 7.3(c) on a pre- or post-effective amendment to the Form S-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. Provided that the Company has cooperated as described above, Parent shall file all such documentation, notices, petitions and filings as promptly as practicable but not later than forty-five (45) days after the date of this Agreement. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Pending Acquisition Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect on Parent (a “Materially Burdensome Regulatory Condition”).

(c) Each of Parent and the Company shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and by the Pending Acquisition Agreement (including, without limitation, any pro forma financial information to be included in the Registration Statement on Form S-4 to be filed by the Company in connection with the Pending Acquisition).

(d) Each of Parent and the Company shall promptly advise the other upon receiving any material communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement, subject in each case to applicable laws relating to the confidentiality of information.

(e) The Company shall promptly advise Parent upon receiving any material communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by the Pending Acquisition Agreement, subject in each case to applicable laws and agreements relating to the confidentiality of information; to the extent necessary and practicable, the parties shall make appropriate substitute disclosure arrangements with respect to applicable agreements.

(f) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including filing prior to the Closing (as defined herein) such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization; provided that such actions would not reasonably be expected to materially impede or delay the consummation of the transactions contemplated hereby.

(g) Parent shall cooperate with such reasonable requests as may be made by the Company with respect to information and other matters as may be necessary or desirable in connection with securing approvals of third parties, including Governmental Entities, of the Pending Acquisition.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the transactions contemplated hereby). Neither the Company nor Parent, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, the Company, to the extent permissible under the Pending Acquisition Agreement or related confidentiality agreement, shall use its reasonable best efforts to provide access to Parent to the type of information described in subparagraph (a) above with respect to the Pending Acquisition Counterparty and to the extent not permissible, use commercially reasonable efforts to obtain such permission. The Company shall not be required to provide access to or to disclose information with respect to the Pending Acquisition Counterparty where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent practicable, the parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of May 11, 2007 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Shareholder Approval.

(a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Company Shareholder Approval”), and shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable. Subject to Sections 6.3(c) and 6.11, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its shareholders the requisite shareholder vote in favor of the approval of the plan of merger reflected in this Agreement required to consummate the Merger. The Company agrees that unless this Agreement is terminated pursuant to its terms, it has an unqualified obligation to submit this Agreement to its shareholders at its shareholder meeting even if there is a Change in the Company Recommendation (as defined in Section 6.3(b)).

(b) The Board of Directors of the Company has adopted a resolution recommending, and subject to Section 6.3(c), the Board of Directors will recommend, that the Company’s shareholders approve the plan of merger reflected in this Agreement. Subject to Section 6.3(c), neither the Company nor the Board of

Directors of the Company (nor any committee thereof) shall, in a manner adverse to Parent, (i) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the recommendation by such Board of Directors of the plan of merger reflected in this Agreement to the Company’s shareholders (it being understood that taking a neutral position or no position with respect to a Company Alternative Proposal (as defined in Section 6.11(a)) shall be considered an adverse modification of such recommendation), (ii) take any action or make any statement in connection with the meeting of the Company shareholders to be held pursuant to Section 6.3 inconsistent with such approval, or (iii) recommend any Company Alternative Proposal (as defined in Section 6.11) (any action referred to in clause (i), (ii) or (iii) being a “Change in the Company Recommendation”).

(c) Notwithstanding Section 6.3(b), prior to the date of the meeting of Company shareholders pursuant to this Section 6.3, the Board of Directors of the Company may approve or recommend to the shareholders of the Company a Superior Proposal (as defined in Section 6.11(a)) and effect a Change in the Company Recommendation in connection therewith, and terminate this Agreement pursuant to Section 8.1(g), after the fifth (5th) business day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has decided that a bona fide unsolicited written Company Alternative Proposal that it received (that did not result from a breach of Section 6.11) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal (and a new five (5) business day period shall commence) in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Board of Directors of the Company has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) business day period after receipt of the Notice of Superior Proposal by Parent, the Company and the Board of Directors of the Company shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without effecting a Change in the Company Recommendation; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Board of Directors of the Company has again in good faith made the determination (A) in clause (i) of this Section 6.3(c) and (B) that such Company Alternative Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, making of a Change in the Company Recommendation by the Board of Directors of the Company shall not change the approval of the Board of Directors of the Company for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

6.4 Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of Company shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) For the period immediately following the Effective Time through December 31, 2009, Parent shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by the Company or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits (other than equity-related benefits), rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination. In particular, Parent agrees to provide, or to cause the Parent Subsidiaries to provide, through at least December 31, 2009, a contribution for Covered Employees under the Chittenden Corporation Incentive Savings and Profit Sharing Plan (the “Savings Plan”) or comparable 401(k) plan maintained by Parent or a Parent Subsidiary, at a level which is not less than the level of “core contribution” provided for under the Savings Plan immediately prior to the Effective Time.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under such employee benefit plan of Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) The parties do not intend for this Agreement to amend any Company Benefit Plans or the terms of any sub-agreements or sub-plans, terms and conditions, restrictive covenants or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of this Agreement.

(d) From and after the Effective Time, Parent and the Parent Subsidiaries shall cause the Company and its Subsidiaries and their successors to honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company or any of the Company Subsidiaries existing as of the Effective Time, including, without limitation, all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of the Company or any of the Company Subsidiaries, in each case only to the extent such benefit obligations, contractual rights, agreements, plans and policies are listed in Section 6.6(d) of the Company Disclosure Schedule. Parent acknowledges that the consummation of the Merger will constitute a “change-in-control” for purposes of any employee benefit plans, agreements and arrangements of the Company. Parent shall, or shall cause a Parent Subsidiary to, pay on the Closing Date (or such later date as may be required for such payments to meet the requirements of Section 409A of the Code and the guidance issued in connection therewith) all cash amounts due under any severance, “change-in-control” or similar or comparable agreement entered into by the Company or any Company Subsidiary and any individual so identified in Section 6.6(d) of the Company Disclosure Schedule. Thereafter, Parent and the Parent Subsidiaries shall continue to be obligated to honor the remaining provisions of any such agreements.

Nothing herein shall be construed to limit the rights of Parent or any of its Subsidiaries to amend or terminate any such agreement, plan or policy in accordance with its terms.

(e) Neither Parent nor any of the Parent Subsidiaries shall have any obligation to continue the employment of any employee of the Company or any Company Subsidiary and nothing contained herein shall give any such employee the right to continued employment with Parent or any of the Parent Subsidiaries after the Effective Time. Notwithstanding the foregoing, for a period of two years following the Effective Time, any employee of the Company or a Company Subsidiary whose employment terminates due to a job elimination on or after the Effective Time and who leaves employment in good standing shall be given consideration by Parent and the Parent Subsidiaries when applying for re-employment in a position comparable to his or her previous position with the Company or a Company Subsidiary. Such consideration will be preferential to the extent warranted by previous performance, skill set and employment history, and provided that such preferential consideration is consistent with the obligations of Parent or the relevant Parent Subsidiary under any applicable laws or regulations.

(f) Certain employees of the Company or the Company Subsidiaries designated in writing by the Company (other than employees entitled to receive amounts under severance or “change-in-control” agreements) shall be entitled to receive a “retention” bonus from the Company, a Company Subsidiary, Parent or a Parent Subsidiary, in the event such employee remains an employee of the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, until the Effective Time (or in certain cases, through a post-closing transition period, including systems conversion, if applicable); provided that such employee satisfactorily fulfills the duties and responsibilities of the position of such employee through the Effective Time or thereafter, if applicable. The maximum aggregate amount of such retention bonuses and the categories of employees eligible to receive such bonuses are set forth in Section 6.6(f) of the Company Disclosure Schedule.

(g) Parent consents to cash bonus payments by the Company to the employees of the Company and the Company Subsidiaries for calendar year 2007, regardless of the timing of the Closing Date, pursuant to the Company’s bonus plans as described in Section 6.6(g) of the Company Disclosure Schedule and consistent with the Company’s past practice (except with the respect to the timing of the payment thereof) in an aggregate amount not to exceed the maximum dollar amount set forth in Section 6.6(g) of the Company Disclosure Schedule.

(h) To the extent that any payment or benefit becomes payable to an individual who is considered a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code in connection with the transactions contemplated by this Agreement and/or as a result of such individual’s cessation of service to the Company or a Company Subsidiary, the payment of which is to be delayed to avoid the imposition of interest, penalties and additional tax imposed pursuant to Section 409(a) of the Code (a “409A Deferred Payment”), such 409A Deferred Payment shall earn interest calculated at the short-term applicable federal rate until the time that the payment is actually made. On or before the Effective Time, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the aggregate amount of such 409A Deferred Payments plus interest.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any present or former director or officer of the Company or its Subsidiaries or their respective heirs or representatives or any such person who served at the request of the Company or any Company Subsidiary as a director or officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer, or acting in any such capacity, of the Company or any of its Subsidiaries prior to the Effective Time or (ii) the preparation, negotiation, execution or performance of this

Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. In furtherance of the foregoing, prior to the Effective Time, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Indemnified Parties against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Claim (whether arising before or after the Effective Time), arising out of or pertaining to any action or omission in their capacities as directors, officers, trustees, partners, employees, fiduciaries or agents (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such Claim, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Company or the Surviving Corporation, as the case may be, shall elect to defend such action), and (ii) the Company or the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter; provided, however, that none of the Company or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Company Disclosure Schedule, shall survive the Merger for a minimum period of six (6) years after the Effective Time (provided that any claim asserted prior to the expiration of such period and all rights to indemnification in respect of such claim shall continue until the disposition of such claim), and shall continue in full force and effect in accordance with their terms for such period, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(c) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost of such policy endorsement is less than $750,000 (the “Insurance Amount”); provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage. In the event that the Insurance Amount is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.9 Advice of Changes. Each of Parent and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied. The Company shall promptly advise Parent of any change or event having a Company Material Adverse Effect (as defined in the Pending Acquisition Agreement) or which it believes would, or would be reasonably likely to, cause or constitute a material breach of any of the representations, warranties or covenants set forth in the Pending Acquisition Agreement or cause a condition to closing set forth in the Pending Acquisition Agreement to not be satisfied.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any acquisition of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 No Solicitation.

(a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, knowingly encourage, facilitate (including by way of furnishing nonpublic information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute a Company Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “Company Alternative Proposal”), (ii) participate in any discussions or negotiations regarding a Company Alternative Transaction or (iii) enter into any agreement regarding any Company Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the meeting of Company shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the Person proposing such Company Alternative Proposal on terms substantially similar to, and no less favorable to the Company than (except that the standstill provisions of such agreement may permit a Person proposing to make such Company Alternative Proposal to make a Company Alternative Proposal, and to communicate any revision or modification of the Company

Alternative Proposal, to the Company or its Board of Directors), those contained in the Confidentiality Agreement prior to furnishing or affording access to any nonpublic information or data with respect to the Company or any of its Subsidiaries or otherwise relating to a Company Alternative Proposal, and providing Parent with a copy of such agreement, to consider and participate in discussions with respect to a bona fide Company Alternative Proposal received by the Company, if and only to the extent that (i) the Board of Directors of the Company first reasonably determines in good faith (A) such Company Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties, and (ii) the Company has provided Parent with at least two (2) business days’ prior notice of such determination. The Company shall promptly provide to Parent any non-public information (whether written or oral) regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

As used in this Agreement, “Company Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its affiliates) directly or indirectly acquires or would acquire more than 15% of the outstanding shares of the Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of the Company or any of its Subsidiaries whether from the Company or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; provided that, for the purposes of Section 8.4(a) (i), (ii) and (iii) hereof, the reference to “15%” in this definition shall be deemed to be a reference to “a majority” and the definition of “Company Alternative Proposal” shall only be deemed to refer to a transaction involving the Company.

For purposes of this Agreement, “Superior Proposal” means a bona fide written Company Alternative Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Company Alternative Transaction shall have the meaning assigned to such term in Section 6.11(a), except that the reference to “15%” in the definition of “Company Alternative Transaction” shall be deemed to be a reference to “a majority” and the definition of “Company Alternative Proposal” shall only be deemed to refer to a transaction involving the Company.

(b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Company Alternative Proposal, or any material modification of or material amendment to any Company Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs the Board of Directors of the Company or any Subsidiary that it is considering making, or has made, a Company Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Company Alternative Proposal or intending to make or considering making a Company Alternative Proposal, and the material terms of any such Company Alternative Proposal or modification or amendment to a Company Alternative Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Company Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Alternative Proposal in accordance with Section 6.11(a).

(c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a Company Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Company Alternative Proposal.

(d) Nothing contained in Section 6.3 or this Section 6.11 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any such disclosure relating to a Company Alternative Proposal shall be deemed to be a Change in the Company Recommendation unless it is limited to a stop, look and listen communication or the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure and does not recommend that Company shareholders tender their shares.

6.12 Certain Post-Closing Matters.

(a) Directorships. Parent shall take such actions as may be reasonably required to appoint, effective as of the Effective Time, two of the Company’s independent directors to the Board of Directors of the Surviving Corporation and, to the extent so required, shall increase the size of the Parent Board of Directors to permit the appointment of such individuals.

(b) Maintenance of Separate Parent Bank Subsidiaries. For a period of at least one year following the Effective Time, Parent shall maintain each Parent Bank Subsidiary as a separately chartered federal savings bank, except in the event of a change in law or regulation that, in the reasonable judgment of the Board of Directors of Parent, would cause such maintenance of the Parent Bank Subsidiaries as separately chartered federal savings banks not to be in the best interests of Parent.

(c) Charitable Giving. Parent agrees to continue the Company’s annual level of charitable giving in the region currently served by the Company at current levels for a period of at least one (1) year following the Effective Time.

(d) Bank Presidents. Prior to the Effective Time, Parent agrees to offer, or cause the Parent Subsidiaries to offer, employment to the individuals set forth on Section 6.12(d) of the Parent Disclosure Schedule substantially in accordance with the form of agreement attached thereto, so long as an individual is employed in his current position with a Company Subsidiary Bank as of the Effective Time.

6.13 Pending Acquisition. The Company shall (i) use its reasonable best efforts to complete the Pending Acquisition as soon as practicable and (ii) terminate the Pending Acquisition Agreement if the Pending Acquisition has not closed by the later of (A) the termination date set forth in Section 8.1(c) of the Pending Acquisition Agreement and (B) the date on which the OTS has issued its approval of the Merger and the Bank Mergers.

6.14 Trust Preferred Redemption. The Company shall cause the redemption of the Trust Preferred Securities no later than July 31, 2007.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The plan of merger reflected in this Agreement shall have been approved by the requisite affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) NASDAQ Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) Pending Acquisition. The Pending Acquisition shall have occurred or the Pending Acquisition Agreement shall have been terminated in accordance with its terms (it being understood and agreed that the failure of the Company to consummate the Pending Acquisition shall not constitute a Material Adverse Effect under this Agreement or otherwise constitute a failure of any condition under this Section 7.2).

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Goodwin Procter LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company and Parent in a written instrument authorized by the boards of directors of the Company and Parent, as determined by a vote of a majority of the members of each respective entire board of directors;

(b) by either the Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger or a Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction, or decree lifted;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if (i) the Company shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement the approval of the plan of merger set forth in this Agreement (such recommendation, the “Company Recommendation”) or (B) caused to exist a Change in the Company Recommendation (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(f) by either Parent or the Company, if the Company Shareholder Approval is not obtained at the annual or special meeting of Company shareholders called for the purpose of obtaining such Company Shareholder Approval or at any adjournment or postponement thereof;

(g) by the Company, immediately prior to entering into a definitive agreement to effect a Superior Proposal in accordance with the requirements of Section 6.3(c), provided that the Company shall pay an amount equal to the Fee (as defined in Section 8.4) concurrently with such termination.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(c), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Fees and Expenses. Except (i) as set forth in Section 8.4 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee.

(a) The Company shall pay to Parent a fee of $65,000,000 (the “Fee”) if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) either (x) without the meeting of Company shareholders pursuant to Section 6.3 having been convened or (y) with such meeting of Company shareholders having been convened but the Company Shareholder Approval not having been obtained and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Board of Directors of the Company after the date hereof, and shall not have been irrevocably withdrawn prior to the date specified in Section 8.1(c) (or, in the case of clause (A)(y), prior to the date of such meeting of Company shareholders), then if any Company Alternative Transaction is consummated, or a definitive agreement with respect to any Company Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated to the senior management or the Board of Directors of the Company after the date hereof, and shall not have been irrevocably withdrawn prior to the date of such termination, then if any Company Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 8.1(d) as the result of a breach by the Company of its covenants or agreements set forth in this Agreement other than the covenants and agreements set forth in Section 6.3 or 6.11 and (B) a Company Alternative Proposal shall have been publicly announced or otherwise communicated after the date hereof to the senior management or the Board of Directors of the Company, and shall not have been irrevocably withdrawn prior to the occurrence of such breach, then if any Company Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or Company Acquisition Agreement execution, whichever first occurs; or

(iv) if this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay the Fee within one business day after a demand for payment following the termination.

(b) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.4(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Fee set forth in this Section 8.4, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit; provided that, if such suit does not result in a judgment against the Company for the Fee, then Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In no event shall an amount greater than the Fee be payable pursuant to this Section 8.4. The Company acknowledges that it is obligated to pay any amounts due pursuant to this Section 8.4 whether or not the shareholders of the Company have approved this Agreement.

8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the Effective Time of the Merger would otherwise occur during December 2007, then the Closing Date shall be postponed until a mutually acceptable date no later than the end of the first full week of January 2008.

9.2 Standard. No representation or warranty of the Company contained in Article III or of Parent contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.8(a) and 4.8(a)). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.26, in the case of the Company, and Sections 4.2, 4.3(a), 4.3(b)(i), and 4.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of the Company, and 4.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: Paul A. Perrault, CEO

Facsimile: (802) 660-1577

with a copy to (which shall not constitute notice):

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention: F. Sheldon Prentice, General Counsel

Facsimile: (802) 660-1505

and

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: William P. Mayer

Lisa R. Haddad

Facsimile: (617) 523-1231

and

if to Parent, to:

People’s United Financial, Inc.

850 Main Street, P.O. Box 1580

Bridgeport, Connecticut 06604

Attention: John A. Klein, CEO

Facsimile: (203) 338-3600

with a copy to (which shall not constitute notice):

People’s United Financial, Inc.

850 Main Street, P.O. Box 1580

Bridgeport, Connecticut 06604

Attention: William T. Kosturko, General Counsel

Facsimile: (203) 338-3600

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP	Thacher Proffitt & Wood LLP
2000 Pennsylvania Avenue, N.W.	1700 Pennsylvania Avenue, N.W., Suite 800
Washington, D.C. 20006	Washington, D.C. 20006
Attention: John C. Murphy, Jr.	Attention: V. Gerard Comizio
Derek M. Bush	Matthew Dyckman
Facsimile: (202) 974-1999	Facsimile: (202) 626-1930

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the VBCA applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE or NASDAQ. Notwithstanding anything to the contrary contained in this Section 9.9, either party may respond to questions from shareholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.6 and 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHITTENDEN CORPORATION

By:	/s/ PAUL A. PERRAULT
Name:	Paul A. Perrault
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ JOHN A. KLEIN
Name:	John A. Klein
Title:	Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Affiliate Letter

People’s United Financial, Inc.

850 Main St., P.O. Box 1580

Bridgeport, CT 06604

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Chittenden Corporation, a Vermont corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 26, 2007 (the “Merger Agreement”), by and between People’s United Financial, Inc., a Delaware corporation (“Parent”), and the Company, the Company shall be merged with and into Parent (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to Parent’s transfer agents with respect to Parent Common Stock and that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this          day of

                    , 2007

People’s United Financial, Inc.

By:
Name:
Title:

APPENDIX B

June 26, 2007

The Board of Directors

Chittenden Corporation

Two Burlington Square

Burlington, VT 05401

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1 per share (the “Company Common Stock”), of Chittenden Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with People’s United Financial, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) between the Company and the Merger Partner, the Company will merge with and into the Merger Partner, and each outstanding share of Company Common Stock, other than dissenting shares and shares of Company Common Stock owned by the Company or by the Merger Partner (but excluding shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares held, directly or indirectly, by the Company or Merger Partner in respect of a debt previously contracted), will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement, either (1) cash in an amount equal to the sum of (x) $20.35 plus (y) the product of 0.8775 times the Merger Partner Closing Price (such sum, the “Cash Consideration”) or (2) a number of shares of the Merger Partner’s common stock, par value $0.01 per share (the “Merger Partner Common Stock”), equal to the Cash Consideration divided by the Merger Partner Closing Price (such quotient the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). As used herein, “Merger Partner Closing Price” means the average of the closing sale prices of the Merger Partner Common Stock on the NASDAQ as reported by the Wall Street Journal for the five trading days immediately preceding the date of the effective time of the Merger.

In arriving at our opinion, we have (i) reviewed a draft dated June 26, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts (A) relating to the Company’s business prepared by the management of the Company and (B) relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”) prepared by the managements of the Company and the Merger Partner; (vi) reviewed certain publicly available research analyst estimates of the future financial performance of the Company and the Merger Partner; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not reviewed individual credit files nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. In addition, in our discussions with the senior managements of the Company and the Merger Partner regarding the respective future financial performance of the Company and the Merger Partner, we have discussed certain reports and estimates of research analysts, and sensitivities related thereto. With your consent, we have relied on those reports and estimates (and the related sensitivities) and have assumed that such reports and estimates (and the related sensitivities) are a reasonable basis upon which to evaluate the business and financial prospects of the Company and the Merger Partner. We express no view as to the foregoing analyses or forecasts (including the Synergies), reports and estimates (and the related sensitivities) that you have directed us to use, or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company, the Merger Partner and their respective affiliates, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to, any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

APPENDIX C

June 26, 2007

Board of Directors

Chittenden Corporation

Two Burlington Square

Burlington, VT 05401

Members of the Board of Directors:

We understand that Chittenden Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with People’s United Financial, Inc. (“People’s”) pursuant to which, among other things, the Company will merge with and into People’s with People’s surviving the merger. We further understand that, upon the effectiveness of the merger, each share of common stock of the Company issued and outstanding immediately prior to such effective time (other than certain shares held by the Company or People’s and any dissenting shares) will be converted into the right to receive, at the election of the holder and subject to certain limitations and pro-ration as set forth in the Agreement (as defined below), either (i) an amount in cash equal to the sum of (A) $20.35 plus (B) the product of .8775 times the average of the closing sale prices of People’s common stock on the NASDAQ as reported by The Wall Street Journal for the five trading days immediately preceding the date of the effective time (the “Closing Price”) (such cash amount, the “Cash Consideration”) or (ii) the number of shares of People’s common stock equal to the quotient of (A) the Cash Consideration divided by (B) the Closing Price. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of June 26, 2007 by and between the Company and People’s (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and People’s that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007; (3) financial and operating information with respect to the business, operations and prospects of the Company and People’s furnished to us by the Company and People’s, respectively, including (i) financial projections of the Company prepared by the management of the Company and (ii) cost savings and restructuring charges expected to result from the Proposed Transaction as estimated by the managements of both companies (the “Pro Forma Effects”); (4) published estimates of independent research analysts with respect to the future financial performance of the Company and People’s; (5) the trading histories of the Company’s and People’s common stock from June 25, 2004 to June 25, 2007 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and People’s with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) the potential pro forma impact of the Proposed Transaction on the future financial performance of People’s, including the potential effect on People’s pro forma earnings per share and potential dividend stream. In addition, we have had discussions with the managements of the Company and People’s concerning their respective businesses, operations, assets, liabilities, financial condition, prospects and the Pro Forma Effects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and People’s that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for the purpose of our analysis, upon discussions with the management of the Company, we have assumed that the published estimates of independent research analysts are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. We have not been provided with, and did not have access to, financial projections of People’s. Accordingly, upon advice of the Company, we have assumed that the published estimates of independent research analysts are a reasonable basis upon which to evaluate the future financial performance of People’s and that People’s will perform substantially in accordance with such estimates. In addition, upon advice of the Company, we have assumed that the amounts and timing of the Pro Forma Effects are reasonable and that the Pro Forma Effects will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or People’s and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or People’s. In addition, upon advice of the Company, we have assumed that the respective current allowances for loan losses of the Company and People’s will be, in each case, in the aggregate adequate to cover all such losses. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of the Company with respect to their receipt of People’s common stock in the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We were not asked by the Company to solicit, and did not solicit, any indications of interest from third parties with respect to a potential sale of the Company.

Additionally, we express no opinion as to the prices at which shares of People’s common stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of People’s common stock to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company common stock owned by such shareholders at any time prior to announcement or consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company’s shareholders in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and People’s in the past, and expect to provide such services in the future, and have received, and expect to receive, customary compensation for such services. Specifically, we acted as joint lead manager in People’s second step conversion process which was completed in April 2007, for which we received customary fees. In the ordinary course of our business, we may actively trade in the equity securities of the Company and People’s for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

APPENDIX D

Title 11A: Vermont Business Corporations

Chapter 13: DISSENTERS’ RIGHTS

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter I. Right to Dissent and Obtain Payment for Shares

§ 13.01. Definitions

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter I. Right to Dissent and Obtain Payment for Shares

§ 13.02. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger. Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter I. Right to Dissent and Obtain Payment for Shares

§ 13.03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.20. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 13.22 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.22. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under section 13.02 of this title is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.23. Duty to demand payment

(a) A shareholder sent a dissenters’ notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.25. Payment

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand payment under section 13.28 of this title; and

(5) a copy of this chapter. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 13.22 of this title and repeat the payment demand procedure. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.27. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 13.28 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter II. Procedure for Exercise of Dissenters’ Rights

§ 13.28. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation’s offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter III. Judicial Appraisal of Shares

§ 13.30. Court action

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

Subchapter III. Judicial Appraisal of Shares

§ 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Added 1993, No. 85, § 2, eff. Jan. 1, 1994.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity for another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX, Section 9.01 of the certificate of incorporation of People’s United Financial provides that People’s United Financial shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of People’s United Financial, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, other than actions or suits by or in the right of People’s United Financial, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United Financial against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United Financial and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United Financial may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.02 of the certificate of incorporation of People’s United Financial provides that People’s United Financial shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of People’s United Financial, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by or in the right of People’s United Financial, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United Financial against costs, charges and expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United Financial. No director or officer is entitled to indemnification under this section if the director or officer shall have been adjudged to be liable to People’s United Financial unless a court deems that the director or officer is entitled to indemnification. People’s United Financial may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.03 of the certificate of incorporation of People’s United Financial provides that People’s United Financial shall indemnify any present or former director or officer of People’s United Financial to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article X, as described above, against all costs, charges and expenses actually and reasonably incurred by such person in connection therewith.

Article IX, Section 9.04 of the certificate of incorporation of People’s United Financial provides that People’s United Financial shall indemnify any present or former director or officer of People’s United Financial that is made a witness to any action, suit or proceeding to which he or she is not a party by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United Financial against all costs, charges and expenses actually and reasonably incurred by such person or on such persons behalf in connection therewith. People’s United Financial may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.11 also empowers People’s United Financial to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not People’s United Financial would have the power to indemnify those persons against such liability under the law or the provisions set forth in the certificate of incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. People’s United Financial is also authorized by its certificate of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the certificate of incorporation. People’s United Financial has directors’ and officers’ liability insurance consistent with the provisions of the certificate of incorporation.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index immediately following the signature page.

(b) The Agreement and Plan of Merger, dated as of June 26, 2007, by and between Chittenden Corporation and People’s United Financial, Inc. is included as Appendix A to the document which is part of this registration statement.

(c) The fairness opinion of J.P. Morgan Securities Inc. is included as Appendix B to the document which is a part of this registration statement.

(d) The fairness opinion of Lehman Brothers Inc. is included as Appendix C to the document which is a part of this registration statement.

(e) The Vermont law relating to dissenters’ rights of appraisal is included as Appendix D to the document which is a part of this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on October 18, 2007.

People’s United Financial, Inc.

By:	/s/ JOHN A. KLEIN
John A. Klein
Chairman, Chief Executive Officer and President (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN A. KLEIN John A. Klein	Chairman, Chief Executive Officer and President	October 18, 2007

/s/ PHILIP R. SHERRINGHAM Philip R. Sherringham	Executive Vice President and Chief Financial Officer	October 18, 2007

/s/ CHRISTINA M. BLIVEN Christina M. Bliven	First Vice President and Acting Controller	October 18, 2007

* Collin P. Baron	Director	October 18, 2007

* George P. Carter	Director	October 18, 2007

* Jerry Franklin	Director	October 18, 2007

* Eunice S. Groark	Director	October 18, 2007

* Janet M. Hansen	Director	October 18, 2007

* Richard M. Hoyt	Director	October 18, 2007

* Jeremiah J. Lowney, Jr.	Director	October 18, 2007

* James A. Thomas	Director	October 18, 2007

*By:	/S/ JOHN A. KLEIN
John A. Klein Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial, Inc. and Chittenden Corporation (attached to this document as Appendix A and incorporated herein by reference)

3.1	Amended and Restated Articles of Incorporation of People’s United Financial, Inc. (incorporated herein by reference to Exhibit 3.1 of People’s United Financial’s Registration Statement on Form S-1 filed on February 13, 2007)

3.2	Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated herein by reference to Exhibit 3.2 of People’s United Financial’s Registration Statement on Form S-1 filed on February 13, 2007)

*5.1	Opinion of Thacher Proffitt & Wood LLP, as to the legality of the shares being registered by People’s United Financial, Inc.

8.1	Opinion of Goodwin Procter LLP, counsel to Chittenden Corporation, as to certain tax matters

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to People’s United Financial, Inc., as to certain tax matters

10.1	Employment Agreement, dated as of June 25, 2007, between People’s United Financial, Inc. and Paul A. Perrault (incorporated herein by reference to Exhibit 10.1 of People’s United Financial’s Current Report on Form 8-K filed on June 28, 2007)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 8.1)

23.2	Consent of J.P. Morgan Securities Inc.

23.3	Consent of Lehman Brothers Inc.

23.4	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.2)

*23.5	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1)

23.6	Consent of PricewaterhouseCoopers LLP

23.7	Consent of KPMG LLP

*24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Fairness Opinion of J.P. Morgan Securities Inc. (attached to this document as Appendix B and incorporated herein by reference)

99.2	Fairness Opinion of Lehman Brothers Inc. (attached to this document as Appendix C and incorporated herein by reference)

99.3	Form of Proxy Card of Chittenden Corporation

*	Filed with initial filing of Registration Statement on Form S-4 on August 31, 2007